     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE B.F.GOODRICH COMPANY
             (Exact name of registrant as specified in its charter)

              NEW YORK                                3728                               34-0252680
    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
 of incorporation or organization)        Classification Code Number)               Identification No.)

                           4020 KINROSS LAKES PARKWAY
                           RICHFIELD, OHIO 44286-9368
                                 (330) 659-7600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         NICHOLAS J. CALISE, SECRETARY
                            THE B.F.GOODRICH COMPANY
                           4020 KINROSS LAKES PARKWAY
                           RICHFIELD, OHIO 44286-9368
                                 (330) 659-7600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

           Gordon S. Kaiser                  George W. Bilicic, Jr.
   Squire, Sanders & Dempsey L.L.P.         Cravath, Swaine & Moore
          127 Public Square                    825 Eighth Avenue
      Cleveland, Ohio 44114-1304            New York, New York 10019


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement and all other conditions to the transactions described herein have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

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          TITLE OF EACH                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
       CLASS OF SECURITIES               AMOUNT TO             OFFERING PRICE            AGGREGATE              REGISTRATION
        TO BE REGISTERED              BE REGISTERED(1)          PER UNIT(2)          OFFERING PRICE(2)             FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $5.00 per
  share, including the associated
  preferred share purchase rights        52,432,091                $32.09              $1,682,939,937             $467,857
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares of common stock of The B.F.Goodrich Company ("BFGoodrich") to be issued in connection with the merger described in this Joint Proxy Statement/Prospectus (the "Merger") in exchange for shares of common stock of Coltec Industries Inc ("Coltec"), determined by multiplying the exchange ratio applicable in the Merger (0.56 of a share of BFGoodrich common stock for each share of Coltec common stock) by the sum of the number of outstanding shares of Coltec common stock on March 4, 1999 (88,056,735) plus the number of shares of Coltec common stock (i) subject to options exercisable prior to the expected effective date of the Merger and (ii) issuable under certain Coltec incentive, benefit and compensation plans (5,572,000). BFGoodrich common stock is traded on the New York Stock Exchange under the trading symbol "GR."

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on (a) the average of the high and low prices of Coltec common stock on March 4, 1999 on the New York Stock Exchange, which was $17.97461 and (b) the number of shares of Coltec common stock outstanding as of March 4, 1999, plus the number of shares of Coltec common stock (i) subject to options exercisable prior to the expected effective date of the Merger and (ii) issuable under Coltec incentive, benefit and compensation plans. The proposed maximum offering price per share is based upon the proposed maximum aggregate offering price divided by the amount of shares to be registered.

(3) The registration fee of $467,857 for the securities registered hereby has been calculated pursuant to Rule 457(f) under the Securities Act, as $1,682,939,937 multiplied by .000278. In accordance with Rule 457(b), $319,798.87 previously paid by BFGoodrich upon the filing of its preliminary proxy materials on December 23, 1998 has been credited against the registration fee payable in connection with this filing. The remaining amount has been paid by BFGoodrich under the reference "The B.F.Goodrich Company."

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  Confidential, For Use of the Commission Only

[BFGoodrich Logo]                                                  [Coltec Logo]

                                MERGER PROPOSED
                          YOUR VOTE IS VERY IMPORTANT

     As you may know, the boards of directors of The B.F.Goodrich Company and Coltec Industries Inc have agreed on a merger intended to create a stronger competitor with significant experience in the aerospace, performance materials and industrial businesses. If the merger is completed, Coltec will become a wholly owned subsidiary of BFGoodrich. Coltec shareholders will receive 0.56 of a share of BFGoodrich common stock for each share of Coltec common stock they own. BFGoodrich shareholders will continue to own their existing shares of common stock after the merger. We estimate that Coltec shareholders will own approximately 33% of the outstanding BFGoodrich common stock after the merger. Based on market prices on November 20, 1998, the last full trading day before BFGoodrich and Coltec announced the merger, that exchange of stock would give Coltec shareholders $20.125 per share, which is a 12.2% premium over the price of Coltec common stock. FOR RISKS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 14.

     BFGoodrich's common stock is traded on the New York Stock Exchange under the trading symbol "GR." On November 20, 1998, the last full trading day before we announced the proposed merger, the closing price of BFGoodrich's common stock was $35 15/16 per share and the closing price of Coltec's common stock was $17 15/16 per share. On March 4, 1999, the most recent practicable date before the printing of this joint proxy statement/ prospectus, the closing price of BFGoodrich's common stock was $34 3/4 per share and the closing price of Coltec's common stock was $17 123/128 per share.

     The merger cannot be completed unless the shareholders of Coltec approve and adopt the merger agreement and the shareholders of BFGoodrich approve the issuance of shares of BFGoodrich common stock to Coltec shareholders in the merger. We have each scheduled meetings for our shareholders to vote on this matter. YOUR VOTE IS VERY IMPORTANT.

     Whether or not you plan to attend your meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you are a BFGoodrich shareholder needing assistance in voting your shares, please call BFGoodrich's proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 735-3591. If you are a Coltec shareholder needing assistance in voting your shares, please call Coltec's proxy solicitor, ChaseMellon Shareholder Services, L.L.C., toll-free at (877) 698-6867.

     The dates, times and places of the meetings are:

FOR BFGOODRICH SHAREHOLDERS:
Wednesday, April 7, 1999
10:30 a.m.
The St. Regis Hotel
Two East 55th Street
New York, New York

FOR COLTEC SHAREHOLDERS:
Wednesday, April 7, 1999
10:30 a.m.
The Park Hotel
2200 Rexford Road
Charlotte, North Carolina

     This joint proxy statement/prospectus provides detailed information about these meetings and the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

     We strongly support this combination of our companies and join with our boards of directors in enthusiastically recommending that you vote in favor of the merger.


/s/ David L. Burner                                               /s/ John W. Guffey, Jr.
David L. Burner                                                   John W. Guffey, Jr.
Chairman and Chief Executive Officer                              Chairman and Chief Executive Officer
The B.F.Goodrich Company                                          Coltec Industries Inc

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated March 8, 1999 and is being first mailed to shareholders on or about March 9, 1999.

                             ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about BFGoodrich and Coltec that is not included in or delivered with this document. This information is available without charge to shareholders upon written or oral request. Shareholders may obtain information about BFGoodrich or Coltec by request to the appropriate party at the following address or telephone number:

Nicholas J. Calise, Secretary                  Robert J. Tubbs, Secretary
The B.F.Goodrich Company                       Coltec Industries Inc
4020 Kinross Lakes Parkway                     3 Coliseum Centre
Richfield, Ohio 44286-9368                     2550 West Tyvola Road
(330) 659-7600                                 Charlotte, North Carolina 28217
                                               (704) 423-7000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY APRIL 1, 1999 TO ENSURE TIMELY DELIVERY.

     See "Where You Can Find More Information" on page 89.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  BFGOODRICH/COLTEC MERGER............     1
SUMMARY...............................     3
  The Companies.......................     3
  Our Reasons for the Merger..........     3
  Board Recommendations to
     Shareholders.....................     3
  Special Shareholders' Meetings......     3
  The Merger..........................     4
  Summary Selected Historical
     Condensed Financial
     Information......................     8
  Unaudited Selected Pro Forma
     Combined Financial Data..........    11
  Comparative Per Share Data..........    12
  Comparative Per Share Market Price
     And Dividend Information.........    13
RISK FACTORS..........................    14
THE SPECIAL SHAREHOLDERS' MEETINGS....    18
  The BFGoodrich Special Shareholders'
     Meeting..........................    18
     Purpose of the BFGoodrich Special
       Shareholders' Meeting..........    18
     Record Date; Voting Rights;
       Proxies........................    18
     Solicitation of Proxies..........    19
     Quorum...........................    19
     Required Vote....................    19
  The Coltec Special Shareholders'
     Meeting..........................    20
     Purpose of the Coltec Special
       Shareholders' Meeting..........    20
     Record Date; Voting Rights;
       Proxies........................    20
     Solicitation of Proxies..........    20
     Quorum...........................    21
     Required Vote....................    21
THE MERGER............................    22
  Background of the Merger............    22
  The Crane Litigation................    24
  The AlliedSignal Litigation.........    28
  BFGoodrich's Reasons for the Merger;
     Recommendation of the BFGoodrich
     Board............................    28
  Coltec's Reasons for the Merger;
     Recommendation of the Coltec
     Board............................    30
  Cautionary Statement Concerning
     Forward-Looking Statements.......    32
  Fairness Opinions of Financial
     Advisors.........................    33
  Board of Directors and Management of
     BFGoodrich Following the
     Merger...........................    45

                                        PAGE
                                        ----
  Interests of Executive Officers and
     Directors in the Merger --
     BFGoodrich.......................    46
  Interests of Executive Officers and
     Directors in the
     Merger -- Coltec.................    47
  Material Federal Income Tax
     Consequences.....................    50
  Accounting Treatment................    51
  Effect of the Merger on Employee
     Benefit Plans....................    51
  Regulatory Matters..................    52
  Resales of BFGoodrich Common Stock
     Received in the Merger...........    52
  Stock Exchange Listing..............    53
  Dividends...........................    53
  Dissenters' Rights..................    53
  Coltec Credit Agreement.............    53
THE MERGER AGREEMENT..................    54
  The Merger..........................    54
  Effective Date......................    54
  Conversion of Coltec Common Stock...    54
  Conversion of Coltec Stock Options;
     Convertible Securities...........    55
  Surrender and Payment...............    55
  Conditions to Completion of the
     Merger...........................    56
  Representations and Warranties......    57
  Conduct of Business Pending the
     Merger...........................    58
  No Solicitation.....................    59
  Termination; Fees and Expenses......    60
  Reciprocal Stock Option
     Agreements.......................    62
  Amendment; Waiver...................    65
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS................    66
DESCRIPTION OF BFGOODRICH STOCK.......    74
  General.............................    74
  Common Stock........................    74
  Preferred Stock.....................    74
  BFGoodrich Rights...................    74
MATERIAL DIFFERENCES IN THE RIGHTS OF
  SHAREHOLDERS........................    75
  Size of the Board of Directors......    75
  Classification of the Board of
     Directors........................    76
  Cumulative Voting...................    76
  Vacancies on the Board..............    76

                                        PAGE
                                        ----
  Removal of Directors................    76
  Special Meetings of Shareholders....    77
  Corporate Action without a
     Shareholder Meeting..............    77
  Charter Amendments..................    78
  Bylaw Amendments....................    79
  Business Combinations...............    79
  Antitakeover Protection.............    80
  Interested Director Transactions....    81
  Shareholder Rights Plan.............    82
  Indemnification of Directors,
     Officers and Employees...........    82
  Limitation of Personal Liability of
     Directors........................    84
  Constituencies Statutes.............    84
  Dividends...........................    85
  Loans to Directors..................    85
  Shareholder Records.................    86
  Issuance of Rights or Options to
     Purchase Shares to Directors,
     Officers and Employees...........    86

                                        PAGE
                                        ----
  Dissenters' Rights..................    86
OTHER MATTERS.........................    87
LEGAL MATTERS.........................    87
EXPERTS...............................    87
SHAREHOLDER PROPOSALS.................    88
WHERE YOU CAN FIND MORE INFORMATION...    89
INDEX OF DEFINED TERMS................    91
ANNEX A -- Agreement and Plan of
  Merger..............................   A-1
ANNEX B -- Parent Stock Option
  Agreement...........................   B-1
ANNEX C -- Company Stock Option
  Agreement...........................   C-1
ANNEX D -- Fairness Opinion of Morgan
  Stanley & Co. Incorporated..........   D-1
ANNEX E -- Fairness Opinion of Credit
  Suisse First Boston Corporation.....   E-1

                        QUESTIONS AND ANSWERS ABOUT THE
                            BFGOODRICH/COLTEC MERGER

Q: WHY ARE BFGOODRICH AND COLTEC PROPOSING TO MERGE?

A: Together, our two companies will become a stronger competitor in an aerospace industry that continues to become more highly focused. The merger will enhance our capabilities to provide aerospace customers with complete product systems and services, as opposed to only individual components, and allow us to offer a broader range of products and services throughout the industry. BFGoodrich's financial strength will enhance Coltec's attractiveness to customers as a long-term supplier and will allow Coltec to fund its research and development and internal growth more economically. We believe the combined company will be a more attractive supplier to aircraft manufacturers, jet engine manufacturers and airline operators.

   Coltec also brings to BFGoodrich an industrial business which is a good platform for additional profitable growth, both internally and through acquisitions. In addition, Coltec's industrial business will provide a "third leg" to balance BFGoodrich's aerospace and performance materials businesses.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed and dated proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the applicable meeting to vote on the merger. Both shareholder meetings will take place on April 7, 1999. The boards of directors of both BFGoodrich and Coltec unanimously recommend the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. Just send in a later-dated, signed proxy card before your meeting or attend your meeting in person and vote.

   If you are a BFGoodrich shareholder, you may send a new proxy card to the following address: The Bank of New York, New York, New York 10203-0029,
   Attention: Proxy Department.

   If you are a Coltec shareholder, you may send a new proxy card to the following address: ChaseMellon Shareholder Services, L.L.C., 600 Willowtree Road, Leonia, New Jersey 07605, Attention: Proxy Department.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker may vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker.

Q: SHOULD I SEND IN MY CERTIFICATES NOW?

A: No. After the merger is completed, we will send Coltec shareholders written instructions for exchanging their share certificates.

   BFGoodrich shareholders will keep their certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We hope to complete the merger as early as April 7, 1999. However, if all applicable antitrust waiting periods have not expired by that date or if other conditions to the merger are not satisfied, the merger may be completed later.

                                                           QUESTIONS AND ANSWERS

Q: WHAT IF I HAVE QUESTIONS?

A: If you are a BFGoodrich shareholder, please call D.F. King & Co., Inc.,
   BFGoodrich's proxy solicitor, toll-free at (800) 735-3591 or the Investor Relations Department at BFGoodrich at (330) 659-7788.

   If you are a Coltec shareholder, please call ChaseMellon Shareholder Services, L.L.C., Coltec's proxy solicitor, toll-free at (877) 698-6867, or the Investor Relations Department at Coltec at (704) 423-7012.

QUESTIONS AND ANSWERS

                                    SUMMARY

     Because this is a summary, it does not contain all the information that may be important to you. You should carefully read this entire joint proxy statement/prospectus and its annexes and the documents to which this document refers before you decide how to vote. For a description of the documents to which this document refers you should review "Where You Can Find More Information" on page 89.

                                 THE COMPANIES

THE B.F.GOODRICH COMPANY
4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9368
(330) 659-7600

     BFGoodrich provides aircraft systems and services and manufactures performance materials. The BFGoodrich aerospace segment consists of four groups: aerostructures, landing systems, sensors and integrated systems, and maintenance, repair and overhaul. BFGoodrich performance materials, BFGoodrich's other business segment, consists of three groups: textile and industrial coatings, polymer additives and specialty plastics, and consumer specialties.

     In fiscal 1998, BFGoodrich derived approximately 70% of its sales and 73% of its segment operating income from BFGoodrich aerospace, and approximately 30% of its sales and 27% of its segment operating income from BFGoodrich performance materials.

COLTEC INDUSTRIES INC
3 Coliseum Centre
2550 West Tyvola Road
Charlotte, North Carolina 28217
(704) 423-7000

     Coltec manufactures and sells a diversified range of highly engineered aerospace and industrial products, primarily in the United States, Canada and Europe. Coltec conducts its operations through its two principal segments: aerospace and industrial. Through its aerospace segment, Coltec is a manufacturer of landing gear systems, engine fuel controls, flight attendant and cockpit seats, turbine blades, fuel injectors, nozzles and related components for commercial and military aircraft. Through its industrial segment, Coltec is a manufacturer of industrial seals, gaskets, packing products, self-lubricating bearings and oil seals and hubodometers for trucks and trailers and is a producer of technologically advanced spray nozzles for agricultural, home heating and industrial applications. Coltec also produces high-horsepower diesel engines for naval ships and diesel, gas and dual-fuel engines for electric power plants and produces air compressors and tooling for industrial applications.

     In fiscal 1998, Coltec derived approximately 48% of its sales and 40% of its operating income from its aerospace segment, and approximately 52% of its sales and 60% of its operating income from its industrial segment.

                           OUR REASONS FOR THE MERGER

     BFGoodrich and Coltec believe that the merger will benefit the shareholders of each company by creating a new, stronger competitor with significant experience and the capability to offer a broad array of products and services in the aerospace, performance materials and industrial businesses. To review our reasons for the merger in detail, as well as how we came to agree on the merger, see pages 22 through 24 and 28 through 32.

                     BOARD RECOMMENDATIONS TO SHAREHOLDERS

  TO BFGOODRICH SHAREHOLDERS:

     THE BFGOODRICH BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF BFGOODRICH COMMON STOCK TO COLTEC SHAREHOLDERS IN THE MERGER.

  TO COLTEC SHAREHOLDERS:

     THE COLTEC BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

                         SPECIAL SHAREHOLDERS' MEETINGS

  THE BFGOODRICH SPECIAL SHAREHOLDERS' MEETING (SEE PAGE 18)

     If you are a BFGoodrich shareholder, you are entitled to vote at the meeting if you owned BFGoodrich common stock as of the close of business on February 18, 1999. As of that date, a total of 74,387,028 votes were eligible to be cast at the BFGoodrich meeting. At the meeting, the

                                                                         SUMMARY
shareholders will consider and vote upon a proposal to approve the issuance of BFGoodrich common stock to holders of Coltec common stock in the merger.

  THE COLTEC SPECIAL SHAREHOLDERS' MEETING (SEE PAGE 20)

     If you are a Coltec shareholder, you are entitled to vote at the meeting if you owned Coltec common stock as of the close of business on February 18, 1999. As of that date, a total of 63,056,735 votes were eligible to be cast at the Coltec meeting. At the meeting, the shareholders will consider and vote upon a proposal to approve and adopt the merger agreement.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THIS AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT WILL HAPPEN TO BFGOODRICH AND COLTEC AT THE TIME OF THE MERGER (SEE PAGE
54)

     At the time of the merger, BFGoodrich will issue BFGoodrich common stock to existing Coltec shareholders in exchange for their shares of Coltec common stock, and Coltec will become a wholly owned subsidiary of BFGoodrich.

OWNERSHIP OF BFGOODRICH FOLLOWING THE MERGER (SEE PAGE 54)

     As a result of the merger, BFGoodrich will issue approximately 35,311,772 shares of BFGoodrich common stock to Coltec shareholders. We estimate that Coltec shareholders will own approximately 33% of the outstanding BFGoodrich common stock after the merger.

WHAT BFGOODRICH SHAREHOLDERS AND COLTEC SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 54)

     Coltec shareholders will receive 0.56 of a share of BFGoodrich common stock in exchange for each share of Coltec common stock they own. According to that "exchange ratio," the total number of shares a Coltec shareholder will receive will be equal to 0.56 times the number of shares of Coltec common stock that shareholder owns. We will not issue fractional shares. Instead, Coltec shareholders will receive a cash payment for any fractional shares based on the market value of the BFGoodrich common stock at the time of the merger. Also, each share of BFGoodrich common stock issued in the merger will be accompanied by an associated preferred share purchase right under BFGoodrich's shareholder rights plan.

     BFGoodrich shareholders will continue to own their shares in BFGoodrich, and Coltec will become a wholly owned subsidiary of BFGoodrich.

     Example: If you currently own 101 shares of Coltec common stock, then after the merger you will be entitled to receive 56 shares of BFGoodrich common stock and a check for the market value of the 0.56 fractional share of BFGoodrich common stock. If you currently own 100 shares of BFGoodrich common stock, then you will continue to hold those 100 shares after the merger.

     Of course, the market price of BFGoodrich will fluctuate before the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for BFGoodrich common stock. These quotations are available from your stock broker, in major newspapers such as The Wall Street Journal and on the Internet.

CONVERSION OF COLTEC STOCK OPTIONS (SEE PAGE 55)

     Stock options to purchase Coltec common stock will be automatically converted into stock options to purchase BFGoodrich common stock. The number of shares of BFGoodrich common stock subject to these converted options and the exercise price of these converted options will give effect to the exchange ratio of 0.56 of a share of BFGoodrich common stock for each share of Coltec common stock.

BOARD OF DIRECTORS AND MANAGEMENT OF BFGOODRICH FOLLOWING THE MERGER (SEE PAGE
45)

     If the merger is completed, we expect that the current BFGoodrich management and Coltec operating management will, for the most part, remain in place. We plan for Coltec's aerospace segment to become part of BFGoodrich aerospace, and Coltec's industrial segment to operate as a new, separate business segment of BFGoodrich. If the merger is completed, the size of the BFGoodrich board will increase from 12 to 15 members and John W. Guffey, Jr., William R. Holland and David I. Margolis will become members of the BFGoodrich board.

SUMMARY

     After the merger, BFGoodrich's principal executive offices will be relocated to Charlotte, North Carolina.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 46)

     BFGoodrich. When BFGoodrich shareholders approve the issuance of BFGoodrich common stock in the merger, the change in control provisions of BFGoodrich's employment agreements and benefit plans will be triggered. As a result of these change in control provisions, BFGoodrich's executive officers and directors have interests in the merger that are different from or in addition to their interests as BFGoodrich shareholders. The BFGoodrich board was aware of these interests and considered them, among other matters, in approving the merger agreement and the related transactions. When we complete the merger:

     - one of BFGoodrich's executive officers will receive payments and benefits under his management continuity agreement, including a termination payment of $3,845,846 plus continuation of benefits for three years and $477,567 representing the actuarial equivalent of an additional three years of age and service under BFGoodrich's retirement program;

     - the executive officers of BFGoodrich will receive an aggregate of $533,063 and 22,473 shares of BFGoodrich common stock in partial payment of current long term and annual incentive compensation plans and an aggregate of $1,074,348 and 7,262 shares of BFGoodrich common stock in payment of fully vested, previously earned and voluntarily deferred benefits;

     - two of BFGoodrich's non-employee directors will each become vested in 773 phantom shares of BFGoodrich common stock; and

     - 1,950 unvested stock options held by one executive officer will become fully vested and exercisable as a result of the approval of the stock issuance proposal by the BFGoodrich shareholders.

     Coltec. When Coltec shareholders approve and adopt the merger agreement or, in the case of one plan, when we complete the merger, the change of control provisions of Coltec's employment agreements and benefit plans will be triggered. As a result of these change of control provisions, Coltec's executive officers and directors have interests in the merger that are different from or in addition to their interests as Coltec shareholders. The Coltec board was aware of these interests and considered them, among other matters, in approving the merger agreement and the related transactions. When we complete the merger:

     - Coltec's executive officers will receive payments and benefits under their employment agreements having an aggregate estimated value of $54,769,599;

     - Coltec's non-employee directors will receive payments and benefits under Coltec's benefit plans having an aggregate estimated value of $1,051,394; and

     - an aggregate of 1,534,667 unvested stock options and 107,429 shares of restricted stock held by Coltec's executive officers and directors will become fully vested and/or exercisable.

CONDITIONS TO THE MERGER (SEE PAGE 56)

     The completion of the merger depends upon meeting a number of conditions, including the following, any of which may be waived:

     - accuracy of the representations and warranties made in the merger agreement;

     - approval and adoption of the merger agreement by Coltec shareholders;

     - approval by BFGoodrich shareholders of the issuance of common stock by BFGoodrich in the merger;

     - expiration of waiting periods under certain applicable antitrust or competition laws;

     - absence of any injunction or other order by any court or other governmental entity which would:

          - prohibit or prevent the merger; or

          - require BFGoodrich or Coltec to take any action that would have a material adverse effect on BFGoodrich or Coltec; and

     - receipt of governmental, regulatory, stock exchange and accounting authorizations and approvals.

                                                                         SUMMARY

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 60)

     We can agree to terminate the merger agreement without completing the merger.

     In addition, either of us acting alone can terminate the merger agreement under the circumstances described on pages 60 and 61.

TERMINATION FEES (SEE PAGE 60)

     The merger agreement provides for termination fees that could discourage other companies from trying or proposing to combine with either of us before the merger is completed. The merger agreement requires Coltec or BFGoodrich to pay to the other a termination fee of $45 million and an expense reimbursement fee of $5 million if the merger agreement is terminated under the circumstances described on pages 61 and 62. The termination and expense reimbursement fee provisions are customary for transactions like the merger. We agreed to the amount of the fees and the circumstances under which they are payable after extensive negotiation. Our financial advisors tell us that the amount of these fees is within a customary range when compared to similar transactions.

RECIPROCAL STOCK OPTION AGREEMENTS (SEE PAGE 62)

     When we signed the merger agreement, we also entered into two reciprocal stock option agreements under which we each granted an option to the other party to purchase approximately 19.9% of its outstanding common stock if the party exercising the option has the right to receive a termination fee in connection with the merger agreement. These options are customary for transactions like the merger. We agreed to the terms of the options and the circumstances under which they are exercisable after extensive negotiation. Our financial advisors tell us that reciprocal stock options are within the customary range of actions companies take to ensure completion of negotiated merger agreements.

     The reciprocal stock option agreements, together with the termination and expense reimbursement fees discussed above, could discourage other companies, including Crane Co., from trying or proposing to combine with either of us in an alternative transaction before we complete the merger. Such an alternative transaction involving either of us may be more advantageous to that company's shareholders than the merger.

REGULATORY MATTERS (SEE PAGE 52)
     Under United States, Canadian and German antitrust law, we must submit information to regulatory authorities about the merger and about Coltec and BFGoodrich. Prior to completing the merger, the waiting periods required under the laws of each country must have expired.

ACCOUNTING TREATMENT (SEE PAGE 51)

     We expect the merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been one company for accounting and financial reporting purposes.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 33)

     In deciding to approve the merger, our boards of directors considered the opinions from our respective financial advisors as to the fairness from a financial point of view of the exchange ratio under the merger agreement.

     BFGoodrich received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, that as of the date of that opinion the exchange ratio contemplated by the merger agreement was fair from a financial point of view to BFGoodrich.

     Coltec received an opinion from its financial advisor, Credit Suisse First Boston Corporation, that as of the date of that opinion the exchange ratio contemplated by the merger agreement was fair from a financial point of view to the Coltec shareholders.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 50)

     We have structured the merger so that BFGoodrich, Coltec and our respective shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except for tax payable because of cash received by Coltec shareholders instead of fractional shares.

NO DISSENTERS' RIGHTS (SEE PAGE 53)

     Under Pennsylvania law, Coltec shareholders do not have dissenters' rights in connection with the merger.

SUMMARY

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 13)

     Shares of BFGoodrich and Coltec common stock are each listed on the New York Stock Exchange.

     The following table presents trading information for the BFGoodrich common stock and the Coltec common stock on November 20, 1998 and March 4, 1999. November 20, 1998 was the last full trading day prior to our announcement of the signing of the merger agreement. March 4, 1999 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus. You should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information" on page 13.

                          BFGOODRICH            COLTEC
                         COMMON STOCK        COMMON STOCK
                       DOLLARS PER SHARE  DOLLARS PER SHARE
                       -----------------  ------------------
                         HIGH      LOW      HIGH      LOW
                       --------  -------  --------  --------
November 20, 1998....  $36 3/16  $35 5/8  $18         $16 3/4
March 4, 1999........  $35       $34      $18 51/256  $17  3/4

VOTES REQUIRED (SEE PAGES 19 AND 21)

     A majority of the votes cast by shareholders at the BFGoodrich meeting must vote to approve the issuance of BFGoodrich common stock in the merger. A majority of the issued and outstanding shares of BFGoodrich common stock entitled to vote must be present either in person or by proxy for any vote to be valid.

     A majority of the votes cast by the shareholders entitled to vote at the Coltec meeting must vote to approve the merger agreement for it to be adopted. A majority of the issued and outstanding shares of Coltec common stock must be present either in person or by proxy for any vote to be valid.

LISTING OF BFGOODRICH SHARES (SEE PAGE 53)

     BFGoodrich will list the shares of BFGoodrich common stock to be issued in the merger on the New York Stock Exchange under the trading symbol "GR."

DIVIDENDS AFTER THE MERGER (SEE PAGE 53)

     The current annual rate of dividends on BFGoodrich common stock is $1.10 per share. BFGoodrich expects that, after the merger, it will continue to pay dividends at the current rate. The payment of dividends by BFGoodrich in the future, however, is subject to approval and declaration by the BFGoodrich board and will depend on a variety of factors, including business conditions and BFGoodrich's financial condition and earnings.

     Currently, Coltec does not pay dividends on its common stock.

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (SEE PAGES 75 THROUGH 87.)

     The rights of holders of BFGoodrich common stock are currently governed by New York law and BFGoodrich's certificate of incorporation and bylaws. The rights of holders of Coltec common stock are currently governed by Pennsylvania law and Coltec's articles of incorporation and bylaws. When the merger is completed, holders of Coltec common stock will become holders of BFGoodrich common stock.

     See pages 75 through 87 to learn more about the material differences between the rights of holders of BFGoodrich common stock and the rights of holders of Coltec common stock.

                                                                         SUMMARY

          SUMMARY SELECTED HISTORICAL CONDENSED FINANCIAL INFORMATION

     We are providing the following historical financial information to help you analyze certain financial aspects of the merger. We derived this information from audited financial statements of each company for each of the five years ended December 31, 1994 through 1998. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 89.

                BFGOODRICH -- SELECTED HISTORICAL FINANCIAL DATA

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------
                                  1994       1995       1996       1997       1998
                                --------   --------   --------   --------   --------
Historical Consolidated
     Statement of Income Data:
  Sales.......................  $2,601.4   $2,661.8   $2,845.8   $3,373.0   $3,950.8
  Income (loss) from
     continuing operations....      66.4       94.8      115.5      113.2      228.1
  Income (loss) from
     continuing operations per
     diluted common share.....      0.91       1.34       1.65       1.53       3.04
  Cash dividends declared per
     common share.............      1.10       1.10       1.10       1.10       1.10
  Weighted average number of
     common shares and assumed
     conversions (on a fully
     diluted basis)
     (millions)...............      63.9       68.8       70.9       74.6       75.0

                                                  AT DECEMBER 31,
                                ----------------------------------------------------
                                  1994       1995       1996       1997       1998
                                --------   --------   --------   --------   --------
Historical Consolidated
  Balance
     Sheet Data:
  Total assets................  $3,435.4   $3,387.5   $3,579.8   $3,493.9   $4,192.6
  Long-term debt and capital
     lease obligations........   1,001.1      963.0      881.4      564.3      995.2
  Mandatorily redeemable
     preferred securities of
     trust....................        --      122.2      122.6      123.1      123.6
  Redeemable preferred
     stock....................        --         --         --         --         --
  Total shareholders'
     equity...................     979.2      975.9    1,225.8    1,422.6    1,599.6
  Book value per common
     share....................     13.54      14.97      17.66      19.56      21.51

SIGNIFICANT EVENTS AFFECTING BFGOODRICH'S HISTORICAL EARNINGS TRENDS

     Income from continuing operations for the year ended December 31, 1998 includes:

          - a charge of $6.5 million ($0.09 per share) related to the closure of three facilities and an asset impairment charge on a facility in Hamburg, Germany.

     Income from continuing operations for the year ended December 31, 1997 includes:

          - merger costs of $69.3 million ($0.93 per share) in connection with the merger with Rohr, Inc.;

          - a net gain of $8.0 million ($0.10 per share) resulting from an initial public offering of common stock by BFGoodrich's subsidiary, DTM Corporation;

          - a net gain of $16.4 million ($0.22 per share) from the sale of a business;

          - a charge of $21.0 million ($0.28 per share) related to the aerostructures group's production contract with IAE International Aero Engines AG to produce nacelles for McDonnell Douglas Corporation's MD-90 aircraft; and

SUMMARY

          - a charge of $6.8 million ($0.09 per share) relating to the bankruptcy of an airline customer.

     Income from continuing operations for the year ended December 31, 1996 includes:

          - a charge of $2.6 million ($0.04 per share) relating to a voluntary early retirement program;

          - a net gain of $1.0 million ($0.01 per share) from the sale of a business;

          - a loss of $3.1 million ($0.04 per share) on the sale of a wholly owned aircraft leasing subsidiary;

          - a charge of $4.3 million ($0.06 per share) for an impairment write-down on a facility in Arkadelphia, Arkansas; and

          - a charge of $3.2 million ($0.05 per share) for the exchange of convertible notes.

     Income from continuing operations for the year ended December 31, 1995 includes:

          - a net gain of $12.5 million ($0.18 per share) from an insurance settlement;

          - a net gain of $2.2 million ($0.03 per share) from the sale of a business; and

          - a charge of $1.9 million ($0.03 per share) relating to a voluntary early retirement program.

     Income from continuing operations for the year ended December 31, 1994 includes:

          - a charge of $6.4 million ($0.10 per share) attributable to unamortized pension prior service costs related to the reduction of employment levels; and

          - a net gain of $1.6 million ($0.02 per share) on the sale of a business.

                                                                         SUMMARY

                  COLTEC -- SELECTED HISTORICAL FINANCIAL DATA

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------
                                  1994       1995       1996       1997       1998
                                --------   --------   --------   --------   --------
Historical Consolidated
     Statement of Income Data:
  Sales.......................  $1,000.2   $1,099.6   $1,159.7   $1,314.9   $1,504.1
  Income from continuing
     operations...............      48.5       34.5       54.6       94.9      122.3
  Income from continuing
     operations per diluted
     common share.............       .70        .49        .79       1.42       1.81
  Cash dividends declared per
     common share.............        --         --         --         --         --
  Weighted average number of
     common shares and assumed
     conversions (on a fully
     diluted basis)
     (millions)...............      69.8       69.8       69.4       66.9       69.4

                                                  AT DECEMBER 31,
                                ----------------------------------------------------
                                  1994       1995       1996       1997       1998
                                --------   --------   --------   --------   --------
Historical Consolidated
     Balance Sheet Data:
  Total assets................  $  847.5   $  894.5   $  849.5   $  933.0   $1,055.6
  Long-term debt..............     969.3      945.6      717.7      757.6      577.5
  Mandatory redeemable
     preferred securities of
     trust....................        --         --         --         --      145.3
  Total shareholders' equity
     (deficit)................    (525.6)    (453.8)    (417.0)    (359.2)    (300.3)
  Book value per common
     share....................     (7.52)     (6.48)     (6.20)     (5.46)     (4.76)

SIGNIFICANT EVENTS AFFECTING COLTEC'S HISTORICAL EARNINGS TRENDS

     Income from continuing operations for the year ended December 31, 1998 includes:

          - a gain of $37.1 million ($0.52 per share) on the sale of Holley Performance Products, a subsidiary of Coltec;

          - a charge of $16.6 million ($0.24 per share) to recognize program costs associated with the development of The Boeing Company programs;

          - a charge of $7.9 million ($0.11 per share) to record additional warranty and legal reserves; and

          - a charge of $3.3 million ($0.04 per share) related to training costs and year 2000 compliance costs for new computer systems.

     Income from continuing operations for the year ended December 31, 1996 includes a charge of $9.4 million ($0.13 per share) relating to the bankruptcy of a major aerospace customer.

     Income from continuing operations for the year ended December 31, 1995 includes a charge of $17.6 million ($0.25 per share) primarily to cover the costs of closing a facility in Canada and selected workforce reductions throughout Coltec.

SUMMARY

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

     We expect the merger will be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been one company for accounting and financial reporting purposes. For a more detailed description of pooling of interests accounting, see "The Merger -- Accounting Treatment" on page 51.

     We have presented below unaudited pro forma combined financial information that reflects the pooling of interests method of accounting and is intended to give you a better picture of what our businesses might have looked like had they always been one company. We prepared the pro forma combined income statement and balance sheet data by combining the historical amounts of each company. We then made certain adjustments to the combined amounts. See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" on page 72. The companies may have performed differently if they had actually been combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we were one company or the future results that we will have after the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page 66.

     The unaudited pro forma combined financial data included in this joint proxy statement/prospectus do not include any expenses which we expect to incur in connection with completing the merger and integrating the operations of BFGoodrich and Coltec. Although it will not be possible to determine the actual amount of these costs and expenses until the related operational and transitional plans are completed, we currently believe that the amount of these costs and expenses will be material.

     The pro forma combined dividends per common share does not necessarily indicate what dividends will be paid in future periods to holders of BFGoodrich common stock. BFGoodrich expects that, after completion of the merger, it will continue the current annual dividend rate of $1.10 per share.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996          1997        1998
                                                             --------      --------    --------
Pro Forma Combined Statement of Income Data:
  Sales....................................................  $4,005.5      $4,687.9    $5,454.9
  Income from continuing operations........................     170.1         208.1       350.4
  Income from continuing operations per diluted common
     share.................................................      1.57          1.86        3.08
  Cash dividends declared per common share.................      1.10          1.10        1.10
  Weighted average number of common shares and assumed
     conversions (on a fully diluted basis) (millions).....     109.8         112.1       113.9

                                                              AT DECEMBER 31,
                                                                   1998
                                                              ---------------
Pro Forma Combined Balance Sheet Data:
  Total assets..............................................     $5,293.5
  Long-term debt and capital lease obligations..............      1,572.7
  Mandatorily redeemable preferred securities of trusts.....        268.9
  Total shareholders' equity................................      1,299.3
  Book value per common share...............................        11.84

                                                                         SUMMARY

                           COMPARATIVE PER SHARE DATA

     The following table presents historical and pro forma per share data of BFGoodrich and Coltec. The information listed as "equivalent pro forma" was obtained by multiplying the related pro forma combined amounts for BFGoodrich by the exchange ratio of 0.56. You should read this information together with our historical and pro forma financial statements incorporated by reference or included in this document. The comparative per share data does not include any expenses which we expect to incur in connection with completing the merger and integrating the operations of BFGoodrich and Coltec. We also expect that the merger will provide BFGoodrich with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. While the pro forma information is helpful in showing the financial characteristics of BFGoodrich after the merger under one set of assumptions, it does not attempt to predict or suggest future results.

     The information in the following table is based on the historical financial information that we have presented in the reports and other information that we have filed with the Securities and Exchange Commission. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 89.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
BFGOODRICH
Historical Per Common Share:
  Income from continuing operations per diluted common
     share..................................................  $ 1.65    $ 1.53    $ 3.04
  Cash dividends declared...................................    1.10      1.10      1.10
  Book value................................................   17.66     19.56     21.51
Pro Forma Combined -- Per BFGoodrich Common Share:
  Income from continuing operations per diluted common
     share..................................................    1.57      1.86      3.08
  Cash dividends declared...................................    1.10      1.10      1.10
  Book value................................................                       11.84

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
COLTEC
Historical Per Common Share:
  Income from continuing operations per diluted common
     share..................................................  $  .79    $ 1.42    $ 1.81
  Cash dividends declared...................................      --        --        --
  Book value................................................   (6.20)    (5.46)    (4.76)
Pro Forma Combined -- Per Coltec Equivalent Common Share:
  Income from continuing operations per diluted common
     share..................................................    0.88      1.04      1.72
  Cash dividends declared...................................    0.62      0.62      0.62
  Book value................................................                        6.63

SUMMARY

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The shares of common stock of BFGoodrich and Coltec are each listed on the New York Stock Exchange, and the shares of Coltec common stock are also listed on the Pacific Exchange. BFGoodrich common stock is listed on the New York Stock Exchange under the trading symbol "GR." Coltec common stock is listed on the New York Stock Exchange under the trading symbol "COT." The number of holders of record of BFGoodrich common stock was 11,225 as of February 18, 1999. The number of holders of record of Coltec common stock was 568 as of February 18, 1999.

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of BFGoodrich common stock and Coltec common stock as reported on the New York Stock Exchange, based on published financial sources, and the dividends declared on such stock.

                                                   BFGOODRICH COMMON STOCK            COLTEC COMMON STOCK
                                                -----------------------------     ----------------------------
                                                MARKET PRICE          CASH        MARKET PRICE         CASH
                                                ------------        DIVIDENDS     -------------      DIVIDENDS
                                                HIGH     LOW        DECLARED      HIGH      LOW      DECLARED
                                                ----     ---        ---------     ----      ---      ---------
1997
  First Quarter............................     $43 1/8  $36 1/2      $.275       $20 15/16 $17 3/4      --
  Second Quarter...........................      48 1/4   35 1/8       .275        23        18 3/8      --
  Third Quarter............................      47 1/4   41 5/8       .275        24        20          --
  Fourth Quarter...........................      46       40 3/4       .275        24 13/16  19 1/2      --
1998
  First Quarter............................     $54 1/2  $38 3/8      $.275       $26 9/16  $21 5/8      --
  Second Quarter...........................      56       44 11/16     .275        25 7/16   18 9/16     --
  Third Quarter............................      50 1/4   26 1/2       .275        21 5/8    14 1/8      --
  Fourth Quarter...........................      40 1/2   28 13/16     .275        20 1/2    13          --
1999
  First Quarter (through March 4, 1999)....     $37 3/8  $31 3/8         --       $20 1/16  $16 11/16     --

---------------

     On November 20, 1998, the last full trading day on the New York Stock Exchange before we announced the proposed merger, the closing price of BFGoodrich common stock on the New York Stock Exchange was $35 15/16 per share, with a high sale price on that day of $36 3/16 per share and a low sale price on that day of $35 5/8 per share. On November 20, 1998, the closing price of Coltec common stock on the New York Stock Exchange was $17 15/16 per share, with a high sale price on that day of $18 per share and a low sale price on that day of $16 3/4 per share. On March 4, 1999 the most recent practicable date before the printing of this joint proxy statement/prospectus, the closing price on the New York Stock Exchange was $34 3/4 per share of BFGoodrich common stock and $17 123/128 per share of Coltec common stock. Shareholders are urged to obtain current market quotations before making any decision with respect to the merger.

     If BFGoodrich defers any interest payments on its 8.3% Junior Subordinated Debentures, Series A, Due 2005, BFGoodrich may not, among other things, pay any dividends on its capital stock until it pays all interest in arrears. In addition, BFGoodrich's debt agreements contain various restrictive covenants that, among other things, limit the payment of cash dividends. As of December 31, 1998, BFGoodrich had sufficient retained income and other capital to declare up to $863.3 million in dividends without violating these restrictive covenants.

                                                                         SUMMARY

                                  RISK FACTORS

     In addition to the other information in this joint proxy statement/prospectus or incorporated in this joint proxy statement/prospectus by reference, you should consider carefully the following factors before making a decision on the merger or the issuance of BFGoodrich common stock.

SINCE THE MARKET PRICE OF BFGOODRICH COMMON STOCK WILL VARY, COLTEC SHAREHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE BFGOODRICH COMMON STOCK THEY WILL RECEIVE IN THE MERGER.

     At the time the merger is completed, each share of Coltec common stock will be converted into the right to receive 0.56 shares of BFGoodrich common stock. This exchange ratio will not be adjusted in the event of any increase or decrease in the price of the BFGoodrich common stock or the Coltec common stock. As a result, the value of the BFGoodrich common stock received by Coltec shareholders in the merger will vary with fluctuations in the value of the BFGoodrich common stock.

THE TERMINATION FEES AND STOCK OPTION AGREEMENTS MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO COMBINE WITH EITHER OF US.

     The merger agreement provides for termination and expense reimbursement fees and reciprocal stock option agreements that could discourage other companies, including Crane Co., from trying or proposing to combine with either of us in an alternative transaction before we complete the merger. Such an alternative transaction involving either of us may be more advantageous to that company's shareholders than the merger.

     If the termination and expense reimbursement fees were to be paid or options exercised, the company responsible for paying the fee and satisfying the option could, as a result, experience a material negative impact on its earnings and financial condition. This may discourage other companies from trying to or proposing to combine with either of us. If one of the options were to become exercisable, the option also may, for a period of time, prevent a third party from completing a pooling of interests transaction with the company that granted the option. This also could discourage other companies from trying to combine with either of us.

WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED INTEGRATION AND COST SAVINGS WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     BFGoodrich and Coltec expect to achieve cost savings following the merger. By the year 2001, we believe the cost savings could be $60 million per year. Difficulties may arise, however, in the integration of the business and operation of the combined entity. As a result, we may not be able to achieve the cost savings and synergies that we expect will result from the merger. Achieving cost savings is dependent on consolidating the BFGoodrich corporate and BFGoodrich aerospace staff with Coltec's corporate staff in Charlotte, North Carolina and other synergies in combining the two organizations. Additional operational savings are dependent upon the integration of the aerospace businesses of BFGoodrich and Coltec and the elimination of duplicate facilities and excess capacity. Actual savings in 1999 may be materially less than expected if the merger is delayed beyond April 30, 1999, reorganization of both companies' staff is delayed beyond what is anticipated or the reductions in personnel are less than currently envisioned. We expect material cost savings from the reduction in personnel.

WE MAY HAVE LIABILITIES RELATED TO ASBESTOS LITIGATION WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     The historical business operations of Coltec have resulted in a substantial volume of asbestos litigation. Plaintiffs in these matters have alleged personal injury or death as a result of exposure to asbestos contained in some products that were manufactured or distributed by two of Coltec's subsidiaries. Coltec believes that agreed-upon funding agreements with its insurance carriers will provide resources sufficient to meet the vast majority of the currently anticipated costs and expenses associated with known and pending litigation. It is difficult to predict, however, the number of asbestos lawsuits that Coltec's subsidiaries will be subject to in the future. These future claims and insurance and other related costs may result in future liabilities that are
                                       14

RISK FACTORS
significant and may be material. For additional information regarding Coltec's involvement in asbestos litigation, you should read Coltec's December 31, 1998 financial statements which are incorporated by reference into this joint proxy statement/prospectus.

WE MAY HAVE LIABILITIES RELATED TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     BFGoodrich and Coltec are generators of both hazardous and non-hazardous wastes. The treatment, storage, transportation and disposal of these hazardous and non-hazardous wastes are subject to various environmental laws and regulations. BFGoodrich and Coltec have been notified that they have been designated as potentially responsible parties by the U.S. Environmental Protection Agency for the costs of investigating and, in some cases, remediating contamination by hazardous materials at several sites, most of which related to businesses previously discontinued. Liability for these costs may be imposed on present and former owners or operators of the properties or on parties who generated the wastes that contributed to the contamination. For additional information regarding potential environmental liability for both BFGoodrich and Coltec, you should read BFGoodrich's December 31, 1998 financial statements and Coltec's December 31, 1998 financial statements which are incorporated by reference into this joint proxy statement/prospectus.

BFGOODRICH'S MARKET SEGMENTS HAD WEAK STOCK MARKET PERFORMANCE IN 1998.

     Currently, BFGoodrich operates in two business segments -- aerospace and performance materials. During 1998, total return to shareholders in these segments has been less than broad based stock market indices. For example, the Standard & Poor's 500 index had a total return to shareholders in 1998 of 28.58% while the Standard & Poor's aerospace/defense index had a return of negative 23.34% and the Standard & Poor's specialty chemical index had a return of negative 14.84%. BFGoodrich had a return of negative 11.06% during 1998. Total return to shareholders consists of change in stock price and assumes dividends are reinvested in additional shares of stock of the company paying the dividend.

THE MARKET PRICE OF BFGOODRICH'S COMMON STOCK IS VOLATILE AND THE VALUE OF THE BFGOODRICH COMMON STOCK YOU OWN COULD DECREASE.

     The market price of BFGoodrich's common stock has fluctuated widely over the past twelve months and may continue to do so. Many factors could cause the market price of BFGoodrich's common stock to rise and fall. Some of these factors are:

     - variations in BFGoodrich's quarterly operating results;

     - announcements of technological innovations;

     - introduction of new products or new pricing policies by BFGoodrich or BFGoodrich's competitors;

     - trends in the aerospace industry;

     - acquisitions or strategic alliances by BFGoodrich or others in the aerospace industry;

     - the hiring or departure of key personnel;

     - changes in accounting principles;

     - changes in estimates of BFGoodrich's performance or recommendations by financial analysts; and

     - market conditions in the industry and the economy as a whole.

     In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of many aerospace companies. These broad market fluctuations could adversely affect the market price of BFGoodrich's common stock. If the market price of BFGoodrich's common stock decreases, the value of the BFGoodrich common stock you own would decrease.

                                                                    RISK FACTORS

THE CYCLICAL NATURE OF OUR BUSINESS COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     The business sectors to which we sell our products are, to varying degrees, cyclical and have historically experienced periodic downturns. These downturns have often had a negative effect on demand for our products resulting in lower net sales, gross margin and net income. Any future material weakness in demand in any of these business sectors could have a material adverse effect on our earnings and financial condition. In addition, some of our competitors have greater financial resources than we do and may be better able to withstand the effects of such periodic downturns.

THE DOWNTURN IN ASIA COULD CONTINUE TO ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     The current economic downturn in some Asian countries has adversely affected and could continue to adversely affect the worldwide aerospace industry. According to industry analysts, as a result of the recession in Japan, as well as currency fluctuations and other problems in other Asian countries, Asian airlines have slowed purchases of new aircraft. The reduction in demand for new aircraft has led and could continue to lead aircraft manufacturers to build fewer aircraft than they might otherwise have built. As a result, we have experienced and could continue to experience delays or cancellations of orders for our products for aircraft. Such delays or cancellations could seriously harm our earnings and financial condition.

OUR DEPENDENCE UPON CURRENT CONDITIONS IN THE AIRLINE INDUSTRY COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     The airline industry is undergoing a process of consolidation and significantly increased competition. This consolidation could result in a reduction of future aircraft orders as overlapping routes are eliminated and airlines seek greater economies through higher aircraft utilization. Increased airline competition may also result in airlines seeking to reduce costs by promoting greater price competition from aerospace suppliers, which could adversely affect our earnings and financial condition.

THE FINANCIAL RESULTS OF THE PERFORMANCE MATERIALS SEGMENT COULD BE ADVERSELY AFFECTED IF GROWTH IN DEMAND FOR PERFORMANCE MATERIALS DOES NOT OCCUR OR COST REDUCTIONS ARE NOT ACHIEVED AS THE COMBINED COMPANY EXPECTS.

     The financial results of the combined company could be adversely affected if the expected growth in volume demand for performance materials does not occur as the combined company expects. Recent turmoil in the financial markets in the Far East and Latin America could adversely impact sales increases in those regions. The financial results of the combined company could also be adversely affected if the combined company does not achieve cost reduction benefits as it integrates recent acquisitions and continues the realignment activities of BFGoodrich and Coltec.

WE NEED TO RECEIVE GOVERNMENTAL APPROVALS BEFORE WE COMPLETE THE MERGER. WE MAY NEED TO COMPLETE DIVESTITURES AND AGREE TO OPERATING RESTRICTIONS TO OBTAIN THESE APPROVALS.

     Hart-Scott-Rodino Antitrust Act of 1976 and Federal Trade Commission rules provide that we may not complete the merger unless we submit certain filings to the Antitrust Division of the Justice Department and the Federal Trade Commission. In addition, waiting periods must expire. By December 22, 1998, each of us filed the required forms with the Federal Trade Commission and the Antitrust Division of the Justice Department. On January 22, 1999, the Federal Trade Commission issued a request for additional information in connection with the merger and, by doing so, extended the expiration date of the waiting period. In addition, we require authorization and approval from other governmental agencies, both domestic and foreign, with respect to the merger. Those authorizations and approvals relate primarily to antitrust and securities laws issues.

     A court could delay or prevent the merger before or after you approve the merger. To obtain the authorization and approvals we need or to keep governmental authorities from seeking to prevent the merger, those governmental authorities may require us to divest one or more of our product lines or to agree to various operating restrictions before or after you approve the merger. We cannot guarantee that we could

RISK FACTORS
complete any required divestiture for a fair market price or that we could reinvest the proceeds from the divestiture and achieve the same rate of return on our investment. Any operating restrictions imposed could adversely affect the value of the combined company. If we are required to divest assets, we may not be able to achieve the anticipated operating synergies. We do not expect to need or seek any additional shareholder approval for any decision by Coltec or BFGoodrich after the applicable special shareholder meetings to agree to any terms and conditions necessary to resolve objections to the merger. However, if BFGoodrich and Coltec decide to agree to any such conditions after the special shareholder meetings, either BFGoodrich or Coltec or both will seek your approval if applicable law requires shareholder approval for that decision.

COMPUTER SYSTEM FAILURES OR MISCALCULATIONS RESULTING FROM AN INABILITY TO INTERPRET DATES BEYOND 1999 COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATIONS.

     Any computer equipment that uses two digits instead of four to specify the year will be unable to interpret dates beyond the year 1999. This "year 2000" issue could result in system failures or miscalculations causing disruptions of operations. The three major areas that could be affected critically are financial and operating systems, manufacturing systems and equipment, and third-party relationships with suppliers and customers. Each of us has developed plans to address this exposure.

     The three critical areas affected and our accomplishments to date are shown below:

                        AREA                                           ACCOMPLISHED TO DATE
                        ----                                           --------------------
Financial and operating systems                        - Systems assessed
                                                       - Detailed plans have been or continue to be
                                                         developed
                                                       - Conversion commenced
Manufacturing systems and equipment                    - Systems assessed
                                                       - Detailed plans have been or continue to be
                                                         developed
                                                       - Conversion commenced
Third-party relationship with suppliers and customers  - Communicating with critical suppliers and customers to ascertain whether they are addressing potential
                                                         year 2000 issues

     Although we cannot give you any assurance, we believe that our internal systems will be year 2000 compliant. The failure of major suppliers and customers to achieve year 2000 compliance could materially and adversely affect BFGoodrich's and Coltec's results of operations.

THE LAWSUIT FILED BY ALLIEDSIGNAL COULD RESULT IN A DELAY OR PREVENT THE MERGER ALTOGETHER.

     AlliedSignal has filed a lawsuit against BFGoodrich and Coltec alleging two causes of action. The first is a contract claim for which AlliedSignal is seeking to delay the merger between BFGoodrich and Coltec pending the outcome of an arbitration proceeding. The second cause of action is an antitrust claim for which AlliedSignal is asking the court to prevent BFGoodrich and Coltec from merging. While BFGoodrich and Coltec intend to vigorously defend the lawsuit, it could delay or prevent the merger.

                                                                    RISK FACTORS

                       THE SPECIAL SHAREHOLDERS' MEETINGS

                  THE BFGOODRICH SPECIAL SHAREHOLDERS' MEETING

PURPOSE OF THE BFGOODRICH SPECIAL SHAREHOLDERS' MEETING

     At the special meeting of the BFGoodrich shareholders to be held at The St. Regis Hotel, Two East 55th Street, New York, New York on April 7, 1999 at 10:30 a.m., local time, and at any adjournment or postponement of that meeting, holders of common stock of BFGoodrich will consider and vote upon a proposal to approve the issuance of BFGoodrich common stock in exchange for shares of Coltec common stock in connection with the merger of Runway Acquisition Corporation, a wholly owned subsidiary of BFGoodrich, into Coltec, pursuant to the Agreement and Plan of Merger, dated as of November 22, 1998, among BFGoodrich, Runway Acquisition Corporation and Coltec. An aggregate of approximately 35,311,772 shares of BFGoodrich common stock will be issued in the merger.

     Along with each copy of this joint proxy statement/prospectus mailed to holders of BFGoodrich common stock, we are sending a form of proxy for use at the BFGoodrich meeting. BFGoodrich is also sending this joint proxy statement/prospectus to holders of Coltec common stock as a prospectus in connection with the issuance of shares of BFGoodrich common stock in exchange for Coltec common stock in the merger.

     THE BFGOODRICH BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT, INCLUDING THE ISSUANCE OF BFGOODRICH COMMON STOCK IN EXCHANGE FOR COLTEC COMMON STOCK IN THE MERGER, AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF BFGOODRICH COMMON STOCK IN EXCHANGE FOR COLTEC COMMON STOCK IN THE MERGER.

RECORD DATE; VOTING RIGHTS; PROXIES

     BFGoodrich has fixed the close of business on February 18, 1999 as the record date for determining holders entitled to notice of and to vote at the BFGoodrich meeting. Only holders of BFGoodrich common stock who are holders at the close of business on the BFGoodrich record date will be entitled to notice of and to vote at the BFGoodrich meeting.

     As of February 18, 1999, there were 74,387,028 shares of BFGoodrich common stock issued and outstanding, each of which entitles the holder thereof to one vote. Shares of BFGoodrich common stock held in the treasury of BFGoodrich or any of its subsidiaries do not have voting rights.

     All shares of BFGoodrich common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If your shares are represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the BFGoodrich meeting. IF YOUR PROXY CARD DOES NOT SHOW HOW YOU WANT TO VOTE, YOUR SHARES OF BFGOODRICH COMMON STOCK WILL BE VOTED FOR APPROVAL OF THE ISSUANCE OF BFGOODRICH COMMON STOCK IN THE MERGER.

     According to New York law, no business may be brought before the BFGoodrich meeting other than the matters set forth in BFGoodrich's notice of meeting to shareholders which is provided on the cover page of this joint proxy statement/prospectus. If you give the proxy we are soliciting, you may revoke it at any time before it is exercised by giving written notice to The Bank of New York, New York, New York 10203-0029, Attention: Proxy Department, by signing and returning a later-dated proxy or by voting in person at the BFGoodrich meeting. You should note that just attending the BFGoodrich meeting without voting in person will not revoke an otherwise valid proxy.

     Inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the BFGoodrich meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares

THE SPECIAL SHAREHOLDERS' MEETINGS
to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

     BFGoodrich will bear its own cost of solicitation of proxies, except that BFGoodrich and Coltec have agreed to share equally all printing, mailing and delivery expenses in connection with this joint proxy statement/prospectus. In addition to solicitation by mail, directors, officers and employees of BFGoodrich may solicit proxies personally or by telephone, facsimile transmission or otherwise. Such directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. BFGoodrich will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of stock held in their names. In addition, BFGoodrich has engaged D.F. King & Co., Inc. to act as its proxy solicitor and has agreed to pay it $8,500 plus expenses for such services.

QUORUM

     To have a quorum at the BFGoodrich meeting, we must have the holders of a majority of the issued and outstanding shares of BFGoodrich common stock entitled to vote present either in person or by properly executed proxy. Shares of BFGoodrich common stock that are marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum.

REQUIRED VOTE

     Under applicable rules of the New York Stock Exchange, a majority of the votes cast by the shareholders entitled to vote at the BFGoodrich meeting must vote for approval of the issuance of BFGoodrich common stock in the merger for it to be approved. For any such vote to be valid, a quorum must be present at the BFGoodrich meeting. If fewer shares of BFGoodrich common stock are present in person or by proxy than necessary to constitute a quorum, we expect to adjourn or postpone the BFGoodrich meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the BFGoodrich meeting, all proxies obtained before such adjournment or postponement will be voted in the manner such proxies would have been voted at the original convening of the BFGoodrich meeting (except for any proxies which have been effectively revoked or withdrawn), even if they were voted on the same or any other matter at a previous convening of the BFGoodrich meeting.

     As of February 18, 1999, directors and executive officers of BFGoodrich and their respective affiliates beneficially owned an aggregate of 240,143 shares of BFGoodrich common stock. This number amounts to less than 1% of the shares of BFGoodrich common stock outstanding on that date. The directors and executive officers of BFGoodrich have indicated their intention to vote their shares of BFGoodrich common stock in favor of the issuance of BFGoodrich common stock in the merger. See "The Merger -- Interests of Executive Officers and Directors in the Merger -- BFGoodrich."

     Under New York Stock Exchange rules, brokers who hold shares in nominee or "street name" for the beneficial owners of such shares are prohibited from giving a proxy to vote the shares for the stock issuance proposal without specific instructions from the beneficial owner. Shares represented by proxies returned by a broker holding such shares in "street name" will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed.

     Because approval of the stock issuance proposal requires the affirmative vote of a majority of the votes cast on such matter, abstentions or failure to instruct your broker if your shares are held in "street name" will have no effect in determining whether the issuance of BFGoodrich stock in the merger will be approved, although they will count toward determining whether a quorum is present.

     THE ISSUANCE OF BFGOODRICH COMMON STOCK IN THE MERGER IS OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF BFGOODRICH. THEREFORE, IF YOU ARE A BFGOODRICH SHAREHOLDER, WE URGE YOU TO READ AND

                                              THE SPECIAL SHAREHOLDERS' MEETINGS

CONSIDER CAREFULLY THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE ALSO URGE YOU TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

                    THE COLTEC SPECIAL SHAREHOLDERS' MEETING

PURPOSE OF THE COLTEC SPECIAL SHAREHOLDERS' MEETING

     At the special meeting of the shareholders of Coltec to be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina on April 7, 1999 at 10:30 a.m., local time, and at any adjournments or postponements of that meeting, holders of Coltec common stock will consider and vote upon a proposal to approve and adopt the merger agreement and such other matters as may properly come before the Coltec meeting.

     Along with each copy of this joint proxy statement/prospectus mailed to holders of Coltec common stock, we are sending a form of proxy for use at the Coltec meeting. BFGoodrich is also sending this joint proxy statement/prospectus to holders of Coltec common stock as a prospectus in connection with the issuance of shares of BFGoodrich common stock in exchange for Coltec common stock in the merger.

     THE COLTEC BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

     The Coltec board has fixed the close of business on February 18, 1999 as the record date for determining holders entitled to notice of and to vote at the Coltec meeting. Only holders of Coltec common stock who are holders at the close of business on the Coltec record date will be entitled to notice of and to vote at the Coltec meeting.

     As of February 18, 1999, there were 63,056,735 shares of Coltec common stock issued and outstanding and entitled to vote at the Coltec meeting, each of which entitles the holder thereof to one vote. Shares of Coltec common stock held in the treasury of Coltec or any of its subsidiaries do not have voting rights.

     All shares of Coltec common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If your shares are represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the Coltec meeting. IF YOUR PROXY CARD DOES NOT SHOW HOW YOU WANT TO VOTE, YOUR SHARES OF COLTEC COMMON STOCK WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     If you give the proxy we are soliciting, you may revoke it at any time before it is exercised by giving written notice to ChaseMellon Shareholder Services, L.L.C., 600 Willowtree Road, Leonia, New Jersey 07605, Attention:
Proxy Department, by signing and returning a later-dated proxy or by voting in person at the Coltec meeting. You should note that just attending the Coltec meeting without voting in person will not revoke an otherwise valid proxy.

     Judges of election appointed for the meeting will tabulate votes cast by proxy or in person at the Coltec meeting and will determine whether or not a quorum is present. The judges of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

     Coltec will bear its own cost of solicitation of proxies, except that Coltec and BFGoodrich have agreed to share equally all printing, mailing and delivery expenses in connection with this joint proxy statement/
                                       20

THE SPECIAL SHAREHOLDERS' MEETINGS
prospectus. In addition to solicitation by mail, directors, officers and employees of Coltec may solicit proxies personally or by telephone, facsimile transmission or otherwise. Such directors, officers and employees will not be additionally compensated for such solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. Coltec will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of stock held in their names. In addition, Coltec has engaged ChaseMellon Shareholder Services, L.L.C. to act as its proxy solicitor and has agreed to pay it $9,500 plus expenses for such services.

     COLTEC SHAREHOLDERS SHOULD NOT SEND COLTEC COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS.

QUORUM

     To have a quorum at the Coltec meeting, we must have the holders of a majority of the issued and outstanding shares of Coltec common stock entitled to vote present either in person or by properly executed proxy. Shares of Coltec common stock that are marked "abstain" will be counted as shares present for the purposes of determining the presence of a quorum.

REQUIRED VOTE

     Under Pennsylvania law and Coltec's articles of incorporation, a majority of the votes cast by the shareholders entitled to vote at the Coltec meeting must vote for approval and adoption of the merger agreement for it to be approved and adopted. For any such vote to be valid, a quorum must be present at the Coltec meeting. If fewer shares of Coltec common stock are present in person or by proxy than necessary to constitute a quorum, we expect to adjourn or postpone the Coltec meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Coltec meeting, all proxies obtained before such adjournment or postponement will be voted in the manner such proxies would have been voted at the original convening of the Coltec meeting except for any proxies which have been effectively revoked or withdrawn, even if they were effectively voted on the same or any other matter at a previous meeting.

     As of February 18, 1999, directors and executive officers of Coltec and their respective affiliates beneficially owned an aggregate of 551,044 shares of Coltec common stock entitled to vote at the Coltec meeting. This number amounts to less than 1% of the shares of Coltec common stock outstanding and entitled to vote at the Coltec meeting on that date. The directors and executive officers of Coltec have indicated their intention to vote their shares of Coltec common stock in favor of approval and adoption of the merger agreement. See "The
Merger -- Interests of Executive Officers and Directors in the Merger --
Coltec."

     A properly executed proxy marked "abstain" will not be voted on the approval and adoption of the merger agreement but will count toward determining whether a quorum is present. Under New York Stock Exchange rules, brokers who hold Coltec common stock in "street name" for the beneficial owners of such shares cannot vote these shares on the approval and adoption of the merger agreement without specific instructions from their customers.

     Because approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast on such matter, abstentions or, if your shares are held in "street name," your failure to instruct your broker, will have no effect in determining whether the merger agreement will be approved and adopted.

     THE MATTERS TO BE CONSIDERED AT THE COLTEC MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF COLTEC. THEREFORE, IF YOU ARE A COLTEC SHAREHOLDER, WE URGE YOU TO READ AND CONSIDER CAREFULLY THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE ALSO URGE YOU TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                              THE SPECIAL SHAREHOLDERS' MEETINGS

                                   THE MERGER

BACKGROUND OF THE MERGER

     In the early 1990's, BFGoodrich's representatives had preliminary conceptual discussions with representatives of Coltec about a possible acquisition by BFGoodrich of Coltec's Menasco landing gear business and Coltec's aerospace segment. These discussions did not lead to any agreement and were terminated. In 1998, representatives of BFGoodrich and Coltec commenced discussions about a possible joint venture involving BFGoodrich's and Coltec's landing gear overhaul businesses. Discussions concerning this possible joint venture continued from time to time thereafter between representatives of the two companies. On October 12, 1998, John W. Guffey, Jr., chairman and chief executive officer of Coltec, called David L. Burner, chairman and chief executive officer of BFGoodrich, to express his doubts about the feasibility of such a joint venture. Instead, Mr. Guffey proposed that Coltec purchase BFGoodrich's landing gear overhaul and repair business in exchange for the military landing gear business of Coltec's Menasco division. Mr. Burner agreed to meet Mr. Guffey for further discussions.

     At their meeting on October 14, 1998, in Youngstown, Ohio, Mr. Guffey again proposed the idea of exchanging Coltec's military landing gear business for BFGoodrich's landing gear overhaul and repair business. Mr. Burner stated that BFGoodrich had been interested in Coltec for a long time and suggested that BFGoodrich might be interested in acquiring all of Coltec. Mr. Burner and Mr. Guffey agreed to bring a small management team from each company together to meet in New York the following week.

     On October 19, 1998, the BFGoodrich board discussed the possible acquisition of Coltec. The business was discussed and possible synergies were considered, but there was no discussion of the valuation of Coltec.

     On October 21, 1998, a small group of BFGoodrich and Coltec officers met to begin preliminary discussions. These discussions were general in nature and based solely on publicly-available information. No offer was made by BFGoodrich and no nonpublic information was exchanged. The parties discussed potential areas of synergy between the two companies. The following day, representatives of each company met again and entered into a customary agreement to facilitate the exchange of information. During this meeting, BFGoodrich and Coltec requested that Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation ("CSFB"), the companies' respective financial advisors, begin to evaluate the financial aspects of a potential transaction.

     On October 26, 1998, a small group of officers from BFGoodrich and Coltec met at Morgan Stanley's New York office. At this meeting, Morgan Stanley reviewed potential financial synergies and the parties discussed opportunities for growth by the combined company, as well as a process for moving forward to perform further analyses of a potential transaction.

     On October 28, 1998, key aerospace, operating and finance personnel for each company met at the Coltec headquarters in Charlotte, North Carolina. These individuals discussed potential synergies in the companies' aerospace businesses and headquarters' personnel. At the same time, the companies' legal and environmental experts met to discuss environmental and litigation issues relating to Coltec's businesses.

     During the period between October 29, 1998 and November 4, 1998, there continued to be discussions and analyses of possible synergies, due diligence and discussions of other matters.

     During the course of the November 1998 negotiations, our representatives reviewed financial data. That data showed the impact of several assumed future factors on earnings per share of the combined company. Those factors included amounts of merger savings for the combined company and the growth rate of each of BFGoodrich and Coltec. Coltec indicated that for internal planning purposes Coltec assumed an increase in base earnings per share, before growth initiatives and acquisitions, of 9% per year through the year 2001. Based on Coltec's preliminary budget showing estimated base earnings per share for 1999 of $1.85, the 9% growth assumption would have produced estimated base earnings of $2.02 in 2000 and $2.20 in 2001. The assumed increase in base earnings per share data is not a prediction of actual future results. Coltec provided this information to BFGoodrich as a basis for estimating synergies of a combined entity. YOU SHOULD NOT CONCLUDE THAT THE ASSUMED INCREASE IN BASE EARNINGS PER SHARE WILL OCCUR. ACCORDINGLY, YOU SHOULD NOT USE OR RELY ON THIS INFORMATION AS AN INDICATION OF ACTUAL FUTURE RESULTS. Coltec did not prepare full

THE MERGER
financial projections for BFGoodrich for purposes of the merger. After agreement was reached on the exchange ratio, as a part of due diligence, BFGoodrich reviewed Coltec's 1998 3-year business plan which had been prepared by Coltec earlier in 1998. That business plan was out of date by the time it was reviewed by BFGoodrich and contained information which was inaccurate in some respects. Accordingly, BFGoodrich did not rely upon it as a prediction of future results.

     A small group of executives from each company met on November 5, 1998 in Charlotte, North Carolina. During the meeting, Mr. Burner suggested a transaction based upon a fixed exchange ratio of shares of BFGoodrich common stock for shares of Coltec common stock. Mr. Burner proposed that the transaction would be structured as a stock-for-stock, tax-free merger to be accounted for as a pooling of interests. Possible headquarters locations for the combined company were also discussed. In order to negotiate the fixed exchange ratio, our representatives reviewed financial data. That data showed the impact of several assumed future factors on earnings per share of the combined company. Those factors included amounts of merger savings for the combined company and the growth rate of each of BFGoodrich and Coltec. The parties met again the following day and discussed the financial data described above. They also developed a preliminary timetable for regulatory review, due diligence, document negotiation, visits to key customers, board meetings and shareholder meetings. The financial information discussed at those meetings is consistent with the information included in the pro forma financial statements on pages 66 through
73. During the course of these two days, Messrs. Burner and Guffey held discussions regarding a proposed exchange ratio, ultimately agreeing to recommend to their respective boards a proposed exchange ratio of 0.56 shares of BFGoodrich common stock for each share of Coltec common stock.

     On November 9, 1998, a special meeting of the Coltec board was held to discuss the status of the proposed transaction and the status of the negotiations. At the meeting, Coltec's management and CSFB reviewed the proposed transaction and the status of the negotiations. While no decision was made to accept the transaction, it was the consensus of the Coltec board that Coltec's management and legal and financial advisors should continue their due diligence reviews and pursue negotiation of definitive documentation to determine whether an acceptable transaction could be negotiated for subsequent consideration by the Coltec board. The financial information discussed at that meeting is consistent with the information included in the pro forma financial statements on pages 66 through 73.

     From November 11, 1998 through November 19, 1998, the companies and their representatives conducted due diligence reviews, particularly with respect to accounting, tax, legal, environmental and employee benefits issues. At the same time, the companies and their legal advisors conducted negotiations of definitive documentation for the transaction.

     During these negotiations various issues were discussed, including the termination fee and option agreements. After many discussions between the parties in which the terms of the termination fee and option agreements were modified, BFGoodrich informed Coltec that it would be unwilling to proceed with the proposed merger without the termination fee and option arrangements being granted by Coltec, but that BFGoodrich was willing to accept these arrangements on a reciprocal basis.

     On November 16, 1998, the BFGoodrich board had a special meeting to consider the proposed transaction and the status of negotiations. BFGoodrich's senior executives as well as BFGoodrich's financial and legal advisors participated in the meeting. The BFGoodrich board authorized management to continue negotiations but provided that any transaction would be subject to the approval of the BFGoodrich board.

     A special meeting of the Coltec board was held on November 20, 1998 to review the terms of the merger agreement and the reciprocal stock option agreements, certain discussions Coltec had held in the past with other potential business combination partners, the results of Coltec's due diligence investigations with respect to BFGoodrich, the impact of the merger on certain employment contracts between Coltec and its employees and BFGoodrich and its employees and the effect of the proposed transactions on Coltec, its shareholders and other constituencies. Also, at this meeting, representatives from CSFB made presentations to the Coltec board concerning the transaction. A special meeting of the Coltec board was held on November 21, 1998 to consider again the proposed transaction, and all but one of the members of the Coltec board were present. At that meeting, CSFB rendered an oral opinion, which was confirmed in writing, to the effect that, as of such date, the exchange ratio in the merger was fair from a financial point of view to the Coltec shareholders. At this special meeting, the Coltec board unanimously approved the merger and all related transactions, the merger agreement and the reciprocal stock option agreements in the merger. On December 17, 1998, the entire Coltec board unanimously reaffirmed its approval of the merger agreement and

                                                                      THE MERGER
all related transactions and its determination that such transactions are in the best interests of Coltec, its shareholders and other constituencies.

     On November 22, 1998, a special meeting of the BFGoodrich board was held to review the terms of the merger agreement and the reciprocal stock option agreements, the results of BFGoodrich's due diligence investigation and the impact of the merger on certain employment contracts between Coltec and its employees and BFGoodrich and its employees. The BFGoodrich board reviewed the effect of the merger on BFGoodrich and its shareholders and the synergies created by the merger. The BFGoodrich board also discussed the proposed move of the corporate headquarters of BFGoodrich to Charlotte, North Carolina. At this meeting, representatives from Morgan Stanley made presentations to the BFGoodrich board concerning the transaction. These Morgan Stanley representatives advised the BFGoodrich board that, as of the date of the meeting, the exchange ratio in the merger was fair from a financial point of view to BFGoodrich. At this meeting, the BFGoodrich board unanimously approved the merger and all related transactions, the merger agreement and the reciprocal stock option agreements.

     Following the approval of the transaction by the BFGoodrich board, late in the evening on November 22, 1998, BFGoodrich, Runway Acquisition Corporation and Coltec entered into the merger agreement and the related documents. The parties issued a joint public announcement of the signing of the merger agreement early on November 23, 1998.

     Coltec has from time to time over the past several years discussed potential business combinations with various third parties, including Crane Co., a Delaware corporation, as described in the Form 8-K filed by Coltec on December 21, 1998. In connection with these discussions, Coltec has entered into agreements to facilitate the exchange of information with certain of the companies with which it has held such discussions, including Crane. At the time of the entering into the business combination with BFGoodrich, Coltec was not actively seeking any proposals for another business combination and it was of the belief that it was not required to do so under applicable law.

THE CRANE LITIGATION

  DISCUSSIONS WITH CRANE

     On October 20, 1995, R. S. Evans, the chairman and chief executive officer of Crane, contacted Mr. Guffey to discuss pursuing a business combination between Coltec and Crane. Mr. Evans met with Mr. Guffey at Coltec's offices on October 27, 1995. They agreed that representatives of Coltec and Crane would meet again after the signing of an appropriate confidentiality agreement. Mr. Guffey briefed the Coltec board on the discussions with Crane on October 31, 1995. After they signed the Crane confidentiality agreement, representatives of Coltec and Crane met on November 10, 1995 at the New York office of Morgan Stanley, which was acting as financial advisor to Coltec in connection with its discussions with Crane. Representatives of Morgan Stanley and Dillon Read & Co. Inc., which was acting as financial advisor to Crane in connection with its discussions with Coltec, were also present.

     Mr. Evans began the meeting by stating that he was unwilling to proceed with discussions unless Morgan Stanley and Dillon Read agreed to enter into an advisors agreement because he was concerned that Morgan Stanley would be retained by a third party to make an unwelcome bid for Crane. Morgan Stanley initially refused to enter into an advisors agreement, but then agreed to do so. Each of Coltec and Crane then presented an overview of its businesses to the other party. Based on the Crane presentation and discussions between Mr. Guffey and Mr. Evans, the Coltec representatives concluded at the end of the meeting that it was unlikely that a transaction with Crane could be concluded.

     On November 17, 1995, Coltec contacted Crane to request that all information that Coltec had provided to Crane be returned to Coltec pursuant to the terms of the Crane confidentiality agreement. By letter of November 21, 1995, Crane confirmed that it would return such information and requested that Coltec return the information it had provided to Coltec.

     Mr. Guffey did not hear from Crane again until August 26, 1998 when an investment banker contacted Mr. Guffey on behalf of an undisclosed principal whom he stated was interested in pursuing a business

THE MERGER
combination transaction with Coltec. After some discussion, Mr. Guffey asked the banker whether Mr. Evans was the principal in question and learned that he was. The banker explained that Mr. Evans wished to deal through an intermediary because he was embarrassed about how he had behaved when he met with Mr. Guffey in 1995. Mr. Guffey told the banker that he was not willing to deal through an intermediary, but that if Mr. Evans wished to contact him directly that he would listen to what Mr. Evans had to say.

     On September 21, 1998, Mr. Evans called Mr. Guffey. Mr. Guffey told Mr. Evans that he would be reluctant to permit a competitor to review non-public information with respect to Coltec, especially in light of the discussions that had been held in 1995. Mr. Guffey also told Mr. Evans that, if Crane had any serious interest in Coltec, it should deliver to Coltec a written outline describing the value, structure and type of transaction it would be able to offer and describing its position on the due diligence review it would propose.

     On September 24, 1998, Mr. Guffey received by fax a letter from Mr. Evans stating that "subject to [Crane's] further analysis of pertinent data . . . I would be prepared to discuss with you . . . a merger of Coltec into Crane on the basis of approximately 0.80 shares of Crane for each outstanding share of Coltec . . . This presumes the transaction would be tax-free to both shareholder groups and should qualify for pooling of interests accounting treatment." The letter stated that this was "not a formal offer, but rather an outline of the basis for further discussions" and noted that any offer would require the approval of Crane's board of directors.

     On September 28, 1998, Mr. Guffey called Mr. Evans to inform him that his letter did not address Mr. Guffey's previous concerns. In particular, Mr. Guffey reaffirmed his reluctance to permit any in-depth due diligence of non-public information relating to Coltec in the absence of a better understanding as to whether Coltec and Crane would be able to effect a mutually acceptable business combination transaction. In addition, Mr. Guffey asked Mr. Evans to further clarify what he meant by the phrase in his letter "subject to [Crane's] further analysis of pertinent data." During that conversation, however, Mr. Guffey did discuss various issues with Mr. Evans, including possible levels of synergies resulting from a combination of Coltec and Crane. Mr. Evans responded that he would get back to Mr. Guffey. Mr. Guffey reviewed his September contacts with Mr. Evans with the Coltec board at a meeting held on October 8, 1998.

     On November 24, 1998, Mr. Guffey received by first class certified mail a letter from Crane dated November 20, 1998, indicating Crane's interest in pursuing a business combination transaction with Coltec. In its letter of November 20, 1998, Crane stated that " . . . we propose a share-for-share exchange on the basis of 0.80 shares of Crane common stock for each outstanding share of Coltec common stock in a merger which we believe would qualify for pooling of interests accounting treatment and be tax-free to Coltec shareholders." Based on market prices on November 20, 1998, the last full New York Stock Exchange trading day before Coltec and BFGoodrich announced the merger, the exchange ratio proposed by Crane would have provided Coltec shareholders with a premium for the price of Coltec common stock that was approximately $4.55 per share higher than the premium they would have received pursuant to the merger agreement if the merger had been completed on that date.

  THE CRANE COMPLAINT AND COLTEC'S RESPONSE

     On December 14, 1998, Crane notified the Coltec board and the BFGoodrich board that Crane had filed a lawsuit that day against Coltec and BFGoodrich in the U.S. District Court for the Southern District of New York. In its complaint, Crane alleged that when Coltec entered into the merger agreement and reciprocal stock option agreements, Coltec breached its obligations to Crane under the confidentiality agreement between Coltec and Crane dated as of October 31, 1995 and the letter agreement dated as of November 9, 1995 among Coltec, Crane, Morgan Stanley and Dillon Read. The complaint also alleged that BFGoodrich tortiously interfered with the confidentiality agreement and letter agreement. In the complaint, Crane contended that Coltec had agreed for the three-year term of the confidentiality agreement to notify Crane if a third party approached Coltec regarding any business combination transaction involving Coltec. Crane also

                                                                      THE MERGER
alleged that Morgan Stanley had agreed in the letter agreement not to represent any party other than Coltec in any business combination involving Coltec for the same three-year period. The complaint sought:

     - an order requiring Coltec to put Crane in the position in which Crane alleged it would have been if Coltec had notified Crane when BFGoodrich first approached Coltec about a possible business combination between Coltec and BFGoodrich;

     - a declaration that the Coltec reciprocal stock option agreement and the termination and expense reimbursement fees under the merger agreement are not enforceable with respect to any competing offer for Coltec by Crane;

     - an order preventing BFGoodrich and Coltec from taking any steps to comply with or enforce the reciprocal stock option agreements or the termination or expense reimbursement fees; and

     - an order preventing BFGoodrich and Coltec from completing the merger until Crane presents and the Coltec board considers a competing offer from Crane.

     In letters from Mr. Evans dated the same date, Crane notified the Coltec board and BFGoodrich board that it had filed the lawsuit. In those letters of December 14, 1998 to the Coltec board and to the BFGoodrich board, Mr. Evans requested that we "disavow the lock-up option and termination fee" that we entered into in connection with the merger agreement. He made this request so that the Coltec board could consider the proposal set forth in Mr. Evans's letter of November 20, 1998 "without giving effect to the BFGoodrich lock-up options and other restrictions, which would limit Coltec's board from freely considering Crane's proposal." Mr. Evans further stated that, "[a]s expressed in our September 24 and November 20 letters. Crane is prepared to offer a share-for-share exchange on the basis of 0.80 share of Crane common stock for each outstanding share of Coltec common stock in a tax free merger that qualifies for pooling of interests accounting treatment. Our offer is not conditioned on due diligence. We would like, however, access to confirmatory due diligence on Coltec equivalent to that provided to BFGoodrich." Mr. Evans's letter did not make clear whether this "offer" had been approved or was even supported by the Crane board of directors.

     The Coltec board met by telephone on December 15, 1998 to review both the December 14, 1998 letter from Mr. Evans and the lawsuit initiated by Crane. On December 17, 1998, the Coltec board, after reviewing the lawsuit initiated by Crane, Coltec's past contacts with Crane and the merger agreement, unanimously reaffirmed its support for the merger with BFGoodrich and directed Mr. Guffey to respond to Crane by sending to Mr. Evans a letter stating this position that had been reviewed and approved by the Coltec board.

     In his letter of December 17, 1998 to Mr. Evans, Mr. Guffey characterized the Crane lawsuit as meritless. Mr. Guffey explained that, contrary to what Crane contended in its complaint, the Crane confidentiality agreement did not obligate Coltec to notify Crane if a third party approached it regarding a business combination with Coltec. Mr. Guffey noted that the provision from the Crane confidentiality agreement on which Crane relied in its complaint appears at the end of a standard mutual provision and only required Coltec to notify Crane if a third party contacted Coltec about participating in an attempt to take over Crane, with Crane having a reciprocal obligation for a takeover of Coltec. Mr. Guffey explained that Coltec and Crane had agreed not to raid each other. They had not agreed to give each other a three-year right to participate in a business combination with the other.

     With regard to the portion of Crane's complaint alleging breaches of the advisors agreement, Mr. Guffey noted in his letter of December 17, 1998 that the advisors agreement was only entered into at Mr. Evans' personal insistence at the November 10, 1995 meeting at Morgan Stanley's offices because of his expressed fear that Morgan Stanley would be retained by a third party to make an unwelcome bid for Crane. Mr. Guffey stated that the language on which Crane relied in Crane's complaint to allege that Morgan Stanley had agreed not to represent any party other than Coltec in connection with a business combination transaction involving Coltec in fact prohibited Morgan Stanley from representing a hostile bidder for Crane, not a friendly acquiror of Coltec.

     In his letter of December 17, 1998, Mr. Guffey also reviewed his contacts with Mr. Evans in September 1998 and Mr. Evans's failure to respond to Mr. Guffey's concerns in September 1998. Mr. Guffey also

THE MERGER
reviewed Mr. Evans' failure to contact Mr. Guffey at all during the period between September 28, 1998 and the execution of the merger agreement despite Mr. Evans' assurances that he would make such contact. In concluding his letter to Mr. Evans, Mr. Guffey urged him to abandon his efforts to interfere with Coltec's agreements with BFGoodrich, and indicated that Coltec would hold Crane fully responsible for all damages and expenses incurred as a consequence of the Crane lawsuit.

     Consistent with this view, Coltec and BFGoodrich responded to the complaint by asking the court to dismiss the lawsuit on the grounds that the claims in the complaint were meritless and not supported by the terms of the confidentiality agreement or the letter agreement.

  STATUS OF THE CRANE LITIGATION

     Following a hearing, on January 12, 1999, a U.S. District Court judge dismissed the complaint in its entirety for failure to state a claim on which relief can be granted. On January 20, 1999, the judge issued a written opinion formalizing her order of January 12, 1999 dismissing the complaint. The court concluded that, based on the clear meaning of the confidentiality agreement and the letter agreement, neither Coltec nor Morgan Stanley had breached any of their obligations under those agreements.

     On January 25, 1999, Crane appealed this dismissal to the U.S. Court of Appeals for the Second Circuit. On March 3, 1999, the Second Circuit denied the appeal and affirmed the U.S. District Court decision.

  ANALYSIS OF CRANE PROPOSAL

     Coltec received the Crane proposal contained in Mr. Evans' November 20, 1998 letter after the Coltec board had approved the transaction with BFGoodrich. Therefore, the Coltec board was not in a position to consider the Crane proposal at the time it approved the transaction with BFGoodrich. In addition, as noted above, after it received the Crane proposal, the Coltec board unanimously reaffirmed its decision that the transaction with BFGoodrich was in the best interests of Coltec, its shareholders and other constituencies. The Crane proposal is subject to several conditions that cannot be satisfied, including that the transaction qualify for pooling of interests accounting treatment. The Coltec board believes that its conduct with respect to Crane and the merger agreement complies with Pennsylvania law.

     Crane's proposal could be deemed to be an "acquisition proposal" as defined on page 60 with respect to Coltec. Under the merger agreement, each of us may respond to an "acquisition proposal" made by another party if it determines that such "acquisition proposal" is reasonably likely to result in a "superior proposal" as defined on page 60. In addition, each of us acting alone has the right to terminate the merger agreement to be able to accept a "superior proposal," which would require the terminating party to pay the fees described below. The Coltec board does not believe the Crane proposal is a "superior proposal." Because of the history of negotiations with Crane, the Coltec board has considerable doubts regarding the seriousness of Crane's proposal. In addition, the Crane proposal is subject to certain conditions that cannot be satisfied, including that the proposed transaction qualify for pooling of interests accounting treatment. Therefore, the Crane proposal cannot be completed and, accordingly, cannot, by definition, be a "superior proposal."

     Because Crane's proposal could be deemed to be an "acquisition proposal" as defined on page 60 with respect to Coltec, Coltec could be required to pay a $45 million termination fee and a $5 million expense reimbursement fee and the option in respect of its shares could become exercisable for a period of time if the following events occur:

     - the Crane proposal is not withdrawn or terminated prior to the Coltec meeting;

     - Coltec's shareholders do not vote to approve the merger at the Coltec meeting;

     - the merger agreement is terminated by either Coltec or BFGoodrich after the Coltec meeting;

     - BFGoodrich was not in material breach of any of its representations or warranties or any of its covenants at the time of the termination of the merger agreement; and

                                                                      THE MERGER

     - Coltec enters into an "acquisition proposal," as defined on page 60 with respect to Coltec, with any party or such an acquisition proposal is consummated within 12 months of the termination of the merger agreement.

THE ALLIEDSIGNAL LITIGATION

     On February 26, 1999, AlliedSignal, Inc. notified Coltec and BFGoodrich that AlliedSignal had that day filed a lawsuit in the U.S. District Court for the Northern District of Indiana against BFGoodrich, Coltec and Menasco Aerospace Ltd., a separately incorporated entity of Coltec conducting Coltec's landing gear business in Ontario, Canada. In its complaint, AlliedSignal alleges that the merger between BFGoodrich and Coltec would violate a long-term strategic alliance agreement between AlliedSignal and Coltec dated June 30, 1995. AlliedSignal further alleges that the merger would violate U.S. antitrust laws.

     In its complaint, AlliedSignal contends that the strategic alliance agreement requires Coltec/Menasco and AlliedSignal, for a period of ten years, to notify the other party of any request for a bid or contract for an aircraft landing gear system, to jointly develop proposals for any bid or contract requests, and, if either party is named as a landing systems integrator, to attempt to purchase components from the other party. Specifically, AlliedSignal alleges that, by their actions in connection with the proposed merger with BFGoodrich, Coltec and Menasco have breached and/or anticipatorily breached provisions of the strategic alliance agreement relating to non-competition, non-assignment and proprietary information. AlliedSignal has commenced an arbitration proceeding to adjudicate its contract claim and, in this complaint, seeks preliminary injunction of the merger pending the final resolution of the arbitration.

     In its antitrust claim, AlliedSignal alleges that the merger between BFGoodrich and Coltec may violate antitrust laws by lessening competition in the markets for landing gear structures, integrated landing gear systems and wheels and brakes and by lessening competition in innovation. AlliedSignal requests that the court permanently enjoin the merger between BFGoodrich and Coltec and Menasco and permanently enjoin BFGoodrich from acquiring any direct or indirect interest in either Coltec or Menasco. AlliedSignal's complaint also requests the court to award AlliedSignal costs and reasonable attorneys fees in connection with its complaint.

     The companies intend to vigorously defend the lawsuit filed by AlliedSignal.

BFGOODRICH'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BFGOODRICH BOARD

     The board of directors and management of BFGoodrich believe that the merger is fair and in the best interests of the BFGoodrich shareholders. At its November 22, 1998 meeting, the BFGoodrich board approved the merger agreement. We have set forth below all the material factors in favor of the merger that the BFGoodrich board considered in reaching its decision to approve the merger agreement and to recommend that BFGoodrich's shareholders vote to approve the issuance of BFGoodrich common stock in the merger:

     - financial strength of the combined company resulting from the merger is expected to make BFGoodrich a more attractive long-term supplier to original equipment manufacturers seeking to deal with fewer suppliers that are more financially stable;

     - prospects of each of BFGoodrich and Coltec indicate that the combined company will have a stronger presence in the market than either company standing alone;

     - continued consolidation and increasing competition in the aerospace industry and the prospects for further changes in the industry create the need for a larger and more integrated supplier;

     - advantages of a broader range of products and services and a more diversified business base than presently being provided by BFGoodrich;

     - ability of the combined company to make the financial investment in research, development and internal growth that is required of a long-term supplier to the aerospace industry;

THE MERGER

     - BFGoodrich board's assessment that the combined company would better serve customers who are aircraft manufacturers, jet engine manufacturers and airline operators and who are seeking to reduce the number of suppliers with whom they do business to lower the costs of manufacturing and operations;

     - BFGoodrich board's assessment that BFGoodrich, as a larger and more conservatively capitalized company, would be able to enhance the financial stability of Coltec and give Coltec access to lower-cost capital to fund its growth;

     - while we cannot guarantee it, the BFGoodrich board's anticipation that, as a result of the merger, BFGoodrich's 1999 earnings would increase by $.03 to $.05 per share of BFGoodrich common stock, excluding the effect of merger and consolidation expenses;

     - potential cost savings from integration of certain operations and consolidation of various headquarters functions that could be $60 million per year by 2001;

     - advice of BFGoodrich's counsel that the merger should be treated as a tax-free reorganization;

     - BFGoodrich board's belief, after consultation with its legal counsel, that the competition approvals necessary to complete the merger could be obtained;

     - advice of BFGoodrich's independent auditors with respect to the ability to account for the merger as a pooling of interests;

     - opinion of Morgan Stanley that the exchange ratio in the merger was fair from a financial point of view to BFGoodrich;

     - principal terms and conditions of the merger agreement, in particular:

        - obligation of Coltec to pay BFGoodrich a negotiated, reciprocal termination fee of $45 million and an expense reimbursement fee of $5 million;

        - extent to which Coltec's obligation to consummate the merger was unconditional other than the Coltec shareholders approval and other conditions that the BFGoodrich board believed were typical or likely to be satisfied; and

        - restrictions on certain transactions by Coltec during the period prior to completion of the merger; and

     - obligation of Coltec under certain circumstances to issue common stock to BFGoodrich pursuant to the Coltec reciprocal stock option agreement which would prevent Coltec from using pooling of interests accounting treatment for an alternative transaction.

     We have set forth below all the material factors against the merger that the BFGoodrich board considered in reaching its decision to approve the merger agreement and to recommend that BFGoodrich's shareholders vote to approve its issuance of stock in the merger:

     - obligation of BFGoodrich to pay Coltec a termination fee of $45 million and an expense reimbursement fee of $5 million;

     - restrictions on certain transactions by BFGoodrich during the period before completion of the merger;

     - obligation of BFGoodrich under certain circumstances to issue common stock to Coltec pursuant to the BFGoodrich reciprocal stock option agreement, which would prevent BFGoodrich from using pooling of interests accounting treatment for an alternative transaction;

     - merger would constitute a change in control under certain employment and incentive agreements;

     - combined entity will have more contingent liabilities, including those related to environmental and asbestos, than BFGoodrich had before the merger; and

     - combined entity will have more debt than BFGoodrich had prior to the merger.

                                                                      THE MERGER

Morgan Stanley advised the BFGoodrich board that the amount of the termination fees described above is within a customary range when compared to similar transactions and that the reciprocal stock options are within the customary range of actions companies take to ensure completion of negotiated merger agreements.

     In considering these factors, the BFGoodrich board was aware of the interests of BFGoodrich's executive officers in the merger as described in "-- Interests of Executive Officers and Directors in the Merger -- BFGoodrich."

     Because of the variety of factors considered in connection with its evaluation of the merger, the BFGoodrich board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the BFGoodrich board may have assigned different weights to different factors.

     The BFGoodrich board weighed both the material factors in favor of and against the merger agreement and determined that the material factors in favor of the merger outweighed the material factors against the merger. Consequently, it was the BFGoodrich board's judgment that the merger agreement and the issuance of stock in the merger was in the best interest of BFGoodrich's shareholders.

     THE BFGOODRICH BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BFGOODRICH COMMON STOCK VOTE FOR APPROVAL OF THE ISSUANCE OF BFGOODRICH STOCK IN THE MERGER.

COLTEC'S REASONS FOR THE MERGER; RECOMMENDATION OF THE COLTEC BOARD

     The Coltec board believes that the merger is in the best interests of Coltec, its shareholders and other constituencies. At its November 21, 1998 meeting, the Coltec board approved the merger agreement. We have set forth below all the material factors in favor of the merger that the Coltec board considered in reaching its decision to approve the merger agreement and to recommend that Coltec's shareholders vote to approve and adopt the merger agreement:

     - prospects of each of BFGoodrich and Coltec indicate that the combined company will have a stronger presence in the market than either company standing alone;

     - nature and quality of BFGoodrich's business, including the reputation of its management, the strength of its balance sheet and its business culture, which the Coltec board viewed as being compatible with that of Coltec;

     - possible enhancement in Coltec's existing business as a result of combining with BFGoodrich, including the combined company's attractiveness as a long-term supplier and its ability to fund its research and development and internal growth, attributable in part to the greater size and financial strength of the combined company;

     - financial and business prospects of the combined business, including the potential for material cost savings and other synergies from consolidating corporate staff, integrating the aerospace businesses and eliminating duplicate facilities and excess capacity;

     - potential value to Coltec and its shareholders that could be generated from the other various strategic alternatives available to Coltec, including the alternative of remaining independent;

     - presentation by CSFB on November 20, 1998 with respect to the transaction and the opinion of such firm, dated as of November 21, 1998, that as of such date the exchange ratio in the merger was fair from a financial point of view to the Coltec shareholders;

     - advice of Coltec's counsel that the merger should be treated as a tax-free reorganization;

     - advice of Coltec's independent auditors with respect to the ability to account for the merger as a pooling of interests;

     - the Coltec board's belief, after consultation with legal counsel, that the regulatory approvals necessary to complete the merger could be obtained;

THE MERGER

     - potential beneficial effects of the merger on Coltec's various constituencies, including its shareholders, employees, customers and creditors, and on the communities in which Coltec's plants and offices are located, particularly Charlotte, North Carolina;

     - current and historical market prices of Coltec common stock and BFGoodrich common stock and the premium that the exchange ratio in the merger represented over recent trading prices of Coltec common stock and over the average of trading prices for Coltec common stock over certain periods of time;

     - Coltec's discussions, from time to time over the last several years, of potential business combinations with various third parties;

     - dividend currently paid by BFGoodrich on shares of BFGoodrich common stock, in contrast to Coltec, which does not currently pay dividends on its common stock;

     - principal terms and conditions of the merger agreement, in particular:

        - ability of Coltec to respond to unsolicited alternative proposals to acquire Coltec which the Coltec board determines, after consultation with its financial advisors, may be reasonably likely to result in a proposal that is more favorable to Coltec shareholders than the merger, and to engage in any negotiations or provide confidential information or otherwise facilitate such alternative proposal;

        - obligations of BFGoodrich to pay Coltec a negotiated, reciprocal termination fee of $45 million and an expense reimbursement fee of $5 million;

        - restrictions on certain transactions by BFGoodrich during the period prior to completion of the merger;

        - continued representation for the current Coltec shareholders through the three BFGoodrich board seats being provided for current members of the Coltec board;

     - obligation of BFGoodrich under certain circumstances to issue common stock to Coltec pursuant to the BFGoodrich reciprocal stock option agreement which would prevent Coltec and BFGoodrich from using pooling of interests accounting treatment for an alternative transaction; and

     - mutual nature of the reciprocal stock option agreements.

     We have set forth below all the material factors against the merger that the Coltec board considered in reaching its decision to approve the merger agreement and to recommend that Coltec shareholders vote to approve and adopt the merger agreement:

     - possibility that the value of the BFGoodrich common stock that would be received by shareholders of Coltec in the merger, as determined by a fixed exchange ratio, may diminish prior to the effective date of the merger if the market value of BFGoodrich common stock declines during the period prior to the effective date of the merger;

     - obligation of Coltec to pay BFGoodrich a termination fee of $45 million and an expense reimbursement fee of $5 million;

     - conditional nature of BFGoodrich's obligation to complete the merger;

     - restrictions on certain transactions by Coltec during the period prior to completion of the merger; and

     - obligation of Coltec under certain circumstances to issue common stock to BFGoodrich pursuant to the Coltec reciprocal stock option agreement, which would prevent Coltec from using pooling of interest accounting treatment for an alternative transaction.

CSFB advised the Coltec board that the amount of the termination fees described above is within a customary range when compared to similar transactions and that the reciprocal stock options are within the customary range of actions companies take to ensure completion of negotiated merger agreements.

                                                                      THE MERGER

     In considering these factors, the Coltec board was aware of the interests of Coltec's executive officers and directors in the merger as described in " -- Interests of Executive Officers and Directors in the Merger -- Coltec."

     Because of the variety of factors considered in connection with its evaluation of the merger, the Coltec board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual directors may have assigned different weights to different factors.

     The Coltec board weighed both the material factors in favor of and against the merger agreement and determined that the material factors in favor of the merger outweighed the material factors against the merger. Consequently, it was the Coltec's board's judgment that the merger agreement was in the best interest of Coltec's shareholders and its other constituencies.

     THE COLTEC BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COLTEC COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This document, and the documents that have been incorporated by reference, includes statements with respect to the merger that reflect projections or expectations of future financial condition, results of operations and business of each of BFGoodrich and Coltec that are subject to risk and uncertainty. We believe such statements to be "forward looking" statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The projected additional earnings per share for BFGoodrich attributable to the merger with Coltec is dependent upon achieving cost savings by consolidating the BFGoodrich corporate and aerospace staff with Coltec's corporate staff in Charlotte, North Carolina and other synergies in combining the two organizations in 1999. Additional operational savings are dependent upon the integration of the aerospace businesses of BFGoodrich and Coltec and the elimination of duplicate facilities and excess capacity. Actual savings may be materially less than projected in those forward-looking statements if the merger is delayed beyond April 30, 1999, reorganization of both companies' staff is delayed beyond what is anticipated or the reductions in personnel, which we anticipated to be material, are less than currently envisioned. Additionally, we cannot guarantee that we can achieve the anticipated operating efficiencies because we have not yet developed detailed integration plans. Forward looking statements also include other information concerning possible or assumed future results of operations of BFGoodrich and Coltec set forth under "Questions and Answers About the BFGoodrich/Coltec Merger," "Summary," "-- Background of the Merger," "-- BFGoodrich's Reasons for the Merger; Recommendation of the BFGoodrich Board," "-- Coltec's Reasons for the Merger; Recommendation of the Coltec Board" and "Fairness Opinions of Financial Advisors," and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, BFGoodrich and Coltec claim the protection of the safe harbor for forward-looking statements contained in The Private Securities Reform Act of 1995.

     We cannot guarantee that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any of the forward looking statements contained in this joint proxy statement/prospectus or in the documents incorporated by reference into this joint proxy statement/prospectus. In addition to those factors specifically noted in the forward looking statements, other important factors that could result in such differences include:

     - general economic conditions in the applicable markets, including inflation, recession, interest rates and other economic factors;

     - casualty to or other disruption of BFGoodrich's or Coltec's facilities and operations; and

     - other factors that generally affect the business of aerospace and other industrial companies.

THE MERGER

     We caution the shareholders of BFGoodrich and Coltec not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of any document incorporated by reference, the date of that document.

     Whenever you read or hear any subsequent written or oral forward looking statements attributable to BFGoodrich or Coltec or any person acting on their behalf, you should keep in mind the cautionary statements contained or referred to in this section. Neither of us undertakes any obligation to release publicly any revisions to these forward looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

MORGAN STANLEY & CO. INCORPORATED

     BFGoodrich retained Morgan Stanley to render a financial opinion letter to the BFGoodrich board in connection with the merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On November 22, 1998, Morgan Stanley rendered an oral opinion, which was confirmed in writing, to the BFGoodrich board that, as of such date, and based upon and subject to the considerations set forth in the written opinion, the exchange ratio in the merger agreement was fair from a financial point of view to BFGoodrich.

     WE HAVE ATTACHED THE FULL TEXT OF THE MORGAN STANLEY OPINION, DATED AS OF NOVEMBER 22, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE MORGAN STANLEY OPINION IS DIRECTED TO THE BFGOODRICH BOARD AND THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO BFGOODRICH AS OF THE DATE OF SUCH OPINION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR IS IT A RECOMMENDATION TO ANY BFGOODRICH SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE BFGOODRICH MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION INCLUDED BELOW SHOULD NOT BE VIEWED AS A SUBSTITUTE FOR THE FULL TEXT OF THE OPINION. WE URGE THE BFGOODRICH SHAREHOLDERS TO, AND YOU SHOULD, READ THE MORGAN STANLEY OPINION IN ITS ENTIRETY.

     In arriving at the Morgan Stanley opinion, Morgan Stanley, among other things:

        - reviewed certain publicly available financial statements and other information of Coltec and BFGoodrich;

        - reviewed certain internal financial statements and other financial and operating data concerning Coltec and BFGoodrich;

        - analyzed certain projections prepared by the managements of Coltec and BFGoodrich;

        - discussed the past and current operations and financial condition and the prospects of BFGoodrich with senior executives of BFGoodrich;

        - discussed the past and current operations and financial condition and the prospects of Coltec with senior executives of Coltec;

        - discussed with the senior managements of BFGoodrich and Coltec their estimates of the synergies and costs savings expected from the merger;

        - reviewed the pro forma impact of the merger on BFGoodrich's earnings per share, consolidated capitalization and financial ratios;

        - reviewed the reported prices and trading activity for the Coltec common stock and the BFGoodrich common stock;

        - compared the financial performance of Coltec and BFGoodrich and the prices and trading activity of the Coltec common stock and the BFGoodrich common stock with that of certain other comparable publicly-traded companies and their securities;

                                                                      THE MERGER

        - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

        - participated in discussions and negotiations among representatives of BFGoodrich and Coltec and their financial and legal advisors;

        - reviewed the draft merger agreement and certain related documents; and

        - performed such other analyses as Morgan Stanley deemed appropriate.

     In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including the estimates of the synergies and cost savings expected to be derived from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of BFGoodrich and Coltec. In addition, Morgan Stanley assumed that the merger will be completed in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and that the merger would be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of BFGoodrich or Coltec, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley opinion.

     The following is a summary of the material financial analyses Morgan Stanley performed in connection with rendering the Morgan Stanley opinion to the BFGoodrich board on November 22, 1998. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses Morgan Stanley used, you should read those tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical and Comparative Common Stock Performance. Morgan Stanley's analysis of Coltec common stock performance consisted of a historical analysis of closing prices and trading volumes over the period from November 19, 1995 to November 19, 1998. Morgan Stanley noted that Coltec common stock closed at a price of $17.19 on November 19, 1998. Based on the closing prices of Coltec common stock and BFGoodrich common stock on November 19, 1998 and the exchange ratio, the implied consideration for a share of Coltec common stock was approximately $20. Morgan Stanley performed a historical analysis of closing prices from November 19, 1997 through November 19, 1998 of: BFGoodrich common stock; Coltec common stock; the S&P 500 Index; an index of comparable aerospace companies (the "Comparable Aerospace Index") consisting of BE Aerospace Inc., BFGoodrich, Moog Inc., Precision Castparts Corp., Sundstrand Corporation, Wyman Gordon Co., Howmet International Inc., Hexcel Corp., Cordant Technologies Inc. and Gulfstream Aerospace Corp.; and an index of comparable industrial companies (the "Comparable Industrial Index") consisting of Cooper Industries, Crane Co., Dover Corp., Eaton Corporation, General Signal Corp., Illinois Tool Works Inc., Ingersoll-Rand Company and The Timken Company. Morgan Stanley observed that over this period, both BFGoodrich common stock and Coltec common stock underperformed the stated indices, with Coltec common stock underperforming BFGoodrich common stock during this period.

     Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain publicly available financial information of certain comparable aerospace companies and certain comparable industrial companies as listed below.

THE MERGER

COMPARABLE AEROSPACE COMPANIES                 COMPARABLE INDUSTRIAL COMPANIES
-  BE Aerospace Inc.                           -  Crane Co.
-  Moog Inc.                                   -  Dover Corp.
-  Precision Castparts Corp.                   -  Eaton Corporation
-  Sundstrand Corporation                      -  General Signal Corp.
-  Wyman Gordon Co.                            -  Illinois Tool Works Inc.
-  Howmet International Inc.                   -  Ingersoll-Rand Company
-  Hexcel Corp.                                -  Parker-Hannifin Corporation
-  Cordant Technologies Inc.                   -  Sundstrand Corporation
-  Gulfstream Aerospace Corp.                  -  The Timken Company

     Morgan Stanley chose the comparable aerospace companies based on their production of a broad line of aerospace components and generation of significant revenues from the aerospace industry. Morgan Stanley chose the comparable industrial companies based on the production of a broad range of general industrial products targeted primarily at commercial end-users. Morgan Stanley then compared the financial information of those comparable public companies in each group to the financial performance of Coltec. Such financial information included price to earnings multiples, the aggregate value to earnings before interest, tax, depreciation and amortization ("EBITDA") multiple and the aggregate value to earnings before interest and tax ("EBIT"), based on I/B/E/S International ("I/B/E/S") median earnings per share ("EPS") forecasts and research analysts' estimates of forward operating performances. The following table presents the median multiples of the comparable aerospace companies and comparable industrial companies as of November 19, 1998 and the trading multiples of Coltec of each of price to estimated calendar 1999 EPS forecasts and aggregate value compared to estimated calendar 1998 EBIT and EBITDA:

                                            PRICE/       AGGREGATE VALUE/    AGGREGATE VALUE/
                                        1999 ESTIMATED    1998 ESTIMATED      1998 ESTIMATED
                                             EPS               EBIT               EBITDA
                                        --------------   -----------------   -----------------
Comparable Aerospace Companies Median       10.0x              8.5x                6.4x
Comparable Industrial Companies
  Median                                    13.1x              9.9x                7.9x
Coltec                                       9.3x              8.6x                7.1x

Morgan Stanley observed that Coltec's implied trading multiples were consistent with the median trading multiples of the comparable aerospace companies, but below the median trading multiples of the comparable industrial companies. This analysis suggested that Coltec may be relatively less costly than its public market peers.

     No company utilized in the comparable public company analysis or the comparable stock price performance is identical to BFGoodrich or Coltec. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of BFGoodrich or Coltec and other factors that could affect the public trading value of the companies to which Morgan Stanley compared them. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BFGoodrich or Coltec. Those matters and conditions include the impact of competition on BFGoodrich or Coltec and the industry generally, industry growth and/or technological change and the absence of any adverse material change in the financial conditions and prospects of BFGoodrich or Coltec or the industry or in the financial markets in general. Mathematical analysis such as determining the mean or median is not, in itself, a meaningful method of using comparable company data.

     Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley reviewed the terms of certain announced, pending or completed aerospace acquisition transactions and the terms of certain announced, pending or completed industrial acquisition transactions as listed below:

                                                                      THE MERGER

    AEROSPACE TRANSACTIONS
      ANNOUNCEMENT PERIOD                  ACQUIROR COMPANY                           TARGET COMPANY
-------------------------------  -------------------------------------  ------------------------------------------
January 1996                     -  Parker Hannifin Corporation         -  Abex NWL Division of Pneumo Abex Corp.
June 1997                        -  AlliedSignal Inc.                   -  Grimes Aerospace Co.
September 1997                   -  The B.F.Goodrich Company            -  Rohr Incorporated
December 1997                    -  Zodiac S.A.                         -  MAG Aerospace Industries Inc.
January 1998                     -  AlliedSignal Inc.                   -  Banner Aerospace Inc.'s Hardware Group
                                                                           and PacAero Unit
April 1998                       -  BE Aerospace Inc.                   -  Puritan-Bennett Corp.
July 1998                        -  DLJ Merchant Banking                -  DeCrane Aircraft Holdings Inc.
                                    Partners, LP

    INDUSTRIAL TRANSACTIONS
      ANNOUNCEMENT PERIOD                  ACQUIROR COMPANY                           TARGET COMPANY
-------------------------------  -------------------------------------  ------------------------------------------
March 1995                       -  Moorco International Inc.           -  Daniel Industries Inc.
April 1995                       -  FMC Corporation                     -  Moorco International Inc.
September 1995                   -  The Duriron Company                 -  Durametallic Corporation
April 1996                       -  Siebe plc                           -  Unitech plc
August 1996                      -  Cypress Group LLC                   -  Amtrol Inc.
January 1997                     -  Honeywell Inc.                      -  Measurex Corp.
April 1997                       -  ITT Industries Inc.                 -  Goulds Pumps, Incorporated
May 1997                         -  Siebe plc                           -  APV U.K. plc
May 1997                         -  Tyco International Ltd.             -  Keystone International Inc.
December 1997                    -  Clayton, Dubilier & Rice Inc.       -  Dynatech Corporation
April 1998                       -  Siebe plc                           -  Eurotherm plc
October 1998                     -  Asea Brown Boveri AG                -  Elsag Baily Process Automation NV
October 1998                     -  Newell Company                      -  Rubbermaid Incorporated
October 1998                     -  Superior Telecom Inc.               -  Essex International, Inc.

     Morgan Stanley chose the aerospace transactions because they represent recent acquisitions of similar manufacturers of a broad line of aerospace components that, like Coltec, generate a significant portion of their revenues from the aerospace industry. Likewise, Morgan Stanley chose the industrial transactions because they represent recent acquisitions of companies that, like Coltec, manufacture a broad range of general industrial products targeted primarily at commercial end-users.

     Morgan Stanley selected the EBITDA acquisition multiple as an appropriate benchmark for comparing the relative value of transactions in these industries. For the aerospace transactions, the median multiple of aggregate value to last twelve months EBITDA was approximately 8.1 times. For industrial transactions, the median multiple of aggregate value to last twelve months EBITDA was approximately 10.7 times. Morgan Stanley noted that as of November 19, 1998, the implied last twelve months EBITDA acquisition multiple for Coltec was approximately 7.8 times. This analysis suggested that the acquisition price paid for Coltec would be less than that paid for similar precedent transactions.

     No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition value of the companies to which Morgan Stanley compared it. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of Coltec. Those matters and conditions include the impact of competition on Coltec and the industry generally, and the absence of any adverse material change in the financial conditions and prospects of Coltec or the industry or the financial markets in general. Mathematical analysis such as determining the mean or median is not, in itself, a meaningful method of using precedent transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley performed discounted cash flow analysis of Coltec to determine a range of present values for Coltec based on financial projections prepared by the management of Coltec. Morgan Stanley calculated unlevered free cash flow as the after-tax operating earnings of Coltec excluding any interest income and interest expense plus depreciation and amortization, plus deferred taxes,

THE MERGER
plus or minus net changes in non-cash working capital, minus capital expenditures. Morgan Stanley calculated terminal values by applying a range of multiples to EBITDA in fiscal 2003 from 7.0 times to 8.0 times. Morgan Stanley then discounted the unlevered free cash flows and terminal values to present values using a discount rate of 11.0%. Based on this analysis and the assumptions set forth above, Morgan Stanley calculated per share equity value estimates ranging from approximately $20 to $23, excluding any potential operational benefits to be realized from the merger. Morgan Stanley noted that the Coltec discounted cash flow equity value range per share was higher than the November 19, 1998 implied offer price of $20 per share of Coltec common stock.

     Exchange Ratio Analysis. Morgan Stanley analyzed the ratio of closing prices per share of Coltec common stock and BFGoodrich common stock from November 19, 1996 to November 19, 1998. Morgan Stanley observed the following average implied exchange ratios over various periods ending on November 19, 1998 and as of November 19, 1998:

                                                AVERAGE IMPLIED
     PERIOD ENDING NOVEMBER 19, 1998            EXCHANGE RATIO
     -------------------------------            ---------------
Prior 2 years                                        0.48x
Prior 6 Months                                       0.45x
Prior 3 Months                                       0.47x
Prior 1 Month                                        0.46x
As of November 19, 1998                              0.48x

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement represented a premium of 17% over the average implied exchange ratio during the two-year period ending on November 19, 1998.

     Pro Forma Contribution Analysis. Morgan Stanley analyzed the pro forma contribution of each of BFGoodrich and Coltec to the combined company. Such analysis included relative contributions, adjusted for leverage, of net revenue, EBITDA, EBIT and net income at various time periods. The following table presents the implied equity ownership of BFGoodrich based on the last twelve month ("LTM") relative contribution of revenues, EBITDA, EBIT and estimated calendar 1998 net income of BFGoodrich and Coltec.

                                                IMPLIED EQUITY
                                                   OWNERSHIP
                                                 OF BFGOODRICH
                                                ---------------
LTM Revenues                                          79%
LTM EBITDA                                            74%
LTM EBIT                                              71%
1998 estimated net income                             67%

     These contribution percentages did not take into account any estimates by the managements of BFGoodrich or Coltec of the synergies or cost savings anticipated from the merger, nor did they take into account any accounting adjustments or potential changes in capital structure as a result of the merger. Morgan Stanley observed that the aforementioned contribution percentages for BFGoodrich would compare to BFGoodrich's pro forma ownership of approximately 67% based upon the exchange ratio in the merger and without adjusting for any anticipated synergies from the merger.

     Pro Forma Analysis of the Merger. Morgan Stanley performed certain pro forma analyses of the merger on the earnings per share of the combined company in 1999, 2000 and 2001. The pro forma results were based on projected earnings prepared by managements of BFGoodrich and Coltec. The pro forma analysis also took into account the synergies and cost savings expected to be derived from the merger as estimated by the managements of BFGoodrich and Coltec. Morgan Stanley noted that the merger would be accretive to BFGoodrich's earnings per share in 1999, 2000 and 2001.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its

                                                                      THE MERGER
analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Coltec or BFGoodrich.

     In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BFGoodrich or Coltec. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by these analyses. Morgan Stanley prepared these analyses solely as a part of Morgan Stanley's analysis of the fairness of the exchange ratio in the merger agreement from a financial point of view to BFGoodrich and provided these analyses to the BFGoodrich board in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which BFGoodrich or Coltec might actually be sold. In addition, as described above, the Morgan Stanley opinion was one of many factors taken into consideration by the BFGoodrich board in making its determination to approve the merger. The exchange ratio was determined through arm's length negotiations between BFGoodrich and Coltec and was approved by the BFGoodrich board.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of BFGoodrich or Coltec for its account or the account of its customers. Morgan Stanley and its affiliates have, in the past, provided financial advisory services to BFGoodrich and Coltec and have received fees for the rendering of such services.

     Pursuant to a letter agreement dated October 22, 1998, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and BFGoodrich has agreed to pay Morgan Stanley a fee for rendering advisory services and the Morgan Stanley opinion. Pursuant to the terms of the agreement between Morgan Stanley and BFGoodrich, Morgan Stanley received $2 million upon the signing of the merger agreement. Morgan Stanley will be entitled to an additional $6.5 million upon consummation of the merger, or if the merger is not consummated but BFGoodrich receives the termination fee from Coltec under the merger agreement, upon payment of the termination fee. In addition, BFGoodrich has agreed to reimburse Morgan Stanley for its expenses related to the engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities, including liabilities under federal securities laws, and expenses, related to or arising out of Morgan Stanley's engagement and the transactions in connection therewith.

CREDIT SUISSE FIRST BOSTON CORPORATION

     CSFB has acted as financial advisor to Coltec in connection with the merger. Coltec selected CSFB based on CSFB's experience, expertise and familiarity with Coltec and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At the meeting of the Coltec board on November 20, 1998, representatives of CSFB made a presentation regarding the valuation analyses performed by it in connection with the merger. On November 21, 1998, CSFB delivered its opinion that, as of such date and based upon and subject to the matters set forth in that

THE MERGER
opinion, the exchange ratio was fair from a financial point of view to the Coltec shareholders. CSFB has consented to the inclusion of the CSFB opinion as Annex E to this joint proxy statement/prospectus.

     WE HAVE ATTACHED THE FULL TEXT OF THE CSFB OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE CSFB OPINION IS DIRECTED TO THE COLTEC BOARD AND RELATES ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE COLTEC SHAREHOLDERS, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COLTEC SHAREHOLDER AS TO WHETHER SUCH COLTEC SHAREHOLDER SHOULD APPROVE THE MERGER. THIS SECTION INCLUDES ONLY A SUMMARY OF THE CSFB OPINION AND, AS A SUMMARY, IT IS NOT A SUBSTITUTE FOR THE FULL TEXT OF THE OPINION. WE URGE THE COLTEC SHAREHOLDERS TO READ THE CSFB OPINION IN ITS ENTIRETY.

     In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to Coltec and BFGoodrich as well as a November 20, 1998 draft of the merger agreement. CSFB also reviewed certain other information, including financial forecasts and estimates of the cost savings and related expenses and other potential synergies anticipated to result from the merger, provided to it by Coltec and BFGoodrich, and met with the managements of Coltec and BFGoodrich to discuss the business and prospects of Coltec and BFGoodrich.

     CSFB also considered certain financial and stock market data of Coltec and BFGoodrich and compared that data with similar data for other publicly held companies in businesses similar to that of Coltec and BFGoodrich. CSFB also considered the financial terms of certain other business combinations and other transactions that have recently been effected. CSFB also considered such other information, financial studies, analyses, and investigations and financial, economic, and market criteria as CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material aspects. With respect to the financial forecasts, CSFB assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Coltec and BFGoodrich as to the future financial performance of their respective companies and as to the cost savings and related expenses and other potential synergies anticipated to result from the merger. In addition, CSFB was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Coltec or BFGoodrich, nor was CSFB furnished with any such evaluations or appraisals. Furthermore, CSFB assumed that the merger will qualify for pooling of interests accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     CSFB necessarily based its opinion upon financial, economic, market, and other conditions as they existed and could be evaluated on the date of the CSFB opinion. CSFB did not express any opinion as to what the value of shares of BFGoodrich common stock actually will be when issued to shareholders of Coltec pursuant to the merger or the prices at which such shares of BFGoodrich common stock will trade subsequent to the merger.

     In preparing the CSFB opinion, CSFB performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and the CSFB opinion. In its analyses, CSFB made numerous assumptions with respect to Coltec, BFGoodrich, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Coltec and BFGoodrich.

                                                                      THE MERGER

     No company, transaction or business used in such analyses as a comparison is identical to Coltec or BFGoodrich or the merger, nor is an evaluation of the results of such analyses entirely mathematical. Rather, those analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments, or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations and implied exchange ratios resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's financial analyses were only one of many factors the Coltec board considered in its evaluation of the merger and should not be viewed as determinative of the views of the Coltec board or management with respect to the exchange ratio or the merger.

     The following is a summary of the material analyses performed by CSFB in connection with the CSFB opinion.

  Discounted Cash Flow Analysis

     Coltec Discounted Cash Flow Analysis. CSFB performed a discounted cash flow ("DCF") analysis of Coltec by calculating the present value of the sum of a ten-year stream of unlevered free cash flows and a 2008 terminal value. In so doing, it utilized three scenarios, which it referred to as the Coltec Management Case, the Coltec Alternative Management Case and the Coltec 2000 Case, that CSFB derived from Coltec management's views of future operating and financial performance. More specifically, CSFB based all three cases on Coltec management's projections for the years 1998 through 2001 and an extension of such forecasts through 2008 developed on the basis of discussions with Coltec management. CSFB utilized a ten year forecast to perform the DCF analysis in order to reflect the aerospace and general industrial business cycles. For all three cases, CSFB applied multiples which were based on companies and transactions in Coltec's industry segments of EBITDA that ranged from 6.0 times to 8.5 times and discount rates, based on the weighted average cost of capital for Coltec's industry segments, of 10.0% to 12.0%. CSFB did not consider cost savings and related expenses and other potential synergies anticipated to result from the merger.

     Aggregating the resultant values from each analysis, CSFB derived an implied per share equity reference range of $18.50 to $24.00.

     BFGoodrich Discounted Cash Flow Analysis. CSFB performed a DCF analysis of BFGoodrich by calculating the present value of the sum of a ten-year stream of unlevered free cash flows and a 2008 terminal value. In so doing, it utilized two scenarios, which it referred to as the BFGoodrich Management Case and the BFGoodrich Alternative Case, that CSFB derived from the views of the managements of BFGoodrich and Coltec of future operating and financial performance. More specifically, CSFB based both cases on BFGoodrich management's projections for the years 1998 through 2001 and an extension of such forecasts through 2008 developed on the basis of discussions with both BFGoodrich and Coltec managements. For both cases, CSFB applied multiples, which were based on companies and transactions in BFGoodrich's industry segments, of EBITDA that ranged from 5.5 times to 8.0 times and discount rates of 9.5% to 12.0%, based on the weighted average cost of capital for BFGoodrich's industry segments. CSFB did not consider cost savings and related expenses and other potential synergies anticipated to result from the merger.

     Aggregating the resultant values from both analyses, CSFB derived an implied per share equity reference range of $37.50 to $46.00.

     Based on the foregoing, the DCF analysis for Coltec and BFGoodrich resulted in an implied exchange ratio range of 0.40 times to 0.64 times.

THE MERGER

  Selected Companies Analysis

     Coltec Selected Companies Analysis. CSFB compared certain financial information for Coltec businesses to that of selected public companies (collectively, the "Coltec Selected Companies") in the industrial and aerospace segments, all of which CSFB considered to be reasonably comparable to the respective Coltec business segments. CSFB considered the industrial companies and aerospace companies set forth in the table below.

                   INDUSTRIAL COMPANIES                AEROSPACE COMPANIES
                   --------------------                -------------------
            Aeroquip-Vickers Inc.               Aeroquip-Vickers Inc.
            Coltec Industries Inc               AlliedSignal Inc.
            Cooper Industries Inc.              Coltec Industries Inc
            Eaton Corporation                   Crane Co.
            Flowserve Corporation               The B.F.Goodrich Company
            Parker-Hannifin Corporation         Sundstrand Corporation
            TI Group plc

     CSFB selected the Coltec Selected Companies, among other reasons, because each serves markets generally similar to markets Coltec serves and each had a meaningful number of published earnings estimates. CSFB compared the enterprise values, for purposes of this analysis, the sum of equity value and net debt, of the Coltec Selected Companies as multiples of estimated fiscal 1999 EBITDA and EBIT and equity values as multiples of estimated fiscal 1999 net income. The table below sets forth the mean, high and low estimated fiscal 1999 EBITDA multiples for the industrial companies and the aerospace companies.

1999E EBITDA MULTIPLE RANGES

  MULTIPLE    INDUSTRIAL COMPANIES    AEROSPACE COMPANIES
  --------    --------------------    -------------------
  High                9.2x                   9.1x
  Mean                6.3x                   6.6x
  Low                 4.3x                   4.3x

     CSFB based estimated financial data for the Coltec Selected Companies on estimates of equity research analysts. CSFB then applied these multiples to Coltec's 1999 management estimates for EBITDA, EBIT and net income, yielding implied values for Coltec's common stock of approximately $13.36 to $17.34 per share. These implied values for Coltec's common stock, when combined with the implied values for BFGoodrich's common stock, resulted in an implied exchange ratio range of 0.32 times to 0.51 times.

     BFGoodrich Selected Companies Analysis. CSFB compared certain financial information for BFGoodrich businesses to that of selected public companies (collectively, the "BFGoodrich Selected Companies") in the performance materials and aerospace segments, all of which CSFB considered to be reasonably

                                                                      THE MERGER
comparable to the respective BFGoodrich business segments. CSFB considered the performance materials companies and aerospace companies set forth in the table below.

             PERFORMANCE MATERIALS COMPANIES           AEROSPACE COMPANIES
             -------------------------------           -------------------
            Albermarle Corp.                    Aeroquip-Vickers Inc.
            Crompton & Knowles Corporation      AlliedSignal Inc.
            Cytec Industries Inc.               Coltec Industries Inc
            The B.F.Goodrich Company            Crane Co.
            H.B. Fuller Co.                     The B.F.Goodrich Company
            International Specialty Products    Sundstrand Corporation
              Inc.
            Morton International Inc.
            Witco Corporation

     CSFB selected the BFGoodrich Selected Companies, among other reasons, because each serves markets generally similar to markets BFGoodrich serves and each had a meaningful number of published earnings estimates. CSFB compared the enterprise values of the BFGoodrich Selected Companies as multiples of estimated fiscal 1999 EBITDA and EBIT and equity values as multiples of estimated fiscal 1999 net income. The table below sets forth the mean, high and low estimated fiscal 1999 EBITDA multiples for the performance materials companies and the aerospace companies.

1999E EBITDA MULTIPLE RANGES

  MULTIPLE    PERFORMANCE MATERIALS COMPANIES    AEROSPACE COMPANIES
  --------    -------------------------------    -------------------
  High                     7.4x                         9.1x
  Mean                     6.2x                         6.6x
  Low                      5.2x                         4.3x

     CSFB based estimated financial data for the BFGoodrich Selected Companies on estimates of equity research analysts. CSFB then applied these multiples to the BFGoodrich Management Case 1999 management estimates for EBITDA, EBIT and net income, yielding implied values for BFGoodrich's common stock of approximately $33.87 to $42.17 per share.

     In determining the implied exchange ratio resulting from the Selected Companies Analysis, CSFB compared the high end of the range for the implied value of Coltec's common stock to the low end of the range for the implied value of BFGoodrich's common stock, and compared the low end of the range for the implied value of Coltec's common stock to the high end of the range for the implied value of BFGoodrich's common stock. Accordingly, the Selected Companies Analysis for Coltec and BFGoodrich resulted in an implied exchange ratio range of 0.32 times to 0.51 times.

  Selected Transactions Analysis

     Coltec Selected Transactions Analysis. CSFB analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in selected merger and acquisition transactions (the "Coltec Selected Transactions") in the industrial and aerospace segments, all of which CSFB considered to be reasonably comparable to the respective Coltec business segments. CSFB selected the Coltec Selected Transactions, among other reasons, because the target of each transaction served markets generally similar to markets Coltec serves. CSFB considered industrial transactions and aerospace transactions including those transactions set forth in the table below.

THE MERGER

                          ACQUIROR COMPANY                              TARGET COMPANY
                          ----------------                              --------------
INDUSTRIAL      Textron Inc..........................  David Brown Group plc
TRANSACTIONS    Applied Power Inc....................  Zero Corp.
                Donaldson, Lufkin & Jenrette Inc.....  Thermadyne Holdings Corp.
                MascoTech, Inc.......................  TriMas Corporation
                United Dominion Industries Limited...  Core Industries Inc.
                Thyssen AG...........................  Giddings & Lewis Inc.
                Durco Intl. Inc......................  BWIP Inc.
                ITT Industries, Inc..................  Goulds Pumps, Incorporated
                Intermet Corp........................  Sudbury Inc.

                          ACQUIROR COMPANY                              TARGET COMPANY
                          ----------------                              --------------
AEROSPACE       BE Aerospace Inc.....................  SMR Aerospace Inc.
TRANSACTIONS    Donaldson, Lufkin & Jenrette Inc.....  DeCrane Aircraft Holdings Inc.
                BE Aerospace Inc.....................  Aircraft Modular Products Inc.
                The B.F.Goodrich Company.............  Rohr, Inc.
                Lockheed Martin Corp.................  Northrop Grumman Corp.
                General Electric Company.............  Greenwich Air Services, Inc.
                Greenwich Air Services, Inc..........  UNC Incorporated
                The Boeing Company...................  McDonnell Douglas Corp.

     CSFB compared enterprise values for the Coltec Selected Transactions as multiples of EBITDA and EBIT and equity values as multiples of net income, in each case for the latest 12 months. CSFB based all multiples on historical financial information available at the time of the announcement of the Coltec Selected Transactions. The table below sets forth the mean, high and low EBITDA multiples for the industrial transactions and aerospace transactions.

LTM EBITDA MULTIPLE RANGES

MULTIPLE   INDUSTRIAL TRANSACTIONS   AEROSPACE TRANSACTIONS
--------   -----------------------   ----------------------
High                11.3x                    11.3x
Mean                 8.9x                     9.5x
Low                  5.9x                     6.9x

     CSFB applied these multiples to Coltec's 1998 latest twelve months results for EBITDA, EBIT and net income, yielding implied values for Coltec's common stock of approximately $18.51 to $24.53 per share. These implied values for Coltec's common stock, when combined with the implied values for BFGoodrich's common stock, resulted in an implied exchange ratio range of 0.34 times to 0.59 times.

     BFGoodrich Selected Transactions Analysis. CSFB analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in selected merger and acquisition transactions (the "BFGoodrich Selected Transactions") in the performance materials and aerospace segments, all of which CSFB considered to be reasonably comparable to the respective BFGoodrich business segments. CSFB selected the BFGoodrich Selected Transactions, among other reasons, because the target of each transaction served markets generally

                                                                      THE MERGER
similar to markets BFGoodrich serves. CSFB considered performance materials transactions and aerospace transactions including those transactions set forth in the table below.

                          ACQUIROR COMPANY                              TARGET COMPANY
                          ----------------                              --------------
PERFORMANCE     Chemetall GmbH.......................  Cyprus Foote's Lithium Business
 MATERIALS      Akzo Nobel N.V.......................  Elementes-Akcros Polymer Additives
TRANSACTIONS                                           Business
                The B.F.Goodrich Company.............  Freedom Chemical Company
                Yule Catto...........................  Holliday Chemical Holdings plc
                Allied Colloids Group plc............  CPS Chemical Company Inc.
                Crompton & Knowles Corporation.......  Uniroyal Chemical Co., Inc.
                Witco Corp...........................  OSi Specialties Inc.

                          ACQUIROR COMPANY                              TARGET COMPANY
                          ----------------                              --------------
AEROSPACE       BE Aerospace Inc.....................  SMR Aerospace Inc.
TRANSACTIONS    Donaldson, Lufkin & Jenrette Inc.....  DeCrane Aircraft Holdings Inc.
                BE Aerospace Inc.....................  Aircraft Modular Products Inc.
                The B.F.Goodrich Company.............  Rohr, Inc.
                Lockheed Martin Corp.................  Northrop Grumman Corp.
                General Electric Company.............  Greenwich Air Services, Inc.
                Greenwich Air Services, Inc. ........  UNC Incorporated
                The Boeing Company...................  McDonnell Douglas Corp.

     CSFB compared enterprise values for the BFGoodrich Selected Transactions as multiples of EBITDA and EBIT and equity values as multiples of net income, in each case for the latest 12 months. CSFB based all multiples on historical financial information available at the time of the announcement of the BFGoodrich Selected Transactions. The table below sets forth the mean, high and low EBITDA multiples for the performance materials transactions and aerospace transactions.

LTM EBITDA MULTIPLE RANGES

MULTIPLE   PERFORMANCE MATERIALS TRANSACTIONS   AEROSPACE TRANSACTIONS
--------   ----------------------------------   ----------------------
High                     15.0x                          11.3x
Mean                      9.9x                           9.5x
Low                       6.2x                           6.9x

     CSFB applied these multiples to BFGoodrich's latest twelve months results for EBITDA, EBIT and net income, yielding implied values for BFGoodrich's common stock of approximately $41.89 to $54.21 per share.

     In determining the implied exchange ratio resulting from the Selected Transactions Analysis, CSFB compared the high end of the range for the implied value of Coltec's common stock to the low end of the range for the implied value of BFGoodrich's common stock, and compared the low end of the range for the implied value of Coltec's common stock to the high end of the range for the implied value of BFGoodrich's common stock. Accordingly, the Selected Transactions Analysis for Coltec and BFGoodrich resulted in an implied exchange ratio range of 0.34 times to 0.59 times.

  Pro Forma Transaction Analysis

     CSFB analyzed the potential pro forma effect of the merger on BFGoodrich's EPS for the fiscal years 1999 through 2001, using the Coltec Management Case and the BFGoodrich Management Case, assuming
                                       44

THE MERGER
qualification of the merger for pooling accounting treatment and the achievement of the per-year synergy levels estimated by Coltec and BFGoodrich managements. This analysis suggested that the merger would be accretive to BFGoodrich's EPS in fiscal years 1999, 2000 and 2001. The actual results that the combined company achieves may, however, vary from projected results and such variations may be material.

  Relative Contribution Analysis

     CSFB analyzed the relative contributions of Coltec and BFGoodrich to the estimated fiscal 1998 and 1999 EBITDA, EBIT and net income of the pro forma combined company. This analysis indicated that under the Coltec Management Case and the BFGoodrich Management Case and without consideration of potential synergies, Coltec would contribute:

     - in fiscal 1998 approximately 30%, 32% and 33% of estimated combined EBITDA, EBIT and net income, respectively; and

     - in fiscal 1999 approximately 29%, 31% and 32% of estimated combined EBITDA, EBIT and net income, respectively.

     In summary, the Relative Contribution Analysis for Coltec and BFGoodrich resulted in an implied exchange ratio range of 0.44x to 0.57x.

  Miscellaneous

     Pursuant to the terms of CSFB's engagement, Coltec agreed to pay CSFB a fee in an amount equal to 0.50% of the aggregate consideration paid in the merger, $2 million of which was payable upon delivery of the CSFB opinion and the remainder of which will be payable upon consummation of the merger. Coltec will also reimburse CSFB for certain out-of-pocket expenses incurred in connection with its services to Coltec, including fees and expenses of legal counsel. For purposes of CSFB's engagement, aggregate consideration paid in the merger is defined as the total fair market value at closing of all consideration paid or payable, or otherwise to be distributed directly or indirectly, to Coltec or Coltec's shareholders in connection with the merger. All consideration includes cash, securities, property, all debt, and convertible securities remaining on Coltec's financial statements at closing and other indebtedness and obligations, including factored accounts receivables assumed by BFGoodrich and any other form of consideration. In addition, Coltec also agreed to indemnify CSFB, its affiliates, the respective directors, officers, partners, agents and employees of CSFB and its affiliates, and each person, if any, controlling CSFB or any of its affiliates, against certain liabilities, including liabilities under the Federal securities laws.

     CSFB has in the past performed certain investment banking services for Coltec, for which CSFB has received customary fees. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of Coltec and BFGoodrich for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

BOARD OF DIRECTORS AND MANAGEMENT OF BFGOODRICH FOLLOWING THE MERGER

     If the merger is completed, we expect that the current BFGoodrich management and Coltec operating management will, for the most part, remain in place. We plan for Coltec's aerospace segment to become part of BFGoodrich aerospace, and Coltec's industrial segment to operate as a new, separate business segment of BFGoodrich. If the merger is completed, the size of the BFGoodrich board will increase from 12 to 15 members and John W. Guffey, Jr., William R. Holland and David I. Margolis will become members of the BFGoodrich board. We expect that, after the merger, David L. Burner will continue as chairman and chief executive officer of BFGoodrich, Marshall O. Larsen will continue as president and chief operating officer of BFGoodrich's aerospace segment and David B. Price, Jr. will continue as president and chief operating officer of BFGoodrich's performance materials segment. We also expect that, after the merger, Mr. Guffey will become an executive vice president of BFGoodrich and president and chief operating officer of BFGoodrich's new industrial segment, Laurence A. Chapman will continue as senior vice president and chief financial officer of BFGoodrich and Terrence G. Linnert will continue as senior vice president and general counsel of BFGoodrich.
                                       45

                                                                      THE MERGER

     Following the merger, BFGoodrich's principal executive offices will be relocated to Charlotte, North Carolina.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER -- BFGOODRICH

     Because Coltec shareholders will own approximately 33% of the outstanding BFGoodrich common stock after the merger, the change in control provisions of various BFGoodrich employment agreements and benefit plans will be triggered upon approval of the issuance of BFGoodrich common stock in the merger. The BFGoodrich board was aware of this result and considered it, among other matters, in approving the merger agreement and related transactions. As a result of the change in control provisions, BFGoodrich's executive officers and directors have interests in the merger that are different from or in addition to their interests as BFGoodrich shareholders.

     Management Continuity Agreements. Six executive officers of BFGoodrich have management continuity agreements which would become effective upon approval of the stock issuance proposal by the BFGoodrich shareholders. Under these agreements, each of these officers will have an employment agreement for up to four years during which he is assured of continuation of salary and benefits. If his employment is terminated during this period other than for cause, he is entitled to a lump sum termination payment equal to three times base salary, annual bonus and long-term incentive compensation as well as continuation of benefits. Under these agreements, "cause" for termination includes the willful and continued failure to substantially perform the person's duties that causes material and demonstrable harm. Under the terms of these agreements, the covered employee has the right to receive notice of the failure and at least 30 days to correct the performance. "Cause" also includes willful engagement in gross misconduct materially and demonstrably injurious to BFGoodrich. Covered employees are also entitled to this payment if they voluntarily terminate their employment within a 30-day period commencing one year following a change in control. Under these agreements, "good reason" for termination includes assignment of new or a change in duties or responsibilities within BFGoodrich inconsistent with the positions, duties, responsibilities, reporting relationships and status of the covered employee existing immediately before a change in control. The agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for these types of agreements. Five of the executive officers are expected to continue in the employment of BFGoodrich after the merger and have agreed to waive rights under their management continuity agreements such that the approval of the issuance of BFGoodrich common stock in the merger will not constitute a change in control. Consequently, these five executive officers will not have employment agreements and will not receive termination payments under these agreements. The only executive officer of BFGoodrich who will receive termination payments under the agreements is Mr. Les C. Vinney. Mr. Vinney will receive approximately $3,845,846 plus continuation of benefits for 3 years and $284,559 representing the actuarial equivalent of an additional 3 years of age and service under BFGoodrich's retirement program.

     Outstanding Stock-Based Awards. One executive officer of BFGoodrich, Robert
D. Koney, Jr., vice president and controller, will have 1,950 of his outstanding stock options become immediately exercisable upon approval of the stock issuance proposal by the BFGoodrich shareholders. Also, interim payments will be made to the executive officers by BFGoodrich under the BFGoodrich long term incentive plan.

     Benefit Plans. Employees with less than three years service under BFGoodrich's 401(k) plan will become vested in the BFGoodrich matching contributions allocated to their accounts under that plan upon approval of the stock issuance proposal by BFGoodrich shareholders. Messrs. Price and Linnert are the only executive officers of BFGoodrich who will benefit from this provision.

     Additional Information About Benefits to Executive Officers. As a result of the approval by the BFGoodrich shareholders of the issuance of shares in the merger, the following payments will be made to BFGoodrich's executive officers under the listed plans assuming a vote on April 1, 1999.

THE MERGER

                                                          INTERIM
                                                          PAYMENT          PERFORMANCE
                                         INTERIM         LONG TERM       SHARE DEFERRED        SAVINGS BENEFIT
                        VESTING OF       PAYMENT      INCENTIVE PLAN    COMPENSATION PLAN      RESTORATION PLAN
                       STOCK OPTIONS   ANNUAL BONUS   SHARES OF STOCK    SHARES OF STOCK    $ VALUE AS OF 12/31/98
                       -------------   ------------   ---------------   -----------------   ----------------------
D.L. Burner..........          0         $185,950          8,861                  0                786,676
M.O. Larsen..........          0           95,349          5,436                  0                      0
D.B. Price, Jr.......          0           76,225          5,051                  0                102,656
L.A. Chapman.........          0           54,750              0                  0                      0
T.G. Linnert.........          0           45,539          1,541                  0                 30,594
L.C. Vinney..........          0           54,750          1,583              7,262                154,422
R.D. Koney, Jr.......      1,950           20,500              0                  0                      0

     The interim payments under the annual bonus plan and the long term incentive plan will be deducted from any award earned at the end of each plan cycle. The performance share deferred compensation plan and savings benefit restoration plan are fully vested and would have been payable to the individuals in any event. The payments for the latter two plans represent compensation previously earned and voluntarily deferred. The payments will be made from existing rabbi trusts.

     Other Benefits to BFGoodrich Non-employee Directors. Non-employee directors of BFGoodrich under age 55 and with less than five years of service as directors become vested in the director's phantom share plan upon approval of the stock issuance proposal by BFGoodrich shareholders. The two non-employee directors of BFGoodrich listed below meet these criteria and will become vested in the director's phantom share plan.

     The following table gives you information about the phantom shares of BFGoodrich common stock held by BFGoodrich's two non-employee directors that will become fully vested solely as a result of the approval of the stock issuance proposal by the BFGoodrich shareholders. There will be no payment from the plan as a result of the approval.

                                                            PHANTOM SHARES
                                                            OF BFGOODRICH
NON-EMPLOYEE DIRECTOR                                     THAT BECOME VESTED
---------------------                                ----------------------------
Diane C. Creel...................................          773
Jodie K. Glore...................................          773

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER -- COLTEC

     When Coltec shareholders approve and adopt the merger agreement or, in the case of one plan identified below, when we complete the merger, the change of control provisions of the Coltec employment agreements and benefit plans will be triggered. As a result of these change of control provisions, Coltec's executive officers and directors have interests in the merger that are different from or in addition to their interests as Coltec shareholders. The Coltec board was aware of these interests and considered them, among other matters, in approving the merger agreement and the related transactions.

     New Directors of BFGoodrich. BFGoodrich has agreed to elect John W. Guffey, Jr., William R. Holland and David I. Margolis to the BFGoodrich board after the merger. Messrs. Holland and Margolis will receive the same directors' compensation paid by BFGoodrich to its other non-employee directors.

     Outstanding Stock-Based Awards. Some currently outstanding agreements granting stock options or restricted stock to Coltec's executive officers and non-employee directors contain change of control provisions. In the case of stock options, upon a change of control the options become fully exercisable. In the case of restricted stock, upon a change of control all restrictions on assignment, transfer or other disposition of the restricted stock lapse.

     Coltec's executive officers also hold shares of restricted stock issued under Coltec's long-term incentive plan. According to the terms of the employment agreements discussed below, all restrictions on assignment, transfer or other disposition of those shares will lapse when we complete the merger.

                                                                      THE MERGER

     Employment Agreements. Coltec is a party to employment agreements with each of its nine executive officers, each of which contains covenants prohibiting the employee from competing with Coltec for a specified period of time following termination of his employment. If during the term of any of these agreements a change of control occurs, the executive may terminate employment upon the happening of defined events, including termination of employment by the executive for any reason during the 30-day period beginning on either, at the option of the executive, the twelve month anniversary or the twenty-four month anniversary of a change of control, and the executive is to be:

     - paid a lump sum cash payment equal to the sum of such executive's current salary and the highest annual bonus paid over the prior three years, multiplied by a factor which is 4 in the case of Mr. Guffey, 3 in the case of each of Messrs. Nishan Teshoian, David D. Harrison, Laurence H. Polsky and Robert J. Tubbs, and 2 1/4 in the case of Mr. Michael J. Burdulis and the other three executive officers;

     - provided with continued participation as an active participant in all Coltec perquisites and benefit plans and fringe benefit programs, including stock-based plans, for a number of years from the date of termination which is 4 years in the case of Mr. Guffey, 3 years in the case of each of Messrs. Teshoian, Harrison, Polsky and Tubbs, and 2 1/4 years in the case of Mr. Burdulis and each of the other three executive officers;

     - provided with a fully paid up life insurance policy pursuant to the terms of Coltec's family protection plan; and

     - paid amounts under Coltec's long-term incentive plan and, at the executive's option, under Coltec's supplemental retirement plan.

Coltec is obligated to pay a tax gross-up covering any excise tax that the executive officers must pay on any payments made or benefits they receive under these employment agreements. Based on advice received, Coltec believes that no excise tax will be due, and no gross-up will be required, in respect of any payments or benefits the executive officers receive as a result of the proposed merger.

     We anticipate that all of Coltec's executive officers will be terminated within the meaning of the employment agreements and be given the payments and benefits provided for under their employment agreements immediately following the merger. Some, but not all, of Coltec's executive officers, including Messrs. Guffey, Polsky, Burdulis, Kuhn, Andolino and Maier, will be offered employment by BFGoodrich following completion of the merger in positions and with responsibilities different than they held with Coltec. Compensation arrangements for those former Coltec executive officers will be in accordance with BFGoodrich's guidelines.

     Additional Information About Employment Agreements and Stock-Based Awards to Executive Officers. The following table gives you information about the estimated value of the payments and benefits Coltec's nine executive officers will receive under the employment agreements solely as a result of the merger. The following table also gives you information about the unexercisable Coltec stock options and shares of Coltec restricted stock that Coltec's nine executive officers hold that will become fully vested and/or exercisable solely as a result of the merger.

                                                         UNEXERCISABLE COLTEC STOCK OPTIONS
                                  ESTIMATED VALUE OF    -------------------------------------
                                     PAYMENTS AND         NUMBER OF                              NUMBER OF
                                    BENEFITS UNDER      COMMON SHARES      WEIGHTED AVERAGE      SHARES OF
                                      EMPLOYMENT         UNDERLYING            EXERCISE          RESTRICTED
EXECUTIVE OFFICER                     AGREEMENTS           OPTIONS       PRICE(DOLLARS/SHARE)      STOCK
-----------------                 ------------------    -------------    --------------------    ----------
John W. Guffey, Jr. ............     $20,118,666           709,667               18.45             46,680
Nishan Teshoian.................     $ 6,687,387           160,000               22.56             19,071
David D. Harrison...............     $ 6,083,242           150,000               14.88             27,323
Laurence H. Polsky..............     $ 6,026,732           100,000               10.75              6,948
Robert J. Tubbs.................     $ 5,152,393           109,000               13.90              4,054
Michael J. Burdulis.............     $ 3,407,724            79,000               12.53              1,490

THE MERGER

                                                         UNEXERCISABLE COLTEC STOCK OPTIONS
                                  ESTIMATED VALUE OF    -------------------------------------
                                     PAYMENTS AND         NUMBER OF                              NUMBER OF
                                    BENEFITS UNDER      COMMON SHARES      WEIGHTED AVERAGE      SHARES OF
                                      EMPLOYMENT         UNDERLYING            EXERCISE          RESTRICTED
EXECUTIVE OFFICER                     AGREEMENTS           OPTIONS       PRICE(DOLLARS/SHARE)      STOCK
-----------------                 ------------------    -------------    --------------------    ----------
Paul R. Kuhn....................     $ 2,772,865            94,000               17.90                  0
Joseph F. Andolino..............     $ 2,245,565            52,000               12.43                  0
John N. Maier...................     $ 2,275,025            52,000               12.43                  0

     Other Benefits to Coltec Non-employee Directors. Coltec previously agreed in 1995 that, upon a change of control as defined below, each non-employee director of Coltec who does not continue as a Coltec director shall be paid a lump sum equal to five times the amount of the director's annual retainer. Completion of the merger will constitute a change of control for such purposes. All six non-employee directors will be entitled to these benefits.

     In connection with the termination of Coltec's retirement plan for outside directors in 1997, Coltec agreed to make annual grants of restricted stock to Joseph R. Coppola, Joel Moses and Richard A. Stuckey to compensate them for the loss of their former retirement benefits. If any of those directors cease to serve as a director of Coltec following a change of control, any remaining future grants will be made immediately free and clear of any restrictions. Each of those directors will be entitled to these benefits.

     The following table gives you information about the estimated value of the payments and benefits Coltec's six non-employee directors will receive under these arrangements solely as a result of the merger. The following table also gives you information about the unexercisable Coltec stock options and shares of Coltec restricted stock that Coltec's six non-employee directors hold that will become fully vested and/or exercisable solely as a result of the merger.

                                                         UNEXERCISABLE COLTEC STOCK OPTIONS
                                 ESTIMATED VALUE OF    --------------------------------------
                                    PAYMENTS AND         NUMBER OF                               NUMBER OF
                                  BENEFITS SOLELY      COMMON SHARES      WEIGHTED AVERAGE       SHARES OF
                                   AS A RESULT OF       UNDERLYING         EXERCISE PRICE        RESTRICTED
NON-EMPLOYEE DIRECTOR                THE MERGER         OPTIONS(#)         (DOLLARS/SHARE)         STOCK
---------------------            ------------------    -------------    ---------------------    ----------
Joseph R. Coppola..............       $237,484              8,000               20.04                  0
William H. Grigg...............       $150,000             11,000               20.81                745
William R. Holland.............       $125,000                  0                   0                  0
David I. Margolis..............       $150,000                  0                   0                  0
Joel Moses.....................       $170,152              5,000               21.32              1,118
Richard A. Stuckey.............       $218,758              5,000               21.32                  0

     Indemnification; Directors and Officers Insurance. BFGoodrich has agreed that, from and after the effective date of the merger, BFGoodrich shall indemnify, defend and hold harmless the officers, directors and employees of Coltec and its subsidiaries against all losses, expenses, claims, damages or liabilities arising before the effective date of the merger to the fullest extent permitted or required under applicable law, indemnification agreements between Coltec and any such person or Coltec's organizational documents.

     BFGoodrich has also agreed to use its best efforts to cause the officers, directors and employees of Coltec to be covered for a period of six years from the effective date of the merger or the period of the applicable statute of limitations, if longer, by the directors' and officers' liability insurance policy maintained by Coltec with respect to acts or omissions occurring before the effective date of the merger that were committed by those officers, directors and employees in those capacities. BFGoodrich may substitute policies of at least the same coverage and amounts with terms and conditions no less advantageous than Coltec's policy. However, BFGoodrich is not required to expend more than $730,000 annually to maintain or obtain that insurance coverage. If BFGoodrich cannot maintain or obtain the required insurance coverage, it is required to use its reasonable best efforts to obtain as much comparable insurance as is available for that amount.

                                                                      THE MERGER

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the merger to holders of Coltec common stock. This summary is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder subject to special tax rules such as a non-U.S. person, a tax-exempt entity, an insurance company, a financial institution, a dealer in securities or foreign currency, a person that holds Coltec common stock as part of a straddle, hedging, constructive sale or conversion transaction, a person with a functional currency other than the U.S. dollar or an individual who acquired Coltec common stock pursuant to an employee stock option or otherwise as compensation. Also, this summary does not address the tax consequences to a holder of the convertible preferred securities issued by the Coltec Capital Trust of the merger or the conversion or exercise of any of such securities into or for Coltec common stock before the merger or BFGoodrich common stock after the merger. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. The following discussion is based on the Internal Revenue Code as in effect on the date of this joint proxy statement/prospectus without consideration of the particular facts or circumstances of any holder of Coltec common stock. CONSEQUENTLY, IF YOU ARE A COLTEC SHAREHOLDER, WE ENCOURAGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER.

     The Merger. The obligation of Coltec to complete the merger is conditioned on the receipt by Coltec of an opinion of Cravath, Swaine & Moore, dated the effective date of the merger, to the effect that the merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of BFGoodrich to complete the merger is conditioned on the receipt by BFGoodrich of an opinion of Squire, Sanders & Dempsey L.L.P., dated the effective date of the merger, to the effect that the merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Those opinions will be based on certain representations and assumptions. Neither Coltec nor BFGoodrich has requested a ruling from the Internal Revenue Service about any of the federal income tax consequences of the merger, and the opinions of counsel will not be binding on the Internal Revenue Service or a court. Consequently, in considering whether the merger qualifies for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, the Internal Revenue Service or a court could reach a conclusion contrary to that reached in counsels' opinions.

     If, as concluded in the opinions of counsel, the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, the material federal income tax consequences of the merger will be:

     - neither BFGoodrich nor Coltec will recognize gain or loss as a result of the merger;

     - the Coltec shareholders will not recognize gain or loss upon their exchange of Coltec common stock for BFGoodrich common stock pursuant to the merger, except that a Coltec shareholder who receives cash proceeds instead of a fractional share interest in BFGoodrich common stock will recognize a gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest. Such gain or loss will be capital gain or loss if the shareholder's shares of Coltec common stock are held as a capital asset at the effective time of the merger, and will be long-term capital gain or loss if such shares of Coltec common stock have been held for more than one year at the effective time of the merger;

     - Coltec shareholders will have the same tax basis in the BFGoodrich common stock as they had in the Coltec common stock, reduced by any tax basis allocable to a fractional share interest for which cash is received; and

     - the holding period of the BFGoodrich common stock received by a Coltec shareholder will include the period during which the Coltec common stock surrendered in exchange therefor was held, provided such Coltec common stock was held by such Coltec shareholder as a capital asset at the effective date of the merger.

THE MERGER

     Information Reporting and Backup Withholding. Payments of cash for fractional shares of BFGoodrich common stock may be subject to information reporting to the Internal Revenue Service and to 31% backup withholding. Backup withholding will not apply, however, to a payment to a Coltec shareholder or other payee if such shareholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter to be sent to Coltec shareholders after the merger or otherwise proves to the combined company and the exchange agent that it is exempt from backup withholding.

ACCOUNTING TREATMENT

     We expect that the merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles. Under such method of accounting, holders of Coltec common stock will be deemed to have combined their existing Coltec common stock interest with that of holders of BFGoodrich common stock by exchanging their shares of Coltec common stock for shares of BFGoodrich common stock. Accordingly, the historical book value of the assets, liabilities and shareholders' deficit of Coltec, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of the combined company and no additional goodwill will be recorded. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs. However, expenses incurred to effect the merger must be treated as current charges against income rather than adjustments to the balance sheet.

     We have prepared the unaudited pro forma financial information contained in this joint proxy statement/ prospectus using the pooling of interests accounting method to account for the merger. See "Summary -- Summary Selected Historical Condensed Financial Information," " Summary -- Unaudited Selected Pro Forma Combined Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Statements."

     It is a condition to our respective obligations to complete the merger that we receive letters dated as of the effective date of the merger from our independent auditors, Ernst & Young LLP and Arthur Andersen LLP, regarding their agreement with the conclusions of BFGoodrich management and Coltec management as to the appropriateness of pooling of interests accounting for the merger under Accounting Principles Board Opinion No. 16 and related interpretations if completed in accordance with the merger agreement. Conditions to qualify for pooling of interests accounting treatment limit, among other things, BFGoodrich's ability to buy back shares of BFGoodrich common stock except for specific purposes and to make significant divestitures of certain assets for a period of up to two years following the merger.

EFFECT OF THE MERGER ON EMPLOYEE BENEFIT PLANS

     Coltec maintains various qualified defined benefit plans and defined contribution plans as well as various welfare benefit plans and compensation programs in which eligible employees of Coltec and its subsidiaries participate. BFGoodrich will honor the terms of all of Coltec's benefit plans, including all employment, severance, consulting and other compensation contracts between Coltec or any of its subsidiaries and any current or former director, officer of employee, vested or unvested benefits or other vested or unvested amounts earned or accrued through the effective date of the merger. The only changes that will be made to Coltec's benefit plans will be changes that are otherwise permitted by the merger agreement.

     Adoption and approval of the merger agreement by Coltec shareholders will constitute a "change in control" as defined in certain of Coltec's incentive and retirement plans and programs. As a result, all outstanding options and some restricted stock awards will vest and all outstanding performance cycles under some of Coltec's incentive plans will terminate and awards under such plans will be accelerated. In addition, participants in Coltec's non-qualified retirement arrangements will be fully vested in benefits thereunder and may elect to receive such benefits in a lump sum upon termination of employment. In addition, employees at Coltec's corporate offices who are involuntarily terminated within one year of approval and adoption of the merger agreement by Coltec shareholders will be eligible for severance benefits of up to one year's base pay and annual bonus and up to one year's continued participation in group life, health, disability and accident insurance plans.

                                                                      THE MERGER

     For a period of one year after the effective date of the merger, each employee of Coltec and its subsidiaries will receive compensation and benefits from the surviving corporation that are at least equal to the lesser of either:

     - the compensation and benefits provided to similarly situated employees of BFGoodrich or its subsidiaries; or

     - the compensation and benefits provided to such employees as of the effective date of the merger by Coltec and its subsidiaries.

     For a description of the effect of the merger on the benefits of members of Coltec's executive officers and directors see "-- Interests of Executive Officers and Directors in the Merger -- Coltec."

REGULATORY MATTERS

     As required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, on December 22, 1998, each of us filed a Notification and Report Form for review with the Federal Trade Commission and the Antitrust Division of the Justice Department. On January 22, 1999, the Federal Trade Commission issued a request for additional information in connection with the merger and, by doing so, extended the expiration date of the waiting period.

     Coltec has operating assets in Canada, and BFGoodrich has sales in Canada. Therefore, as required by the Competition Act (Canada), we filed a pre-merger notification with the Director of Investigation and Research of the Competition Bureau on December 29, 1998. The Canadian authorities have made an additional request for some information regarding the merger. BFGoodrich and Coltec have responded to this request. The waiting period under Canadian law is due to expire on or about April 5, 1999. The director may apply to the Competition Tribunal, a special purpose tribunal, for an order that the merger not proceed or that certain assets be divested although the applicable waiting period has expired. By letter dated January 17, 1999, we therefore requested an advance ruling certificate from the director confirming that the director does not intend to make such an application to the Competition Tribunal. The fact that our advance ruling certificate request is pending before the director does not prevent us from completing the merger.

     Because both BFGoodrich and Coltec have operating assets in Germany, we filed a notification with the German Federal Cartel Office on December 30, 1998, as required under the German Act Against Restraints of Competition. The German Federal Cartel Office cleared the transaction by decision dated January 21, 1999.

     We do not believe that any additional governmental filings, other than the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania, are required in order to complete the merger.

RESALES OF BFGOODRICH COMMON STOCK RECEIVED IN THE MERGER

     The BFGoodrich common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any Coltec shareholder who may be deemed to be an affiliate of either BFGoodrich or Coltec. Affiliates will include persons, including directors, who control, are controlled by, or are under common control with:

     - BFGoodrich or Coltec at the time of the Coltec meeting, or

     - BFGoodrich at or after the effective date of the merger.

     The Securities Act of 1933 restricts the sale of BFGoodrich common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective date of the merger, those persons who are affiliates of Coltec at the time of the Coltec meeting and are not affiliates of BFGoodrich at or following the effective date of the merger may resell any BFGoodrich common stock received by them in the merger, subject to limitations as to, among other things, the amount of BFGoodrich common stock sold by them in any three-month period and as to the manner of sale. After the one-year period following the effective date of the merger, such affiliates may resell their

THE MERGER
shares without such restrictions provided there is adequate current public information about BFGoodrich. Persons who become affiliates of BFGoodrich before, at or after the effective date of the merger, may resell the BFGoodrich common stock received by them in the merger subject to similar limitations and subject to certain holding period and filing requirements.

     The ability of affiliates to resell shares of BFGoodrich common stock received in the merger will be subject to BFGoodrich having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods before the time of sale. Affiliates also would be permitted to resell BFGoodrich common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements.

     Securities and Exchange Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. These guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. BFGoodrich and Coltec have both agreed to use their best efforts to cause each person who is an affiliate to deliver to the other a written agreement intended to ensure compliance with the Securities Act of 1933 and preserve the ability to treat the merger as a pooling of interests.

     BFGoodrich has agreed in the merger agreement to publish financial information within 20 days following the end of the first fiscal quarter for which there is at least 30 days of combined operations of BFGoodrich and Coltec.

STOCK EXCHANGE LISTING

     It is a condition to the merger that the shares of BFGoodrich common stock to be issued in connection with the merger be authorized for listing on the New York Stock Exchange.

DIVIDENDS

     BFGoodrich expects to continue to declare regularly scheduled dividends on BFGoodrich common stock until the effective date of the merger. The current annual rate of dividends on BFGoodrich common stock is $1.10 per share. BFGoodrich expects that, after the merger, it will continue to pay dividends at the current rate. The payment of dividends by BFGoodrich in the future, however, is subject to approval and declaration by the BFGoodrich board and will depend on a variety of factors, including business conditions and BFGoodrich's financial condition and earnings. Currently, Coltec does not pay dividends on its common stock.

DISSENTERS' RIGHTS

     Under Pennsylvania law, Coltec shareholders have no dissenters' rights in connection with the merger because the Coltec common stock is listed on a national securities exchange.

COLTEC CREDIT AGREEMENT

     Coltec is party to a credit agreement dated as of March 24, 1992, as amended and restated as of December 18, 1996, among Coltec, certain of its subsidiaries and various financial institutions. At the effective date of the merger, BFGoodrich will terminate all commitments and letters of credit and repay in full amounts owing under this credit agreement. BFGoodrich expects to refinance amounts owed under this credit agreement.

                                                                      THE MERGER

                              THE MERGER AGREEMENT

     The following is a description of the material terms of the merger agreement and the reciprocal stock option agreements. Complete copies of the merger agreement and the reciprocal stock option agreements are attached as annexes to this joint proxy statement/prospectus and are incorporated into this joint proxy statement/prospectus by reference. WE ENCOURAGE YOU TO READ ALL OF THE MERGER AGREEMENT AND THE RECIPROCAL STOCK OPTION AGREEMENTS.

THE MERGER

     Under the merger, Runway Acquisition Corporation, a wholly owned subsidiary of BFGoodrich, will merge into Coltec and Coltec will be the surviving corporation. At the effective time of the merger, BFGoodrich will issue approximately 35,311,772 shares of BFGoodrich common stock to existing Coltec shareholders in exchange for their shares of Coltec common stock and, as a result, Coltec will become a wholly owned subsidiary of BFGoodrich. The shares of BFGoodrich common stock issued to Coltec shareholders in the merger will constitute approximately 33% of the outstanding BFGoodrich common stock after the merger. Because Runway Acquisition Corporation and Coltec are corporations that were formed under Pennsylvania law, the merger must be completed in accordance with Pennsylvania law.

EFFECTIVE DATE

     The merger will become effective on the date we file the articles of merger with the Department of State of the Commonwealth of Pennsylvania. We plan to file the articles of merger as soon as possible after all of the conditions described in the merger agreement have been satisfied.

CONVERSION OF COLTEC COMMON STOCK

     On the effective date of the merger, each outstanding share of Coltec common stock will be converted into 0.56 of a share of BFGoodrich common stock. If you are a holder of Coltec common stock and you would have been otherwise entitled to a fraction of a share of BFGoodrich common stock when you surrendered your certificate or certificates for exchange, BFGoodrich will pay you in cash your proportion of the net proceeds that the exchange agent obtains from the sales of the aggregate of all of the fractional shares of BFGoodrich common stock that would otherwise be issued pursuant to the merger agreement. The exchange agent will make those sales in the open market and will make them on your behalf and on behalf of all other holders.

     As soon as possible after the effective date of the merger, the exchange agent will determine the difference between the number of shares of BFGoodrich common stock it received from BFGoodrich and the aggregate number of whole shares of BFGoodrich common stock that it will distribute to holders of Coltec common stock. The exchange agent will then sell those shares at the then current price on the New York Stock Exchange. The exchange agent will execute those sales through one or more member firms of the New York Stock Exchange. BFGoodrich will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the exchange agent incurred in connection with the sale of those excess BFGoodrich shares. Until the exchange agent has distributed all of the proceeds of those sales to the former holders of Coltec common stock, it will hold such proceeds in trust for you and all of the other former holders of Coltec common stock. The exchange agent will make the proceeds from those sales available to the former holders of Coltec common stock as soon as it can after it determines the amount of cash it received in those sales. All of your fractional BFGoodrich common stock interests will be added together, and you will not receive cash in an amount equal to or greater than the value of one whole share of BFGoodrich common stock. We will not pay interest on any cash payable with respect to fractional shares. The Bank of New York or such other person or persons selected by BFGoodrich and reasonably satisfactory to Coltec will serve as exchange agent and will be responsible for sending you any cash payment you have a right to receive.

     Also, if you are a holder of Coltec common stock that is converted to BFGoodrich common stock as a part of the merger, we will also issue to you and attach to each share of BFGoodrich common stock a
                                       54

THE MERGER AGREEMENT
preferred share purchase right under BFGoodrich's shareholder rights plan. On the effective date of the merger, if you are a holder of Coltec common stock, you will no longer have any rights as a holder of those shares, but you will, upon proper surrender of your Coltec common stock certificates, have the rights of a holder of BFGoodrich common stock. For a comparison of the material differences between the rights you have as a holder of Coltec common stock to the rights you will have as a holder of BFGoodrich common stock, read "Material Differences in the Rights of Shareholders" beginning on page 75.

CONVERSION OF COLTEC STOCK OPTIONS; CONVERTIBLE SECURITIES

     On the effective date of the merger, if you hold an option to purchase Coltec common stock, that option will be converted into the right to purchase a number of shares of BFGoodrich common stock equal to the number of shares of Coltec common stock you had the option to purchase multiplied by 0.56. The product of this formula will be rounded down to the nearest whole number to determine the number of shares you will have a right to purchase. The exercise price for the options for BFGoodrich common stock you receive for your Coltec options will be equal to the exercise price of the Coltec options divided by
0.56. The product of this formula will rounded up to the nearest whole cent to determine the exercise price. Accordingly, upon completion of the merger, BFGoodrich would issue 3,120,320 shares of BFGoodrich common stock if all outstanding Coltec stock options were exercised.

     Coltec Capital Trust, which is a statutory business trust formed under the laws of the State of Delaware, has issued to qualified institutional buyers approximately 3,000,000 5 1/4% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES)(SM)*. Coltec owns all of the outstanding common securities of Coltec Capital Trust. Each convertible preferred security is convertible, at the option of the holder, into 1.7058 shares of Coltec common stock, subject to certain adjustments. BFGoodrich has agreed to take all actions required to permit Coltec to give the holders of convertible preferred securities the right to convert each of those securities into 0.955248 of a share of BFGoodrich common stock, subject to certain adjustments. Accordingly, upon completion of the merger, BFGoodrich would issue 2,865,744 shares of BFGoodrich common stock if all outstanding convertible preferred securities were converted. Holders of convertible preferred securities have no voting rights with respect to the merger or the merger agreement.

SURRENDER AND PAYMENT

     If you are a Coltec shareholder, promptly after the effective date of the merger, the exchange agent will mail you a transmittal form that you should use when you send your Coltec common stock certificates for surrender in exchange for BFGoodrich common stock certificates and any cash that you will be entitled to receive. After you receive that transmittal form you should send the certificates for your Coltec common stock, along with a completed and signed transmittal form, to the exchange agent. After you send that form and your old certificates to the exchange agent, the exchange agent will send back to you new certificates for the number of whole shares of BFGoodrich common stock into which your Coltec common stock was converted plus a check for any cash payable for any portion of shares. The transmittal form the exchange agent sends you will include instructions explaining other details of the exchange of those certificates.

     If you are a holder of Coltec common stock that will be converted into BFGoodrich common stock, you will not be able to receive any dividends or other distributions that are declared or made on the BFGoodrich common stock until you surrender your old Coltec common stock certificates. When you do surrender those Coltec common stock certificates, we will pay to the person in whose name the BFGoodrich common stock will be issued any dividends or other distributions that have become payable on those shares of BFGoodrich common stock for any record date after the effective date of the merger. We will not pay any interest on dividends or distributions for the time between the record date and the date we actually pay you those dividends or other distributions. In addition, we will not pay any interest on any cash payable in place of fractional shares.

---------------

     * The terms Term Income Deferrable Equity Securities (TIDES)(SM) and TIDES(SM) are registered service marks of CSFB.
                                       55

                                                            THE MERGER AGREEMENT

     If you request us to issue certificates for BFGoodrich common stock in a name other than the name on the certificates for Coltec common stock that you surrender in exchange, you will have to pay the exchange agent all transfer or other taxes that may be required because of the issuance of shares of BFGoodrich common stock in a name other than the name of the registered holder of the certificate that you surrendered to us. If you can establish that any such tax has already been paid or does not apply to you, then you will not have to pay that transfer or other tax. If any of your certificates are lost, stolen or destroyed, you must make an affidavit and, if required by BFGoodrich, post a bond in an amount BFGoodrich determines is reasonably necessary. The exchange agent will then issue, in exchange for your lost, stolen or destroyed certificates, the appropriate number of shares of BFGoodrich common stock, any cash in lieu of fractional shares and any dividends or other distributions. You should be aware that the exchange agent, BFGoodrich, Coltec and Runway Acquisition Corporation will not be liable to you if they deliver any dividends or distributions on those shares to any public official in accordance with any escheat laws.

     From the effective date of the merger, all shares of Coltec common stock converted into BFGoodrich common stock and cash will no longer be outstanding and will automatically be canceled and retired and will cease to exist. You will not have any rights with respect to those shares of Coltec common stock other than your right to receive BFGoodrich common stock, dividends or other distributions and cash as described above.

     IF YOU ARE A COLTEC SHAREHOLDER, YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE A TRANSMITTAL FORM FROM THE EXCHANGE AGENT.

     IF YOU ARE A BFGOODRICH SHAREHOLDER, YOU SHOULD NOT SEND IN YOUR CERTIFICATES AT ALL.

     Detailed instructions, including a transmittal form, as to the method of exchanging certificates formerly representing shares of Coltec common stock for certificates representing shares of BFGoodrich common stock will be mailed to holders of Coltec common stock promptly following the effective date of the merger. See "--Conversion of Coltec Common Stock."

CONDITIONS TO COMPLETION OF THE MERGER

     Conditions to BFGoodrich's Obligation and Coltec's Obligation to Complete the Merger. The obligation of BFGoodrich and Coltec to complete the merger are subject to the satisfaction of certain conditions, including:

        - approval and adoption by Coltec shareholders of the merger agreement;

        - approval by BFGoodrich shareholders of the issuance of BFGoodrich common stock in the merger;

        - BFGoodrich common stock issuable in the merger must be authorized for listing on the New York Stock Exchange;

        - applicable waiting periods under antitrust and competition laws must have expired or been terminated;

        - all other consents required must have been obtained, unless the failure to do so would not have a material adverse effect on Coltec or BFGoodrich;

        - the registration statement relating to the issuance of BFGoodrich common stock in the merger must be effective;

        - there may not be any injunction or other order by any court or governmental entity prohibiting or preventing the merger or requiring BFGoodrich or Coltec to hold separate or divest any business, product lines or assets of BFGoodrich or Coltec or requiring BFGoodrich or Coltec to take any other action as a condition to completing the merger if that holding separate, divestiture or other action would have a material adverse effect on BFGoodrich or Coltec; and

THE MERGER AGREEMENT

        - BFGoodrich and Coltec must have received letters from their independent auditors confirming that they agree with management's conclusion that the merger will qualify for "pooling of interests" accounting treatment under generally accepted accounting principles.

     Conditions to Coltec's Obligation to Complete the Merger. The obligation of Coltec to complete the merger is further subject to the satisfaction of several conditions, including:

        - BFGoodrich and Runway Acquisition Corporation must perform their obligations under the merger agreement in all material respects;

        - representations and warranties of BFGoodrich and Runway Acquisition Corporation contained in the merger agreement must be true and correct when made and as if made on the effective date of the merger, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on BFGoodrich; and

        - Coltec must receive a legal opinion of Cravath, Swaine & Moore, counsel to Coltec, that the merger will constitute a "reorganization" for federal income tax purposes.

     Conditions to Obligations of BFGoodrich and Runway Acquisition Corporation to Complete the Merger. The obligations of BFGoodrich and Runway Acquisition Corporation to complete the merger are further subject to the satisfaction of several conditions, including:

        - Coltec must perform its obligations under the merger agreement in all material respects;

        - representations and warranties of Coltec contained in the merger agreement must be true and correct when made and as if made on the effective date of the merger, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Coltec; and

        - BFGoodrich must receive a legal opinion from Squire, Sanders & Dempsey L.L.P., counsel to BFGoodrich, that the merger will constitute a "reorganization" for federal income tax purposes.

     Each of us could, to the extent permitted by applicable law, decide to waive certain of the conditions to our obligation to complete the merger even though one or more of these conditions have not been met. In the case of mutual conditions, however, both of us would have to decide to waive a condition to our obligations to complete the merger. We cannot guarantee that the conditions to the merger will be satisfied or waived, or that the merger will be completed at all.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains some customary representations and warranties made both by Coltec and by BFGoodrich, including representations and warranties relating to:

        - due organization and good standing;

        - capitalization;

        - corporate authorization to enter into the transactions contemplated by the merger agreement;

        - governmental reviews and approvals required in connection with the transactions contemplated by the merger agreement;

        - filings with the Securities and Exchange Commission;

        - financial statements;

        - absence of any breach of organizational documents or material agreements;

        - information included in this joint proxy statement/prospectus;

        - absence of certain material changes or events;

        - litigation;
                                       57

                                                            THE MERGER AGREEMENT

        - certain laws regarding takeovers;

        - compliance with laws;

        - taxes;

        - product liability and airworthiness;

        - environment;

        - accounting and tax matters; and

        - determinations by the boards of directors.

     In addition, Coltec made certain additional representations and warranties to BFGoodrich relating to:

        - employee benefit plans and plan compliance;

        - certain contracts;

        - patents and trademarks;

        - insurance coverage; and

        - year 2000 compliance.

     Runway Acquisition Corporation has made some representations and warranties as to organization, capitalization and authorization.

     The representations and warranties in the merger agreement do not survive the effective date of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of Business by Coltec until the Merger Date. From November 22, 1998 until the effective date of the merger, unless BFGoodrich otherwise consents in writing, Coltec and its subsidiaries must:

        - conduct their business in the ordinary course consistent with past practices;

        - use their reasonable best efforts to preserve intact their present business organizations;

        - use their reasonable best efforts to keep available the services of their present officers and employees; and

        - use their reasonable best efforts to preserve their relationships with customers, suppliers and others having business dealings with them.

     In addition, except as otherwise provided in the merger agreement, during this period Coltec and its subsidiaries may not:

        - sell or pledge any of their capital stock;

        - amend their organizational documents;

        - declare dividends or make any other distribution with respect to their capital stock;

        - redeem, purchase or acquire any shares of their capital stock;

        - issue or sell any of their equity securities convertible into or exchangeable for any of their equity securities other than pursuant to the exercise of Coltec stock options;

        - acquire or sell or otherwise dispose of capital assets or any other assets other than in the ordinary course of business;

        - incur, assume or guarantee any indebtedness from third parties;

THE MERGER AGREEMENT

        - enter into any severance, termination pay, employment, deferred compensation or similar agreements with directors, officers or employees;

        - increase employee compensation, severance or other benefits;

        - invest in any non-investment grade debt securities except as required in connection with the convertible preferred securities issued by Coltec Capital Trust;

        - take any action that would disqualify the merger as a "pooling of interests" for accounting purposes; or

        - take certain actions with respect to tax matters.

     Conduct of Business by BFGoodrich and Runway Acquisition Corporation until the Merger Date. From November 22, 1998 until the merger date, unless Coltec otherwise consents in writing, BFGoodrich and its subsidiaries must:

        - conduct their business in the ordinary course consistent with past practices;

        - use their reasonable best efforts to preserve their present business organizations;

        - use their reasonable best efforts to keep available the services of their present officers and employees;

        - use their reasonable best efforts to preserve their relationships with customers, suppliers and others having business dealings with them; and

        - not take any action that would disqualify the merger as a "pooling of interests" for accounting purposes.

     The merger agreement does not prohibit BFGoodrich from acquiring a substantial interest in the assets or business of another organization as BFGoodrich deems appropriate from time to time. However, BFGoodrich or its subsidiaries may not acquire any asset or other business interest, or sell 50% or more of the outstanding BFGoodrich common stock to any person, in each case if such transaction is reasonably likely to raise antitrust, competition law or trade regulatory issues that are reasonably likely to materially delay, impede or prohibit the merger.

NO SOLICITATION

     Coltec. Coltec has agreed that, until the termination of the merger agreement, it will not, with respect to Coltec:

        - take any action to solicit, initiate or encourage any acquisition proposal with respect to Coltec;

        - enter into any agreement with respect to any acquisition proposal; or

        - participate in discussions or negotiations or take any action that may reasonably be expected to lead to an acquisition proposal with respect to Coltec.

Coltec may, however, respond to an unsolicited communication regarding an acquisition proposal if the Coltec board determines that such acquisition proposal is reasonably likely to result in a superior proposal. Coltec must notify BFGoodrich promptly if it receives any acquisition proposal.

     BFGoodrich. BFGoodrich has agreed that, until termination of the merger agreement, it will not, with respect to BFGoodrich:

        - take any action to solicit, initiate or encourage any acquisition proposal with respect to BFGoodrich;

        - enter into any agreement with respect to any acquisition proposal; or

        - participate in discussions or negotiations or take any action that may reasonably be expected to lead to an acquisition proposal with respect to BFGoodrich.
                                       59

                                                            THE MERGER AGREEMENT

BFGoodrich may, however, respond to an unsolicited communication regarding an acquisition proposal if the BFGoodrich board determines that such acquisition proposal is reasonably likely to result in a superior proposal or a transaction that would not otherwise conflict with the merger agreement. BFGoodrich must notify Coltec promptly if it receives any acquisition proposal.

     When it relates to Coltec, the term "acquisition proposal" means any proposed:

        - merger, consolidation or similar transaction involving Coltec;

        - sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of 15% or more, or 50% or more when used in the context of the termination and expense reimbursement fees described below, of the consolidated assets of Coltec and its subsidiaries; or

        - issue, sale, or other disposition of, or acquisition of, securities representing 15% or more, or 50% or more when used in the context of the termination and expense reimbursement fees described below, of the voting power of Coltec.

     When it relates to BFGoodrich, the term "acquisition proposal" means any proposed:

        - merger, consolidation or similar transaction involving BFGoodrich pursuant to which the holders of BFGoodrich common stock will own less than 50% of the BFGoodrich common stock or, if BFGoodrich is not the surviving entity, less than 50% of the common stock of the combined entity;

        - sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of 50% or more of the consolidated assets of BFGoodrich and its subsidiaries; or

        - issue, sale, or other disposition of, or acquisition of, securities representing 50% or more of the voting power of BFGoodrich.

     When it relates to Coltec, the term "superior proposal" means any acquisition proposal:

        - that is more favorable to Coltec's shareholders than the merger taking into account the nature of the acquisition proposal, the nature and amount of the consideration, the likelihood of completion and any other factors deemed appropriate by the Coltec board; and

        - that involves 50% or more, rather than 15% or more, of the assets or voting stock of Coltec.

     When it relates to BFGoodrich, the term "superior proposal" means any acquisition proposal:

        - that is more favorable to BFGoodrich's shareholders than the merger taking into account the nature of the acquisition proposal, the nature and amount of the consideration, the likelihood of completion and any other factors deemed appropriate by the BFGoodrich board.

     Before furnishing nonpublic information to, or entering into discussions or negotiations with, any other persons or entities relating to any acquisition proposal, Coltec or BFGoodrich, as the case may be, must enter into a customary confidentiality agreement with that third person, but the confidentiality agreement may not include any provision calling for an exclusive right to negotiate with such party.

     The party entering into the confidentiality agreement must advise the other of the nature of any nonpublic information delivered to a third person reasonably promptly following its delivery to that third person.

TERMINATION; FEES AND EXPENSES

     Termination. We can agree to terminate the merger agreement without completing the merger, and either of us acting alone can terminate the merger agreement if:

     - the merger has not been completed on or before March 31, 2000;

     - the BFGoodrich shareholders do not approve the issuance of BFGoodrich common stock in the merger;

     - the Coltec shareholders do not approve and adopt the merger agreement;

THE MERGER AGREEMENT

     - any of the conditions to our obligation to complete the merger can no longer be satisfied; or

     - any injunction or other order by any court or other governmental entity has become final and non-appealable and:

        - prohibits or prevents the merger; or

        - requires BFGoodrich or Coltec to hold separate or divest any business, product lines or assets of BFGoodrich or Coltec or requires BFGoodrich or Coltec to take any other action if such holding separate, divestiture or other action would have a material adverse effect on BFGoodrich or Coltec.

     BFGoodrich, acting alone, can terminate the merger agreement if the BFGoodrich board has accepted or resolved to accept a superior proposal or if the Coltec board either fails to reaffirm its support for the merger if requested in writing by BFGoodrich to do so at any time when an acquisition proposal with respect to Coltec is outstanding or accepts or resolves to accept a superior proposal. Coltec, acting alone, can terminate the merger agreement if the Coltec board has accepted or resolved to accept a superior proposal or if the BFGoodrich board either fails to reaffirm its support for the merger if requested in writing by Coltec to do so at any time when an acquisition proposal with respect to BFGoodrich is outstanding or accepts or resolves to accept a superior proposal.

     Termination and Expense Reimbursement Fees; Termination and Expense Reimbursement Fee Triggers. Pursuant to the merger agreement, Coltec must pay a $45 million termination fee to BFGoodrich if the merger agreement is terminated:

     - by BFGoodrich because the Coltec board has accepted or resolved to accept a superior proposal or failed to reaffirm its recommendation concerning the merger within 10 business days after receipt of any written request from BFGoodrich to do so at any time when an acquisition proposal with respect to Coltec has been made and not rejected by the Coltec board;

     - by Coltec because the Coltec board has accepted or resolved to accept a superior proposal; or

     - by either BFGoodrich or Coltec where:

        - the shareholders of Coltec did not approve and adopt the merger agreement at the Coltec meeting;

        - an acquisition proposal with respect to Coltec had been publicly disclosed to the shareholders of Coltec and not withdrawn or terminated prior to the Coltec meeting; and

        - within 12 months after such termination of the merger agreement, Coltec enters into an agreement providing for the completion of an acquisition proposal with respect to Coltec or an acquisition proposal with respect to Coltec is completed.

     If such termination fee is payable, Coltec must also pay BFGoodrich an expense reimbursement fee of $5 million for expenses BFGoodrich incurred in connection with the merger. Coltec must also pay BFGoodrich such $5 million expense reimbursement fee if BFGoodrich terminates the merger agreement because one or more of the conditions to BFGoodrich's obligation to complete the merger is no longer capable of satisfaction and at the time of such termination Coltec is in material breach of any representation, warranty or material covenant of Coltec contained in the merger agreement.

     Pursuant to the merger agreement, BFGoodrich must pay a $45 million termination fee to Coltec if the merger agreement is terminated:

     - by Coltec because the BFGoodrich board has accepted or resolved to accept a superior proposal contemplating the termination of the merger agreement or failed to reaffirm its recommendation concerning the issuance of BFGoodrich common stock in the merger within 10 business days after receipt of any written request from Coltec to do so at any time when an acquisition proposal with respect to BFGoodrich has been made and not rejected by the BFGoodrich board; or

                                                            THE MERGER AGREEMENT

     - by BFGoodrich because the BFGoodrich board has accepted or resolved to accept a superior proposal; or

     - by either BFGoodrich or Coltec where:

        - the shareholders of BFGoodrich did not approve the issuance of BFGoodrich common stock in the merger at the BFGoodrich meeting;

        - an acquisition proposal with respect to BFGoodrich had been publicly disclosed to the shareholders of BFGoodrich and not withdrawn or terminated prior to the BFGoodrich meeting; and

        - within 12 months after the termination of the merger agreement, BFGoodrich enters into an agreement providing for the completion of an acquisition proposal with respect to BFGoodrich or an acquisition proposal with respect to BFGoodrich is completed.

     If such termination fee is payable, BFGoodrich must also pay Coltec an expense reimbursement fee of $5 million for expenses Coltec incurred in connection with the merger. BFGoodrich must also pay Coltec such $5 million expense reimbursement fee if Coltec terminates the merger agreement because one or more of the conditions to Coltec's obligation to complete the merger is no longer capable of satisfaction and at the time of such termination BFGoodrich is in material breach of any representation, warranty or material covenant of BFGoodrich contained in the merger agreement. The termination and expense reimbursement fee provisions are customary for transactions like the merger. We agreed to the amount of the fees and the circumstances under which they are payable after extensive negotiation.

     After input and discussions with our financial advisors, we negotiated the amount of the termination fee and the expense reimbursement fee based on the values of our companies, the consideration being paid and estimated out-of-pocket expenses in connection with the merger and an estimate of the opportunities that could be lost if the merger agreement were signed, but then terminated. In addition, our financial advisors advised us that the amount of these fees is within a customary range when compared to similar transactions.

RECIPROCAL STOCK OPTION AGREEMENTS

     When we entered into the merger agreement, we also entered into the reciprocal stock option agreements, pursuant to which each of us granted the other party an option to purchase 19.9% of the number of outstanding shares of its common stock upon the occurrence of some specified events. These options are customary for transactions like the merger. We agreed to the terms of the options and the circumstances under which they are exercisable after extensive negotiation.

     The reciprocal stock option agreements are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. Therefore, some aspects of the reciprocal stock option agreements may have the effect of discouraging persons who might now or at any other time before the effective date of the merger be interested in acquiring all of or a significant interest in BFGoodrich or Coltec from considering or proposing such an acquisition. This would occur even if, in the case of Coltec, such persons were prepared to offer to pay the Coltec shareholders more than the current market value of the shares of BFGoodrich common stock to be received by the Coltec shareholders pursuant to the merger agreement. The acquisition of BFGoodrich or Coltec could cause the BFGoodrich option or the Coltec option, as the case may be, to become exercisable. The existence of the options could significantly increase the cost to a potential acquirer of acquiring either BFGoodrich or Coltec compared to the cost if we had not entered into the reciprocal stock option agreements. This increased cost might discourage a potential acquirer from considering or proposing an acquisition or might result in a potential acquirer proposing to pay a lower per share price to acquire BFGoodrich or Coltec than it might otherwise have proposed to pay. Moreover, following consultation with their own independent accountants, BFGoodrich and Coltec believe that the exercise or repurchase of either of the options is likely to prohibit any other acquirer of BFGoodrich or Coltec from accounting for that acquisition using the "pooling of interests" accounting method for a period of two years. Our financial advisors tell us that reciprocal stock options are within the customary range of actions companies take to ensure completion of negotiated merger agreements.

THE MERGER AGREEMENT

  Coltec Reciprocal Stock Option Agreement

     Coltec granted to BFGoodrich an irrevocable option to purchase 19.9% of the total number of issued and outstanding shares of Coltec common stock at a per share price of $20 1/8 at any time after the merger agreement is terminated and Coltec has become obligated to pay the termination fee described above. In no event will the number of shares of Coltec common stock issuable upon exercise of the option exceed 19.9% of the total number of issued and outstanding shares of Coltec common stock.

     The terms of the Coltec reciprocal stock option agreement also provide that BFGoodrich may elect to receive cash from Coltec during the option's exercise period if the market/offer price is determined to be greater than $20 1/8. The market/offer price is defined, as of any date, as the higher of:

     - the price per share offered as of that date pursuant to any tender or exchange offer or other public offer with respect to the highest acquisition proposal with respect to Coltec that was made before that date and has not been terminated or withdrawn as of that date; and

     - the fair market value of the Coltec common stock as of that date.

     BFGoodrich may exercise the option in whole, but not in part, at any time after the merger agreement is terminated and Coltec has become obligated to pay the termination fee. As of the date of this joint proxy statement/prospectus, BFGoodrich and Coltec do not believe that any event has occurred that would trigger the payment of the termination fee.

     Coltec's obligation to issue Coltec common stock to BFGoodrich upon BFGoodrich's exercise of the option is subject to some conditions, including, but not limited to:

     - expiration of the applicable waiting periods under antitrust and competition laws;

     - receipt of all other consents relating to the Coltec reciprocal stock option agreement required under the merger agreement, unless the failure to do so would not have a material adverse effect on Coltec or BFGoodrich;

     - authorization for listing on the New York Stock Exchange of the Coltec common stock to be issued pursuant to the option; and

     - absence of any preliminary injunction or other order by any court or other governmental entity prohibiting the issuance of the shares of Coltec common stock pursuant to BFGoodrich's exercise of the option or requiring BFGoodrich or Coltec to hold separate or divest any business, product lines or assets of BFGoodrich or Coltec or requiring BFGoodrich or Coltec to take any other action if that holding separate, divestiture or other action would have a material adverse effect on BFGoodrich or Coltec.

     The option granted to BFGoodrich under the Coltec reciprocal stock option agreement terminates upon the earliest to occur of any of the following events:

     - on the effective date of the merger;

     - if the merger agreement is terminated and in connection with such termination Coltec is not obligated to pay the termination fee to BFGoodrich and cannot as a result of such termination become so obligated;

     - 12 months after the date of termination of the merger agreement where:

        - an acquisition proposal with respect to Coltec had been publicly disclosed to the shareholders of Coltec and not withdrawn or terminated before the Coltec meeting;

        - the merger agreement has been terminated by either BFGoodrich or Coltec because the shareholders of Coltec did not adopt and approve the merger agreement at the Coltec meeting; and

        - Coltec does not enter into any agreement providing for the completion of an acquisition proposal with respect to Coltec or an acquisition proposal with respect to Coltec is not completed, in each case, during the 12-month period following such termination of the merger agreement;

                                                            THE MERGER AGREEMENT

     - if BFGoodrich does not exercise the option within 30 days after BFGoodrich is entitled to exercise this option unless there is a legal barrier to BFGoodrich's exercise of the option at the expiration of this 30-day period in which case the period in which BFGoodrich may exercise the option may be extended in up to 180 days from the first date BFGoodrich could exercise this option;

     - if the representations and warranties of BFGoodrich contained in either the Coltec reciprocal stock option agreement or the merger agreement are determined to be inaccurate in a material way when made, as of the date of the termination of the merger agreement or as of the date of BFGoodrich's purported exercise of the option;

     - if BFGoodrich's representations and warranties in either the merger agreement or the Coltec reciprocal stock option agreement are determined to have been or to be inaccurate as of the date of the merger agreement, the time of termination of the merger agreement which gave rise to the exercisability of the option or the time of BFGoodrich's purported exercise of the option; or

     - if BFGoodrich is determined at either the time of the termination of the merger agreement which gave rise to the exercisability of the option or the time of BFGoodrich's purported exercise of the option to be in material breach of any of its covenants contained in either the Coltec reciprocal stock option agreement or the merger agreement.

     Except as provided in the Coltec reciprocal stock option agreement, neither the Coltec reciprocal stock option agreement nor the rights or obligations of BFGoodrich or Coltec may be assigned without the written consent of the other party.

  BFGoodrich Reciprocal Stock Option Agreement

     BFGoodrich granted to Coltec an irrevocable option to purchase 19.9% of the total issued and outstanding shares of BFGoodrich common stock at a per share price of $35 15/16 at any time the merger agreement is terminated and BFGoodrich becomes obligated to pay the termination fee described above. In no event will the number of shares of BFGoodrich common stock issuable upon exercise of the option exceed 19.9% of the total number of issued and outstanding shares of BFGoodrich common stock.

     The terms of the BFGoodrich reciprocal stock option agreement also provide that Coltec may elect to receive cash from BFGoodrich during the option's exercise period if the market/offer price is determined to be greater than $35 15/16. The market/offer price is defined, as of any date, as the higher of:

     - the price per share offered as of that date pursuant to any tender or exchange offer or other public offer with respect to the highest acquisition proposal with respect to BFGoodrich that was made before that date and not terminated or withdrawn as of that date; and

     - the fair market value of the BFGoodrich common stock as of that date.

     Coltec may exercise the option in whole, but not in part, at any time after the merger agreement is terminated and BFGoodrich becomes obligated to pay the termination fee. As of the date of this joint proxy statement/prospectus, BFGoodrich and Coltec do not believe that any event has occurred that would trigger the payment of the termination fee.

     BFGoodrich's obligation to issue BFGoodrich common stock to Coltec upon Coltec's exercise of the option is subject to some conditions, including, but not limited to:

     - expiration of the applicable waiting periods under antitrust and competition laws;

     - receipt of all other consents relating to the Coltec reciprocal stock option agreement required under the merger agreement, unless the failure to do so would not have a material adverse effect on Coltec or BFGoodrich;

     - authorization for listing on the New York Stock Exchange of the BFGoodrich common stock to be issued pursuant to the option; and

     - absence of any preliminary injunction or other order of any court or governmental entity prohibiting the issuance of the shares of BFGoodrich common stock pursuant to Coltec's exercise of the option or requiring BFGoodrich or Coltec to hold separate or divest any business, product lines or assets of

THE MERGER AGREEMENT

       BFGoodrich or Coltec or requiring BFGoodrich or Coltec to take any other action if that holding separate, divestiture or other action would have a material adverse effect on BFGoodrich or Coltec.

     The option granted to Coltec under the BFGoodrich reciprocal stock option agreement terminates upon the earliest to occur of any of the following events:

     - on the effective date of the merger;

     - if the merger agreement is terminated and in connection with such termination BFGoodrich is not obligated to pay the termination fee to Coltec and cannot as a result of such termination become so obligated;

     - 12 months after the date of termination of the merger agreement where:

        - an acquisition proposal with respect to BFGoodrich had been publicly disclosed to the shareholders of BFGoodrich and not withdrawn or terminated before the BFGoodrich meeting;

        - the merger agreement has been terminated by either BFGoodrich or Coltec because the shareholders of BFGoodrich did not approve the issuance of BFGoodrich common stock in the merger at the BFGoodrich meeting; and

        - BFGoodrich does not enter into any agreement providing for the completion of an acquisition proposal with respect to BFGoodrich or an acquisition proposal with respect to BFGoodrich is not completed, in each case, during the 12-month period following such termination of the merger agreement;

     - if Coltec does not exercise the option within 30 days after BFGoodrich is entitled to exercise this option, unless there is a legal barrier to Coltec's exercise of the option at the expiration of this 30-day period in which case the period in which Coltec may exercise this option may be extended up to 180 days from the first date Coltec could exercise this option.

     - if the representations and warranties of Coltec contained in the BFGoodrich reciprocal stock option agreement or the merger agreement are determined to be inaccurate in a material way when made, as of the date of the termination of the merger agreement or as of the date of Coltec's purported exercise of the option;

     - if Coltec's representations and warranties in either the merger agreement or the BFGoodrich reciprocal stock option agreement are determined to have been or to be inaccurate as of the date of the merger agreement, the time of the termination of the merger agreement which gave rise to the exercisability of the option or the time of Coltec's purported exercise of the option; or

     - if Coltec is determined at either the time of the termination of the merger agreement which gave rise to the exercisability of the option or the time of Coltec's purported exercise of the option to be in material breach of any of its covenants contained in either the BFGoodrich reciprocal stock option agreement or the merger agreement.

     Except as provided in the BFGoodrich reciprocal stock option agreement, neither the BFGoodrich reciprocal stock option agreement nor the rights or obligations of BFGoodrich or Coltec may be assigned without the written consent of the other party.

AMENDMENT; WAIVER

     The merger agreement may be amended in writing if signed by both BFGoodrich and Coltec. BFGoodrich or Coltec may extend the time for performance, waive any inaccuracies in the representations and warranties or waive compliance with any agreements or conditions under the merger agreement by a writing signed by the party against whom the waiver or extension is to be effective. We may amend the merger agreement or give each other waivers at any time before or after the Coltec shareholders approve the merger agreement and the BFGoodrich shareholders approve the issuance of BFGoodrich common stock in the merger. However, after the BFGoodrich meeting and the Coltec meeting, we cannot make any amendment or give any waiver that by law requires further approval by the Coltec shareholders or BFGoodrich shareholders unless we have obtained those approvals.

                                                            THE MERGER AGREEMENT

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined statements of income for each of the three years ended December 31, 1996, 1997 and 1998 give effect to the merger, accounted for as a "pooling of interests." The unaudited pro forma condensed combined statements of income and the unaudited pro forma condensed combined balance sheet at December 31, 1998 give effect to the merger as though Coltec had always been a part of BFGoodrich.

     The pro forma information is based on the historical consolidated financial statements of BFGoodrich and of Coltec, under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined financial statements.

     You should read the information shown below in conjunction with the consolidated historical financial statements of BFGoodrich and of Coltec, including the respective notes to those financial statements, which are incorporated by reference in this joint proxy statement/prospectus. We have presented the pro forma data for comparative purposes only. They are not necessarily indicative of the results of operations or of the financial position that would have occurred had the merger been completed during the periods or as of the date for which the pro forma data are presented, and they are not necessarily indicative of BFGoodrich's future results of operations or financial position.

     Pro forma per share amounts for the combined BFGoodrich and Coltec entity are based on the exchange ratio of 0.56 of a share of BFGoodrich common stock for each share of Coltec common stock.

FINANCIAL STATEMENTS

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1998
                             (DOLLARS IN MILLIONS)

     The following unaudited pro forma condensed combined balance sheet as of December 31, 1998 is presented to show the impact of the proposed merger on BFGoodrich's historical financial condition. The merger has been reflected under the "pooling of interests" method of accounting.

                                                                      PRO FORMA               PRO FORMA
                                         BFGOODRICH      COLTEC      ADJUSTMENTS              COMBINED
                                         ----------    ----------    -----------              ---------
ASSETS
Current Assets
  Cash and cash equivalents............   $   31.7      $   21.8       $                      $   53.5
  Accounts and notes receivable, net...      629.0         148.2                                 777.2
  Inventories..........................      772.5         236.0                               1,008.5
  Deferred income taxes................      142.1          20.5                                 162.6
  Prepaid expenses and other assets....       39.2          15.6                                  54.8
                                          --------      --------       -------                --------
          Total current assets.........    1,614.5         442.1            --                 2,056.6
                                          --------      --------       -------                --------
Property...............................    1,255.9         306.6            --                 1,562.5
Deferred income taxes..................       39.7            --            --                    39.7
Prepaid pensions.......................      148.0            --          45.3     4(c)          193.3
Goodwill...............................      771.0         214.6                                 985.6
Identifiable intangible assets.........      112.4            --                                 112.4
Other assets...........................      251.1          92.3                                 343.4
                                          --------      --------       -------                --------
                                          $4,192.6      $1,055.6       $  45.3                $5,293.5
                                          ========      ========       =======                ========

See notes to unaudited pro forma condensed combined financial statements on page 72.

                                                            FINANCIAL STATEMENTS

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1998
                             (DOLLARS IN MILLIONS)
                                  (CONTINUED)

                                                                      PRO FORMA               PRO FORMA
                                         BFGOODRICH      COLTEC      ADJUSTMENTS              COMBINED
                                         ----------    ----------    -----------              ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term bank debt.................   $  144.1      $     --       $                      $  144.1
  Accounts payable.....................      364.4          96.6                                 461.0
  Accrued expenses.....................      420.1         171.1                                 591.2
  Income taxes payable.................       59.4            --                                  59.4
  Current maturities of long-term debt
     and capital lease obligations.....        2.8           5.1                                   7.9
                                          --------      --------                              --------
          Total current liabilities....      990.8         272.8            --                 1,263.6
                                          --------      --------       -------                --------
Long-term debt and capital lease
  obligations..........................      995.2         577.5                               1,572.7
Pension obligations....................       43.6            --          33.0     4(c)           76.6
Postretirement benefits other than
  pensions.............................      338.1           5.9                                 344.0
Other non-current liabilities..........      101.7         214.5          12.3     4(c)          328.5
Deferred income taxes..................         --         139.9                                 139.9
Mandatorily redeemable preferred
  securities of trusts.................      123.6         145.3                                 268.9
Shareholders' Equity
  Common stock.........................      381.1           0.7         175.9     4(a)          557.7
  Additional capital...................      543.7         643.6        (303.8)    4(a)(b)       883.5
  Income retained in the business......      736.8        (795.3)                                (58.5)
  Accumulated other comprehensive
     income............................        3.6         (18.7)                                (15.1)
  Common stock held in treasury, at
     cost..............................      (65.6)       (127.9)        127.9     4(b)          (65.6)
  Unearned compensation................         --          (2.7)                                 (2.7)
                                          --------      --------       -------                --------
          Total Shareholders' Equity...    1,599.6        (300.3)           --                 1,299.3
                                          --------      --------       -------                --------
                                          $4,192.6      $1,055.6       $  45.3                $5,293.5
                                          ========      ========       =======                ========

See notes to unaudited pro forma condensed combined financial statements on page 72.

FINANCIAL STATEMENTS

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited pro forma condensed combined statements of income are presented to show the impact of the proposed merger on BFGoodrich's historical results of operations. These statements assume that the companies had been combined for each period presented.

                                                                            PRO FORMA     PRO FORMA
                                               BFGOODRICH      COLTEC      ADJUSTMENTS    COMBINED
                                               ----------    ----------    -----------    ---------
Sales........................................   $3,950.8      $1,504.1      $     --      $5,454.9
Operating costs and expenses:
  Cost of sales..............................    2,853.1       1,080.8                     3,933.9
  Selling and administrative costs...........      610.4         235.2            --         845.6
  Restructuring costs and asset impairment...       10.5            --            --          10.5
                                                --------      --------      --------      --------
                                                 3,474.0       1,316.0            --       4,790.0
                                                --------      --------      --------      --------
Operating income.............................      476.8         188.1            --         664.9
Interest expense.............................      (79.0)        (54.3)           --        (133.3)
Interest income..............................        5.2           0.9            --           6.1
Other income (expense) -- net................      (18.1)         56.2            --          38.1
                                                --------      --------      --------      --------
Income from continuing operations before
  income taxes and trust distributions.......      384.9         190.9            --         575.8
Income tax expense...........................     (146.3)        (64.9)           --        (211.2)
Distributions on trust preferred
  securities.................................      (10.5)         (3.7)           --         (14.2)
                                                --------      --------      --------      --------
Income from continuing operations............      228.1         122.3            --         350.4
Income (loss) from discontinued
  operations -- net of taxes.................       (1.6)           --            --          (1.6)
                                                --------      --------      --------      --------
Income before extraordinary item.............      226.5         122.3            --         348.8
Extraordinary item -- net of tax.............         --          (4.3)           --          (4.3)
                                                --------      --------      --------      --------
Net income...................................   $  226.5      $  118.0      $     --      $  344.5
                                                ========      ========      ========      ========
Basic earnings per share:
  Continuing operations......................   $   3.09      $   1.88      $     --      $   3.18
  Discontinued operations....................      (0.02)           --            --         (0.01)
  Extraordinary item.........................         --         (0.07)           --         (0.04)
                                                --------      --------      --------      --------
  Net income.................................   $   3.07      $   1.81      $     --      $   3.13
                                                ========      ========      ========      ========
Diluted earnings per share:
  Continuing operations......................   $   3.04      $   1.81      $     --      $   3.08
  Discontinued operations....................      (0.02)           --            --         (0.01)
  Extraordinary item.........................         --         (0.06)           --         (0.04)
                                                --------      --------      --------      --------
  Net income.................................   $   3.02      $   1.75      $     --      $   3.03
                                                ========      ========      ========      ========
Weighted average number of common and common
  equivalent shares outstanding -- in
  millions
     Basic...................................       73.7          65.1            --         110.2
     Diluted.................................       75.0          69.4            --         113.9

See notes to unaudited pro forma condensed combined financial statements on page 72.

                                                            FINANCIAL STATEMENTS

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                          PRO FORMA     PRO FORMA
                                               BFGOODRICH     COLTEC     ADJUSTMENTS    COMBINED
                                               ----------    --------    -----------    ---------
Sales........................................   $3,373.0     $1,314.9     $     --      $4,687.9
Operating costs and expenses:
  Cost of sales..............................    2,454.7        898.3           --       3,353.0
  Charge for MD-90 contract..................       35.2           --           --          35.2
  Selling and administrative costs...........      556.0        218.8           --         774.8
  Merger-related costs.......................       77.0           --           --          77.0
                                                --------     --------     --------      --------
                                                 3,122.9      1,117.1           --       4,240.0
                                                --------     --------     --------      --------
Operating income.............................      250.1        197.8           --         447.9
Interest expense.............................      (73.0)       (54.6)          --        (127.6)
Interest income..............................       12.0           .6           --          12.6
Gain on issuance of subsidiary stock.........       13.7           --           --          13.7
Other income (expense) -- net................       15.0           --           --          15.0
                                                --------     --------     --------      --------
Income from continuing operations before
  income taxes and trust distributions.......      217.8        143.8           --         361.6
Income tax expense...........................      (94.1)       (48.9)          --        (143.0)
Distributions on trust preferred
  securities.................................      (10.5)          --           --         (10.5)
                                                --------     --------     --------      --------
Income from continuing operations............      113.2         94.9           --         208.1
Income from discontinued operations -- net of
  taxes......................................       84.3           --           --          84.3
                                                --------     --------     --------      --------
Income before extraordinary item.............      197.5         94.9           --         292.4
Extraordinary item -- net of tax.............      (19.3)          --           --         (19.3)
                                                --------     --------     --------      --------
Net income...................................   $  178.2     $   94.9     $     --      $  273.1
                                                ========     ========     ========      ========
Basic earnings per share:
  Continuing operations......................   $   1.59     $   1.44     $     --      $   1.93
  Discontinued operations....................       1.19           --           --          0.78
  Extraordinary item.........................      (0.27)          --           --         (0.18)
                                                --------     --------     --------      --------
  Net income.................................   $   2.51     $   1.44     $     --      $   2.53
                                                ========     ========     ========      ========
Diluted earnings per share:
  Continuing operations......................   $   1.53     $   1.42     $     --      $   1.86
  Discontinued operations....................       1.13           --           --          0.75
  Extraordinary item.........................      (0.25)    $     --           --         (0.17)
                                                --------     --------     --------      --------
  Net income.................................   $   2.41     $   1.42     $     --      $   2.44
                                                ========     ========     ========      ========
Weighted average number of common and common
  equivalent shares outstanding -- in
  millions
     Basic...................................       71.0         65.9           --         107.9
     Diluted.................................       74.6         66.9           --         112.1

See notes to unaudited pro forma condensed combined financial statements on page 72.

FINANCIAL STATEMENTS

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                          PRO FORMA     PRO FORMA
                                               BFGOODRICH     COLTEC     ADJUSTMENTS    COMBINED
                                               ----------    --------    -----------    ---------
Sales........................................   $2,845.8     $1,159.7     $     --      $4,005.5
Operating costs and expenses:
  Cost of sales..............................    2,042.5        811.1           --       2,853.6
  Selling and administrative costs...........      481.8        191.0           --         672.8
            costs and asset impairment.......       11.2           --           --          11.2
                                                --------     --------     --------      --------
                                                 2,535.5      1,002.1           --       3,537.6
                                                --------     --------     --------      --------
Operating income.............................      310.3        157.6           --         467.9
Interest expense.............................      (89.3)       (76.2)          --        (165.5)
Interest income..............................        4.2          1.3           --           5.5
Other income (expense) -- net................      (30.8)          --           --         (30.8)
                                                --------     --------     --------      --------
Income from continuing operations before
  income taxes and trust distributions.......      194.4         82.7           --         277.1
Income tax expense...........................      (68.4)       (28.1)          --         (96.5)
Distributions on trust preferred
  securities.................................      (10.5)          --           --         (10.5)
                                                --------     --------     --------      --------
Income from continuing operations............      115.5         54.6           --         170.1
Income from discontinued operations -- net of
  taxes......................................       58.4         57.1           --         115.5
                                                --------     --------     --------      --------
Income before extraordinary item.............      173.9        111.7           --         285.6
Extraordinary item -- net of tax.............         --        (30.6)          --         (30.6)
                                                --------     --------     --------      --------
Net income...................................   $  173.9     $   81.1     $     --      $  255.0
                                                ========     ========     ========      ========
Basic earnings per share:
  Continuing operations......................   $   1.74     $   0.79     $     --      $   1.62
  Discontinued operations....................       0.87         0.83           --          1.09
  Extraordinary item.........................         --        (0.44)          --         (0.29)
                                                --------     --------     --------      --------
  Net income.................................   $   2.61     $   1.18     $     --      $   2.42
                                                ========     ========     ========      ========
Diluted earnings per share:
  Continuing operations......................   $   1.65     $   0.79     $     --      $   1.57
  Discontinued operations....................       0.83         0.82           --          1.05
  Extraordinary item.........................         --        (0.44)          --         (0.28)
                                                --------     --------     --------      --------
  Net income.................................   $   2.48     $   1.17     $     --      $   2.34
                                                ========     ========     ========      ========
Weighted average number of common and common
  equivalent shares outstanding -- in
  millions
     Basic...................................       66.6         69.1           --         105.3
     Diluted.................................       70.9         69.4           --         109.8

See notes to unaudited pro forma condensed combined financial statements on page 72.

                                                            FINANCIAL STATEMENTS

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The unaudited pro forma condensed combined statements of income for each of the three years in the period ended December 31, 1998 and the unaudited pro forma condensed combined balance sheet at December 31, 1998 give effect to the merger as though Coltec had always been a part of BFGoodrich.

     We have presented the unaudited pro forma condensed combined financial statements for comparative purposes only. They are not necessarily indicative of the results of operations or of the financial position that would have occurred had the merger been completed during the periods or as of the date for which the pro forma data are presented. They are also not necessarily indicative of BFGoodrich's future results of operations or financial position.

     We have included certain reclassifications in the unaudited pro forma condensed combined balance sheet and statements of income to conform statement presentations to those expected to be used by BFGoodrich after the merger.

2. CONFORMITY OF ACCOUNTING POLICIES

     We are still in the process of reviewing our respective accounting policies to determine if they are consistent or if they need to be conformed. As a result of this review, we might need to restate either Coltec's or BFGoodrich's financial statements to conform to those accounting policies that are most appropriate. We have not included any restatements of prior periods in the unaudited pro forma condensed combined financial statements. At this time, we do not expect that conforming such accounting policies will have a material impact on the unaudited pro forma condensed combined financial statements. We will make any restatements, if appropriate, upon completion of this review process.

3. MERGER-RELATED AND CONSOLIDATION EXPENSES

     The unaudited pro forma condensed combined financial statements do not include any merger-related and consolidation expenses which we expect to incur in connection with completing the merger and integrating the operations of BFGoodrich and Coltec. It is not possible to determine the actual amount of these costs and expenses until the related operational and transitional plans are complete. These costs and expenses relate to professional and registration fees; employee benefit-related costs such as severance, relocation and retention incentives; facility consolidations; and satisfaction of contractual obligations. Most of these costs and expenses will be incurred to eliminate duplicate facilities and excess capacity in the combined BFGoodrich operations. We cannot determine the exact timing of these charges at this time. They are dependent on the completion of the necessary plans.

     In connection with the merger, the managements of BFGoodrich and Coltec estimate that BFGoodrich will incur a one-time charge for merger-related and consolidation expenses at the effective date of the merger that is expected to be material. Other merger-related transaction costs include investment banking fees, registration and listing fees, and various accounting, legal and other related costs.

4. PRO FORMA ADJUSTMENTS

     Pro forma adjustments to reflect the effect of the merger on the unaudited pro forma condensed combined balance sheet at December 31, 1998 are as follows:

          a. Common stock increased by $175.9 million to record the BFGoodrich common stock issued in the merger. That increase is calculated by multiplying the 63.1 million shares of Coltec common stock outstanding by the exchange ratio of 0.56 and the par value of BFGoodrich common stock of $5 per share, reduced by $0.7 million to record the retirement of Coltec common stock.

          b. Combined additional capital is adjusted for the effects of pro forma adjustment a. above, and for the retirement of Coltec treasury shares.

FINANCIAL STATEMENTS

          c. Coltec's pension obligations are reclassified in accordance with BFGoodrich's presentation.

          d. For purposes of the pro forma information and references to the shares to be issued by BFGoodrich in the merger, we have not included the 14,000,000 shares of BFGoodrich common stock to be issued in the merger in exchange for the 25,000,000 shares of Coltec common stock currently owned by a subsidiary of Coltec.

                                                            FINANCIAL STATEMENTS

                        DESCRIPTION OF BFGOODRICH STOCK

GENERAL

     The authorized capital stock of BFGoodrich as of the date of this joint proxy statement/prospectus consists of 200,000,000 shares of BFGoodrich common stock, $5.00 par value, and 10,000,000 shares of series preferred stock, $1.00 par value. Currently, no shares of BFGoodrich series preferred stock are outstanding. BFGoodrich does not have outstanding, and the BFGoodrich certificate of incorporation does not authorize, any other classes of capital stock. As of February 18, 1999, there were 74,387,028 shares of BFGoodrich common stock outstanding. The following includes a complete description of the material terms of BFGoodrich common stock.

     The following is a summary of the material provisions of the BFGoodrich certificate of incorporation, the bylaws of BFGoodrich and New York law. If you would like to review copies of the BFGoodrich certificate of incorporation and bylaws, these documents are on file with the Securities and Exchange Commission. For further information on the rights of holders of BFGoodrich common stock, see "Material Differences in the Rights of Shareholders" on page 75.

COMMON STOCK

     Dividends. Subject to all the rights of the BFGoodrich series preferred stock, the BFGoodrich board may declare and pay dividends on the BFGoodrich common stock at various times out of the surplus of BFGoodrich legally available for the payment of dividends.

     Voting. Except as otherwise expressly provided with respect to the BFGoodrich series preferred stock, holders of BFGoodrich common stock have the exclusive right to vote for the election of directors and for all other purposes, each holder being entitled to one vote for each share.

     Liquidation. Upon any liquidation, dissolution or winding up of BFGoodrich, whether voluntary or involuntary, and after the holders of the BFGoodrich series preferred stock have been paid in full the amounts to which they are entitled, the remaining net assets of BFGoodrich shall be distributed pro rata to the holders of BFGoodrich common stock in accordance with their rights and interests.

     Other Provisions. Holders of BFGoodrich common stock have no preemptive rights to subscribe for any additional securities BFGoodrich may issue. There are no redemption or sinking fund provisions applicable to BFGoodrich common stock, nor is it subject to calls or assessments by BFGoodrich. All outstanding shares of BFGoodrich common stock are legally issued, fully paid and nonassessable. Holders of BFGoodrich common stock do not have preference, conversion or exchange rights.

PREFERRED STOCK

     The BFGoodrich board may issue BFGoodrich series preferred stock at various times in one or more series and fix the number of shares in each series and all designations, relative rights, including the right to convert into shares of any class or into shares of any series of any class, preferences and limitations of the shares in each series. Currently, no shares of BFGoodrich series preferred stock are outstanding.

BFGOODRICH RIGHTS

     Pursuant to a shareholder rights agreement between BFGoodrich and The Bank of New York, as rights agent, dated as of June 2, 1997, each share of BFGoodrich common stock outstanding as of such date also evidences one preferred share purchase right. Each preferred share purchase right entitles shareholders of record to purchase from BFGoodrich, one one-thousandth of a share of BFGoodrich Junior Participating Preferred Stock, Series F, par value $1.00 per share, at an exercise price of $200. If any person, entity or group acquires a 20% or greater position in BFGoodrich, each preferred share purchase right then outstanding becomes the right to buy that number of shares of BFGoodrich common stock which at the time of the 20% acquisition has a market value of twice the exercise price. The acquirer who triggers the preferred share purchase rights is excluded from exercising or transferring his or her preferred share purchase rights. If
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                                                 DESCRIPTION OF BFGOODRICH STOCK
another company merges or otherwise combines with BFGoodrich, or BFGoodrich sells 50% or more of its assets or earning power, each preferred share purchase right then outstanding will become a right to buy that number of shares of common stock of such other company which at the time of such transaction has a market value of two times the exercise price of the preferred share purchase rights. The preferred share purchase rights are not exercisable or transferable apart from the related share of BFGoodrich common stock until the earlier of 10 days following the public announcement of a 20% acquisition, or 10 days following the commencement or announcement of an intention to make a 20% acquisition. The preferred share purchase rights remain outstanding until the earlier of August 2, 2007 or the redemption of the rights plan created by the shareholder rights agreement. The BFGoodrich board may redeem the preferred share purchase rights at a price of $0.01 per preferred share purchase right at any time before a 20% acquisition.

     The preferred share purchase rights have certain anti-takeover effects. They will cause substantial dilution to a person or group that attempts to acquire BFGoodrich on terms not approved by the BFGoodrich board, except pursuant to an offer conditioned on a substantial number of preferred share purchase rights being acquired. The preferred share purchase rights should not interfere with any merger or other business combination approved by the BFGoodrich board because the preferred share purchase rights may be redeemed, or the rights plan may be amended, before a person or group acquires beneficial ownership of 20% or more of the BFGoodrich common stock.

               MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

     On the effective date of the merger, each share of Coltec common stock will be converted into BFGoodrich common stock. As a result, shareholders of Coltec, a Pennsylvania corporation, will become shareholders of BFGoodrich, a New York corporation, and the BFGoodrich certificate of incorporation, the BFGoodrich bylaws and New York law will govern the rights of those new BFGoodrich shareholders. The following is a summary of the material differences between the rights of Coltec shareholders and BFGoodrich shareholders. These differences arise from differences between various provisions of New York and Pennsylvania law, as well as differences between the Coltec articles of incorporation and bylaws and the BFGoodrich certificate of incorporation and bylaws. Although it is impractical to compare all of the aspects in which New York and Pennsylvania law and the companies' governing instruments differ with respect to shareholders' rights, the following discussion summarizes the material significant differences between them.

     This is a summary of the material provisions of New York and Pennsylvania law and the BFGoodrich and Coltec charter documents as they affect the rights of BFGoodrich and Coltec shareholders. We encourage you to read the relevant provisions of New York and Pennsylvania law, the BFGoodrich certificate of incorporation and bylaws and the Coltec articles of incorporation and bylaws. The BFGoodrich certificate of incorporation and bylaws are exhibits to the registration statement of which this joint proxy statement/ prospectus is a part or to documents that are incorporated in the registration statement by reference and are further incorporated by reference in this joint proxy statement/prospectus.

SIZE OF THE BOARD OF DIRECTORS

     Under New York law, a corporation may have one or more directors on its board. The bylaws or the shareholders may fix the number of directors. The board of directors may determine the number of directors if specifically permitted by a shareholder-adopted bylaw. The BFGoodrich bylaws grant the BFGoodrich board the power to determine the number of directors on the BFGoodrich board.

     Like New York, Pennsylvania law allows a corporation to have one or more directors on its board. Under Pennsylvania law, the bylaws or articles of incorporation govern the size of the board. If neither the articles of incorporation nor the bylaws provide for the size of the board, Pennsylvania law fixes the number of directors on the board at three. Under the Coltec bylaws, the Coltec board determines the number of directors on the Coltec board, but the number may be no less than three and no more than fifteen.

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MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

CLASSIFICATION OF THE BOARD OF DIRECTORS

     New York law provides that a corporation's certificate of incorporation or a shareholder-adopted bylaw may provide that the directors be divided into two, three or four classes. All classes must be as nearly equal in number as possible. Neither the BFGoodrich certificate of incorporation nor the BFGoodrich bylaws establish classes of directors. Therefore all directors serve one-year terms.

     Pennsylvania law provides that, unless otherwise specified in the articles of incorporation, a corporation's board of directors may be divided into various classes with staggered terms of office. All classes must be nearly equal in number as possible, the term of office of at least one class must expire in each year and the members of a class may not be elected for a period longer than four years. If the directors, are to be otherwise classified, the classification must be done in the articles of incorporation. Neither the Coltec articles of incorporation nor the Coltec bylaws contain provisions for classification of the Coltec board, and therefore, all directors serve one-year terms.

CUMULATIVE VOTING

     Under New York law, shareholders do not have cumulative voting rights unless the certificate of incorporation provides for it. In contrast, under Pennsylvania law, cumulative voting exists unless a corporation's articles of incorporation provide otherwise. Coltec's articles of incorporation provide that Coltec shareholders do not have cumulative voting rights. Similarly, because the BFGoodrich certificate of incorporation does not provide for cumulative voting rights, BFGoodrich shareholders do not have such rights.

VACANCIES ON THE BOARD

     Under New York law, subject to certain exceptions, the board of directors may fill newly created directorships and vacancies occurring on the board. The board of directors may fill these seats by a vote of the majority of the directors in office, even if less than a quorum. However, the certificate of incorporation or bylaws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders and the certificate of incorporation may impose greater requirements relating to the quorum and vote of directors needed to fill such vacancies. Vacancies occurring on the board of directors by reason of the removal of directors without cause may be filled only by vote of the shareholders unless the certificate of incorporation or a shareholder-adopted bylaw provides otherwise. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until his or her successor has been elected or appointed and qualified at the next regularly-scheduled election.

     Pennsylvania law provides that a majority of the directors then in office, even if less than a quorum, may fill newly created directorships and all vacancies, including vacancies resulting from an increase in the size of the board. In addition, when one or more directors resign from the board effective at a future date, the directors then in office, including those who have so resigned, may fill the vacancy or vacancies by a majority vote. Unless the bylaws specify otherwise, directors selected to fill newly created directorship and all vacancies serve only the balance of the unexpired term.

     Both the BFGoodrich bylaws and the Coltec bylaws provide that a majority of directors in office may fill all vacancies and newly created directorships.

REMOVAL OF DIRECTORS

     New York law permits shareholders to remove any or all directors for cause and, if the certificate of incorporation or bylaws so provide, without cause, as long as the following two conditions are met:

     - if the corporation has cumulative voting, no director may be removed when the votes cast against removal would be sufficient to elect him if voted cumulatively at an election at which the same total number of votes were cast and the entire board of directors, or the entire class of directors of which the director for which removal is sought is a member, were then being elected; and

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MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS
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     - when the certificate of incorporation provides that a class or series, or holders of bonds, voting as a class, is entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series or the holders of such bonds, voting as a class.

     In addition, if provided for in the certificate of incorporation or specific provisions of a shareholder-adopted bylaw, the board of directors may remove any director with cause, except in the case of a director elected by cumulative voting or by any class or series, or holders of bonds, voting as a separate class. Finally, under New York law, the New York State attorney general or the holders of 10% of the outstanding shares, whether or not such holders are entitled to vote, may bring an action to procure a judgment to remove a director for cause. The effect of the BFGoodrich certificate of incorporation and the BFGoodrich bylaws on these rights is to limit removal of directors to removal for cause by the shareholders.

     With two exceptions under Pennsylvania law, the holders of a majority of the shares entitled to vote at an election of directors may remove any director, with or without cause. Those two exceptions are as follows:

     - if the corporation has a classified board, shareholders may remove a director only for cause; and

     - if the corporation has cumulative voting, and less than the entire board of directors is to be removed, then no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if cumulatively voted at an election of the entire board of directors, or if there are classes of directors, at an election of the class of directors of which he or she is a part.

     The Coltec bylaws correspond to Pennsylvania law; therefore a majority of the shareholders may remove a director, with or without cause.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under New York law, the board of directors or any other person authorized by the certificate of incorporation or the bylaws may call a special meeting of shareholders. At a special meeting, only business related to the purposes set forth in the notice of meetings to shareholders may be transacted. In addition, if an annual shareholder meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board of directors must call a special meeting for the election of directors. If the board of directors fails to do so within a certain period, or if sufficient directors are not elected within a certain period, holders of 10% of the shares entitled to vote in an election of directors may call a special meeting for such an election.

     Similarly, Pennsylvania law provides that special meetings of the shareholders may be called by:

     - the board of directors;

     - shareholders entitled to cast at least 20% of the vote entitled to be cast at that meeting; or

     - such person or persons as may be authorized by the bylaws.

In addition, under Pennsylvania law, if the annual meeting for election of directors is not called and held within six months after the designated time, any shareholder may call the meeting at any time thereafter.

     The BFGoodrich bylaws provide that special meetings of the shareholders may be called at any time by the BFGoodrich board. The Coltec bylaws provide that special meetings of the shareholders may be called by the chairman of the Coltec board or by a majority of the members of the Coltec board.

CORPORATE ACTION WITHOUT A SHAREHOLDER MEETING

     Under New York law, shareholders may act without a meeting on any action requiring a vote of shareholders, provided they have the written consent of the holders of all outstanding shares entitled to vote thereon. A company's certificate of incorporation may provide for written consent by less than all the holders, but the BFGoodrich certificate of incorporation does not contain such a provision.

     Under Pennsylvania law, unless otherwise provided in the bylaws, shareholders may act without a meeting on any action requiring a shareholder vote, provided they have the written consent of the holders of all outstanding shares entitled to vote thereon. The Coltec bylaws provide that shareholder action may not be

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                              MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS
taken by written consent of the shareholders. Rather, any shareholder action must be taken at an annual or special meeting duly noticed and called.

CHARTER AMENDMENTS

     Under New York law, a corporation may amend its certificate of incorporation, if the amendment contains only provisions that could be lawfully contained in a certificate of incorporation. An amendment or change of the certificate of incorporation may be authorized by a vote of the board, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

     Under New York law, a proposed amendment must also be authorized by a vote of the holders of a majority of all outstanding shares of the affected class or series when it would:

     - exclude or limit their right to vote on any matter;

     - reduce par value, change the number of authorized shares or fix, change or abolish, the designation of such class or series, or any of the relative rights, preferences, limitations or the conversion rights of such class or series; or

     - subordinate their rights by authorizing shares having preferences which would be superior to their rights.

     Under New York law, where any proposed amendment would adversely affect or subordinate the rights of holders of shares of a series of any class, but not the entire class, then only the holders of the series whose rights would be adversely affected or subordinated would be considered a separate class for purposes of voting on the authorization of the proposed amendment.

     Also, New York law provides that when a provision of the certificate of incorporation requires action by a vote of a greater proportion than is required by New York law, that provision may only be altered, amended or modified by such greater vote.

     Under New York law, an amendment to the certificate of incorporation does not require the approval of the shareholders if shares have not been issued or if the amendment only:

     - changes the location of the corporation's office;

     - changes the address of the corporation's designated office for service of process; or

     - makes, revokes or changes the designation of the corporation's registered agent, or specifies or changes the address of the corporation's registered agent.

     The BFGoodrich certificate of incorporation requires the approval of 80% of the vote entitled to be cast to amend the provisions of the BFGoodrich certificate of incorporation governing certain transactions between BFGoodrich and any beneficial holder of 3% or more of the voting power of BFGoodrich's voting stock, unless such amendment has been approved by directors who are not affiliated with such holder and who were members of the BFGoodrich board before such holder's acquisition of 3% or more of the voting power of BFGoodrich.

     Generally, under Pennsylvania law, unless the articles of incorporation require a greater vote, a proposed amendment will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in such class vote. Also, a proposed amendment of the articles of incorporation will not be deemed to have been adopted by a corporation unless the board of directors has also approved the amendment, regardless of the fact that the board submitted the amendment to the shareholders for action.

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MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS
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     Under Pennsylvania law, unless otherwise restricted in the articles of incorporation, an amendment of the articles of incorporation does not require the approval of the shareholders if shares have not been issued or if the amendment only:

     - changes the corporate name;

     - provides for perpetual existence;

     - reduces authorized shares pursuant to acquisition by the corporation of its own shares; or

     - adds or deletes an article providing for a class to be represented by uncertificated shares.

     Also, shareholder approval is not necessary if the corporation has only one class of shares outstanding and the amendment is solely to increase the number of authorized shares to effectuate a stock dividend or a stock split and, in case of a stock split, may also change the par value of the shares.

     Under Pennsylvania law, the holders of shares of a class or series are entitled to vote as a class with respect to an amendment if the amendment would:

     - authorize the board of directors to fix and determine the relative rights and preferences of any preferred or special class;

     - make any change in the preferences, limitations or special rights of the shares of a class or series adverse to the class or series other than preemptive rights or the right to vote cumulative;

     - authorize a new class or series having a preference as to dividends or assets which is senior to the shares of a class or series; or

     - increase the number of authorized shares of any class or series having a preference as to dividends or assets which is senior in any respect to the shares of a class or series.

     The Coltec articles of incorporation provide that amendments to the Coltec articles of incorporation may be made in accordance with Pennsylvania law.

BYLAW AMENDMENTS

     Under New York law, the shareholders may by majority vote amend, repeal or adopt bylaws, except as otherwise provided in the certificate of incorporation. The board may also amend, repeal or adopt bylaws when permitted by the certificate of incorporation or a shareholder-adopted bylaw. The BFGoodrich certificate of incorporation authorizes the BFGoodrich board to make, alter, amend or repeal the BFGoodrich bylaws by the affirmative vote of the majority of directors, but any bylaws made by the board may be altered, amended or repealed by the shareholders.

     Under Pennsylvania law, after a corporation receives payment for any of its stock, the power to adopt, amend or repeal bylaws resides exclusively in the shareholders unless the bylaws confer a concurrent power on the board of directors. However, even if the shareholders confer concurrent power on the board of directors, the directors have no authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by Pennsylvania law. The Coltec bylaws confer concurrent power on the board of directors.

BUSINESS COMBINATIONS

     Under New York law, a merger, consolidation, disposition of substantially all the assets of a corporation or share exchange requires the approval of holders of a majority of the outstanding shares entitled to vote, unless, as is the case with BFGoodrich, the corporation was in existence on February 23, 1998 and the corporation has not expressly amended its certificate of incorporation to provide for the approval of such transactions by a majority vote, in which case such transactions must be approved by holders of two-thirds of the outstanding shares entitled to vote. The BFGoodrich certificate of incorporation contains an additional requirement applicable to a merger, consolidation or other business combination with an entity that is, or is

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                              MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS
affiliated with, a beneficial owner of 20% or more of the voting power of BFGoodrich's voting stock. Such a transaction requires the approval of holders of 80% of the voting power of BFGoodrich's voting stock unless:

     - the business combination is recommended by a majority of BFGoodrich directors who are unaffiliated with the 20% shareholder and who were members of the BFGoodrich board before the time that the 20% shareholder became a 20% shareholder; or

     - certain pricing and procedural requirements are met.

     In general, the pricing and procedural requirements are designed to insure that:

     - shareholders whose BFGoodrich shares are being acquired in the business combination receive the most favorable amount and form of consideration paid by the 20% shareholder for previously acquired shares of BFGoodrich;

     - the 20% shareholder did not receive economic benefits from BFGoodrich greater than those received by all shareholders; and

     - there is not a decrease in the rate of dividends paid by BFGoodrich or other change in the business or equity capital structure during the period in which the 20% shareholder is a 20% shareholder.

     Under Pennsylvania law, a merger or consolidation requires approval of the corporation's board of directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote.

     Under Pennsylvania law, unless a corporation has opted out of certain statutory provisions, shares of a corporation whose shares are registered under the Securities Exchange Act of 1934 acquired in a "control share acquisition" do not have voting rights unless restored by a resolution approved by a vote of the disinterested shareholders. The acquisition of Coltec shares is subject to this provision. Under Pennsylvania law a "control share acquisition" means an acquisition by any person of voting power of a corporation that would, when added to all other voting power of such person, entitle such person to cast for the first time, the amount of voting power in any of the following ranges:

     - at least 20% but less than 33 1/3%;

     - at least 33 1/3% but less than 50%; or

     - 50% or more.

ANTITAKEOVER PROTECTION

     Interested Shareholder Transactions. Both New York and Pennsylvania law prohibit a corporation from engaging in a business combination with the beneficial owner of 20% or more of the corporation's stock for 5 years from the time the shareholder acquired the stock, unless certain conditions are met.

     Under New York law, a corporation may engage in a business combination with a 20% shareholder within the five-year period if:

     - the 20% shareholder's stock purchase was approved by the corporation's board of directors before the purchase; or

     - the business combination was approved by the corporation's board of directors before the 20% shareholder's stock acquisition date.

     After the expiration of the five-year period, the business combination will be permitted if:

     - the combination was approved by the affirmative vote of the holders of a majority of the outstanding voting stock beneficially owned by disinterested shareholders at a meeting called no earlier than five years after the 20% shareholder's stock acquisition date; or

     - the price paid to all the shareholders meets statutory criteria establishing a formula price.

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MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS
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     The formula price is the higher of the price paid by the 20% shareholder or the market value of the stock, computed as the higher of the value when acquired or when the announcement of the business combination was made, plus interest on United States Treasury securities, less dividends paid on the stock.

     Under Pennsylvania law, a corporation whose shares are registered under the Securities Exchange Act of 1934 that has not opted out of certain statutory provisions may engage in a business combination with a 20% shareholder within the five-year period if:

     - the 20% shareholder's stock purchase was approved by the corporation's board of directors before the share acquisition date;

     - the business combination itself was approved by the corporation's board of directors before the share acquisition date;

     - the business combination is approved by the affirmative vote of all of the holders of all of the outstanding common shares; or

     - the business combination is approved by the affirmative vote of the majority of disinterested shareholders no earlier than three months after the share acquisition date, provided the 20% shareholder is the beneficial owner of 80% of the voting shares of the corporation and provided the price paid to all shareholders meets statutory criteria establishing a formula price.

     After the expiration of the five-year period, the business combination will be permitted if:

     - approved by a majority of disinterested shareholders; or

     - approved by the affirmative vote of the shareholders provided the price to be paid meets the formula price.

     The formula price is the higher of the price paid by the 20% shareholder any time within five years before the announcement date of the combination or the share acquisition date, whichever is higher or the market value of the stock as of the announcement date or the share acquisition date, whichever is higher, plus interest on United States Treasury securities, less dividends paid on the stock. Coltec has not opted out of the Pennsylvania law provisions regarding a business combination with a 20% shareholder.

     Anti-Greenmail Provisions. New York law provides that no domestic corporation may purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price which is higher than the market price, unless such transaction is approved by both the corporation's board of directors and a majority of the shares entitled to vote or the corporation offers to purchase shares from all shareholders on the same terms. In addition, the BFGoodrich certificate of incorporation contains a similar requirement applicable to any purchase by BFGoodrich of its shares from a beneficial owner of 3% or more of the class of securities being acquired.

     Pennsylvania law provides that, unless a corporation has opted out, any profit realized by any person or group that acquires voting control over at least 20% of a corporation whose shares are registered under the Securities Exchange Act of 1934 pursuant to the disposition of equity securities of the registered corporation within two years before or 18 months after becoming a 20% shareholder is recoverable by the corporation. Coltec has opted out of this provision of Pennsylvania law.

INTERESTED DIRECTOR TRANSACTIONS

     Both New York and Pennsylvania law provide similar rules for transactions between a corporation and one or more of its directors or between a corporation and another entity in which the corporation's director is also a director or in which the director has a financial interest. Under the laws of both states, such a transaction is not void or voidable solely because:

     - of the director's interest;

     - the interested director was present at or participated in the meeting at which the transaction was authorized; or
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                              MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS
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     - the interested director's vote counted in the authorization of the transaction.

     Such a transaction is not void or voidable provided:

     - the board of directors knows or learns of the material facts regarding the director's interest and the board authorizes the transaction by the affirmative vote of a majority of disinterested directors;

     - the shareholders entitled to vote on the transaction know or are told in good faith the material facts regarding the director's interest, and the shareholders approve the transaction; or

     - the transaction is fair to the corporation as of the time it is authorized by the board of directors or shareholders.

     Neither the BFGoodrich charter documents nor the Coltec charter documents alter the statutory rules regarding interested director transactions.

SHAREHOLDER RIGHTS PLAN

     BFGoodrich has adopted a preferred share purchase rights plan. See "Description of BFGoodrich Stock -- BFGoodrich Rights." Coltec does not have a preferred share purchase rights plan or any other comparable stock plan.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     Under New York law, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may be provided against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, proceeding or appeal. New York law also provides that expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined that such person was not entitled to such indemnification. Under New York law, the termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, will not in itself create a presumption that any director or officer did not act in good faith for a purpose which he reasonably believed to be in the best interest of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

     In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of:

     - a threatened action, or a pending action which is settled or otherwise disposed of; or

     - any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The indemnification and advancement of expenses under New York law is not exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS deliberate dishonesty and were material to the cause of action or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to New York law, any indemnification under New York law may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct:

     - by the disinterested directors if a quorum is available; or

     - if a quorum of disinterested directors is not available, by either the board of directors upon the written opinion of independent legal counsel, or the shareholders.

     Pursuant to Pennsylvania law, except as otherwise provided in the corporation's bylaws, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation. Such person may be indemnified against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if:

     - he or she acted in good faith;

     - in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation; and

     - with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

     In the case of shareholder derivative suits, a corporation may indemnify any person who is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit if:

     - he or she acted in good faith; and

     - in an manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

     However, indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, to be liable to the corporation, unless and only to the extent a proper court determines upon that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Any such person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding is entitled to indemnification against expenses, including attorneys' fees actually and reasonably incurred by such person in connection with the defense.

     Unless ordered by a court, any indemnification must be made by the corporation only as authorized:

     - by the shareholders;

     - by majority vote of a quorum the directors who were not parties to the action, suit or proceeding; or

     - if such a quorum is not obtainable, or if such directors so direct, by independent legal counsel in written opinion.

     The indemnification and advancement of expenses authorized by Pennsylvania law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

                              MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

     Expenses, including attorneys' fees, incurred by an officer or director defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding if the director or officer agrees to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid on such terms and conditions as the board of directors deems appropriate.

     Both the BFGoodrich certificate of incorporation and bylaws and the Coltec articles provide that the corporation shall indemnify officers and directors, and certain other persons, to the fullest extent permitted under the applicable statute. In addition, the Coltec articles of incorporation extend indemnification to include payment of damages including punitive damages. The Coltec articles of incorporation also broaden the standard for indemnification to provide indemnification unless a court has found recklessness or willful misconduct.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     New York provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit:

     - the liability of any director if a judgment or other final adjudication adverse to such director establishes that:

        - such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law,

        - the director personally gained a financial profit or other advantage to which such director was not legally entitled or

        - the director's acts violated certain provisions of New York law; or

     - the liability of any director for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     Pennsylvania law provides that a corporation's articles may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit:

     - the liability of any director if a judgment or other final adjudication establishes that:

        - such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or

        - the director personally gained a financial profit or other advantage to which such director was not legally entitled; or

     - the liability of any director for any act or omission before the adoption of such provision in the articles of incorporation.

     Both the BFGoodrich certificate of incorporation and the Coltec articles of incorporation include a provision eliminating, to the fullest extent permitted by law, the personal liability of directors.

CONSTITUENCIES STATUTES

     New York law provides that in taking action, including any action which may involve or relate to a change or potential change in the control of the corporation, directors shall be entitled to consider a number of factors, including:

     - both the short-term and the long-term interests of the corporation and its shareholders, and the effects that the corporation's actions may have in the short-term or in the long-term upon:

        - the prospects for potential growth, development, productivity and profitability of the corporation ;

        - current employees;
                                       84

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

        - retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits under any plan sponsored by, or any agreement entered into by, the corporation;

        - customers and creditors; and

        - the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business.

     Pennsylvania law provides that the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider to the extent they deem appropriate:

     - the effects of any action on any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located;

     - the short-term and long-term interests of the corporation, including benefits that the corporation may enjoy from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

     - the resources, intent and conduct, past, stated and potential, of any person seeking to acquire control of the corporation; and

     - all other pertinent factors.

     Pennsylvania law also provides that, in considering the best interests of the corporation, the board of directors, committees of the board of directors and individual directors are not required to regard any corporate or other interest as dominant or controlling.

DIVIDENDS

     Under New York law, a corporation may declare and pay dividends in cash, bonds of the corporation or property of the corporation only out of surplus, but no dividend may be declared and paid when:

     - the corporation is insolvent;

     - the corporation would be made insolvent by such payment; or

     - the certificate of incorporation restricts such payment.

     Under Pennsylvania law, the board of directors of a corporation may, except as otherwise provided in its bylaws, declare and pay distributions to shareholders in cash, property or shares, provided that a distribution may not be made if, after giving effect thereto:

     - the corporation would be unable to pay its debts as they become due in the usual course of its business or

     - the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time the distribution is approved, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Total assets and liabilities for this purpose are to be determined by the board of directors, which may base its determination on such factors as it considers relevant, including the book value of the corporation's assets and liabilities and unrealized appreciation and depreciation of the corporation's assets.

LOANS TO DIRECTORS

     Under New York law, a corporation may make a loan to or guarantee an obligation of a director in the following situations:

     - when the loan or guarantee is approved by the shareholders, provided that shares held of record or beneficially owned by directors who benefit by such loan or guarantee may not vote and are not included in the determination of a quorum; or

                              MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

     - for a corporation in existence on February 23, 1998, if its certificate of incorporation expressly provides that the corporation may make such loans or issue such guarantees; or

     - for a corporation incorporated after February 23, 1998, when the board determines that the loan or guarantee benefits the corporation and approves either the specific transaction or a general plan authorizing such transactions.

     Pennsylvania law permits loans, guarantees of obligations or similar undertakings by a corporation to its directors, officers or employees.

SHAREHOLDER RECORDS

     New York law allows any shareholder to examine the shareholder minutes and record book during usual business hours, upon at least five days' written demand. A corporation may deny such a request upon the refusal of the individual demanding inspection to provide an affidavit that the inspection is not for purposes other than those in the interest of the business of the corporation and that such person has not been involved in the sale of any shareholder lists within the past five years. If a corporation denies a shareholder request, the person seeking inspection may apply to the appropriate court for an order directing the corporation to show cause why an order permitting inspection should not be granted.

     Under Pennsylvania law, every shareholder has a statutory right to inspect the stock list or books and records of a corporation for a proper purpose during the usual hours for business upon submitting a written verified demand stating his or her purpose. If a corporation does not grant inspection to a shareholder within five business days of a demand, the shareholder may apply to the court for an order to enforce his or her demand. A proper purpose is any purpose reasonably related to such person's status as a shareholder in a corporation.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

     New York law requires approval of a majority of the votes cast at a meeting of shareholders to issue options or rights to purchase shares of a corporation to directors, officers and employees of the corporation or its subsidiaries or affiliates. Pennsylvania law provides that the issuance of options or rights to such persons may be authorized by the board of directors, unless the articles of incorporation provides otherwise. There is no such provision in the Coltec articles of incorporation; therefore, the Coltec board may authorize such issuance without shareholder approval.

DISSENTERS' RIGHTS

     New York law provides that, upon compliance with certain requirements and procedures, a dissenting shareholder has the right to receive the fair value for his or her shares if such shareholder objects to certain:

     - mergers or consolidations;

     - dispositions of assets requiring shareholder approval;

     - share exchanges; or

     - amendments or changes to the certificate of incorporation adversely affecting his or her shares.

     Dissenters' rights are also available to any shareholder not entitled to vote with respect to a plan of merger or consolidation, whose shares will be cancelled or exchanged in the merger or consolidation for cash or consideration other than shares of the surviving or consolidating corporation or another corporation. However, no dissenters' rights are available with respect to shares that, at the applicable record date, were listed on a national securities exchange or were designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

     Under Pennsylvania law, a shareholder may dissent from, and receive payment of the fair value of its shares in the event of certain mergers, consolidations, share exchanges, asset transfers and corporate divisions. However, no dissenters' rights are available with respect to shares which, at the applicable record date, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS holders of such shares are required by the terms of the merger or consolidation to accept any consideration other than shares of the surviving corporation, shares of stock of another corporation or such shares and cash in lieu of fractional shares. Because Coltec's shares are listed on a national securities exchange, and because the enumerated exceptions do not apply, no dissenters' rights are available to Coltec's shareholders with respect to the merger.

                                 OTHER MATTERS

     We do not expect that any matters other than those described in this joint proxy statement/prospectus will be brought before the BFGoodrich meeting or the Coltec meeting. If any other matters are presented, however, we intend to vote your proxy in accordance with our discretion.

                                 LEGAL MATTERS

     The validity of the shares of BFGoodrich common stock to be issued in the merger is being passed upon for BFGoodrich by Nicholas J. Calise, esquire, vice president, associate general counsel and secretary of BFGoodrich. As of February 18, 1999, Mr. Calise owned 13,617 shares of BFGoodrich common stock; has deferred receipt of 6,079 shares of BFGoodrich common stock under BFGoodrich's 1995-1997 Long Term Incentive Plan; has contingently credited to his account 2,671 phantom shares under the 1998-2000 Long Term Incentive Plan, all of which are subject to forfeiture; held options to purchase 87,100 shares of BFGoodrich common stock; and had credited to his account in BFGoodrich's retirement plus savings plan approximately 5,324 shares of BFGoodrich common stock. In addition, Mr. Calise's wife owns 1,000 shares, although Mr. Calise disclaims beneficial ownership of these shares. The federal income tax consequences of the merger will be passed upon for BFGoodrich by Squire, Sanders & Dempsey L.L.P.

     The federal income tax consequences of the merger will be passed upon for Coltec by Cravath, Swaine & Moore.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited BFGoodrich's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1998 as set forth in their report, which as to 1996 is based in part on the report of Deloitte & Touche LLP, independent auditors, and which is incorporated in this joint proxy statement/prospectus by reference. BFGoodrich's consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

     Arthur Andersen LLP, independent auditors, have audited Coltec's consolidated financial statements and schedules included in its Annual Report on Form 10-K for the year ended December 31, 1997 and Coltec's consolidated financial statements included in Coltec's Current Report on Form 8-K filed March 4, 1999, as set forth in their reports which are incorporated in this joint proxy statement/prospectus by reference. Coltec's consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

EXPERTS

                             SHAREHOLDER PROPOSALS

     The Coltec board has not yet scheduled the next Coltec annual meeting of shareholders and, under Coltec's bylaws and Pennsylvania law, the date of the next Coltec annual meeting of shareholders may be set by the Coltec board for any date during the calendar year 1999. Coltec will not have any shareholder meetings following the merger. Shareholder proposals may, under the rules of the Securities and Exchange Commission, be submitted for inclusion in Coltec's proxy materials for its next annual meeting of shareholders. If the next Coltec annual meeting of shareholders were to be held on or before June 6, 1999, shareholder proposals would have had to have been received by Coltec not later than November 20, 1998. If the next Coltec annual meeting of shareholders is scheduled for a later date, the deadline for submitting shareholder proposals will be a reasonable time before Coltec begins to print and mail its proxy materials.

     To be considered for inclusion in BFGoodrich's proxy materials for its 1999 annual meeting of shareholders, shareholder proposals must have been submitted to the secretary of BFGoodrich no later than November 13, 1998.

                                                           SHAREHOLDER PROPOSALS

                      WHERE YOU CAN FIND MORE INFORMATION

     BFGoodrich filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the BFGoodrich common stock to be issued to Coltec shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BFGoodrich in addition to being a proxy statement of BFGoodrich for the BFGoodrich meeting and Coltec for the Coltec meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information. As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all the information contained in the registration statement or in the exhibits and schedules to the registration statement.

     Each of us files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms at the following locations:

Public Reference Room
450 Fifth Street, N.W.
Room 1024

Washington, DC 20549
New York Regional Office
7 World Trade Center
Suite 1300
New York, NY 10048

Chicago Regional Office
Citicorp Center
500 West Madison Street
Suite 1400
Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

     In addition, our filings can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to other information we have filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus.

     This joint proxy statement/prospectus incorporates by reference the documents set forth below that each of us has previously filed with the Securities and Exchange Commission. These documents contain important information about our companies.

BFGOODRICH SEC FILINGS (FILE NO. 1-892)  PERIOD OR DATE FILED
---------------------------------------  --------------------
Annual Report on Form 10-K               Year ended:       -   December 31, 1998

Registration Statement on Form 8-A       Filed on:         -   July 27, 1987
  (description of BFGoodrich common
  stock)

Registration Statement on Form 8-A       Filed on:         -   June 19, 1997
  (description of BFGoodrich preferred
  share purchase rights)

                                                                MORE INFORMATION

COLTEC SEC FILINGS (FILE NO. 1-7568)  PERIOD OR DATE FILED
------------------------------------  --------------------
Annual Report on Form 10-K            Year ended:      -    December 31, 1997
Quarterly Reports on Form 10-Q        Quarters ended:  -    March 29, 1998;
                                                       -    June 28, 1998; and
                                                       -    September 27, 1998
Current Reports on Form 8-K           Filed on:        -    April 3, 1998;
                                                       -    April 9, 1998;
                                                       -    April 16, 1998;
                                                       -    May 15, 1998;
                                                       -    November 24, 1998;
                                                       -    December 21, 1998;
                                                       -    December 23, 1998;
                                                       -    January 25, 1999;
                                                       -    March 1, 1999; and
                                                       -    March 4, 1999

Coltec's consolidated financial       Filed on:        -    March 4, 1999
  statements included in the Current
  Report on Form 8-K
Registration Statement on Form 8-A    Filed on:        -    March 9, 1992
  (description of Coltec common
  stock)

     We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission between the date of this joint proxy statement/prospectus and the date of the BFGoodrich meeting and the Coltec meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can request a free copy of any or all of these documents, other than the exhibits to these documents unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling the appropriate party at the following address or telephone number:

          Nicholas J. Calise, Secretary         Robert J. Tubbs, Secretary
          The B.F.Goodrich Company              Coltec Industries Inc
          4020 Kinross Lakes Parkway            3 Coliseum Centre
          Richfield, Ohio 44286-9368            2550 West Tyvola Road
          (330) 659-7600                        Charlotte, North Carolina 28217
                                                (704) 423-7000

     If you would like to request documents from us, please do so by April 1, 1999 to receive these before the BFGoodrich meeting and the Coltec meeting.

     BFGoodrich has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to BFGoodrich, and Coltec has supplied all such information relating to Coltec.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO DECIDE HOW TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL OR TO ASK FOR OFFERS TO EXCHANGE OR BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THOSE ACTIVITIES, THEN THE OFFER PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

MORE INFORMATION

                             INDEX OF DEFINED TERMS

                                    PAGE NO.
                                    --------
BFGoodrich Selected Companies.....        41
BFGoodrich Selected
  Transactions....................        43
Coltec Selected Companies.........        41
Coltec Selected Transactions......        42
Comparable Aerospace Index........        34
Comparable Industrial Index.......        34
CSFB..............................        22

                                    PAGE NO.
                                    --------
DCF...............................        40
EBIT..............................        35
EBITDA............................        35
EPS...............................        35
I/B/E/S...........................        35
LTM...............................        37

INDEX OF DEFINED TERMS

                                                                         ANNEX A

                               AGREEMENT AND PLAN

                                   OF MERGER

                                  DATED AS OF

                               NOVEMBER 22, 1998

                                     AMONG

                           THE B.F.GOODRICH COMPANY,

                         RUNWAY ACQUISITION CORPORATION

                                      AND

                             COLTEC INDUSTRIES INC

                               TABLE OF CONTENTS

                                    ARTICLE I
                                   THE MERGER
Section 1.1    The Merger..................................................   A-1
Section 1.2    Effective Date of the Merger................................   A-1

                                   ARTICLE II
                            THE SURVIVING CORPORATION
Section 2.1    Articles of Incorporation and By-Laws.......................   A-1
Section 2.2    Board of Directors; Officers................................   A-1
Section 2.3    Effects of Merger...........................................   A-2

                                   ARTICLE III
                              CONVERSION OF SHARES
Section 3.1    Exchange Ratio..............................................   A-2
Section 3.2    Stock Options...............................................   A-2
Section 3.3    Parent to Make Certificates Available.......................   A-3
Section 3.4    Dividends; Transfer Taxes...................................   A-3
Section 3.5    No Fractional Shares........................................   A-4
Section 3.6    Exchange Agent..............................................   A-4
Section 3.7    Shareholders' Meetings......................................   A-4
Section 3.8    Closing of the Company's Transfer Books.....................   A-5
Section 3.9    Assistance in Consummation of the Merger....................   A-5
Section 3.10   Closing.....................................................   A-5

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT
Section 4.1    Organization and Qualification..............................   A-5
Section 4.2    Capitalization..............................................   A-5
Section 4.3    Subsidiaries................................................   A-6
Section 4.4    Authority Relative to this Merger Agreement and the Cross      A-6
               Stock Option Agreements.....................................
Section 4.5    Reports and Financial Statements............................   A-7
Section 4.6    Absence of Certain Changes or Events........................   A-7
Section 4.7    Litigation..................................................   A-7
Section 4.8    Takeover Provisions Inapplicable............................   A-7
Section 4.9    Compliance with Applicable Laws.............................   A-7
Section 4.10   Taxes.......................................................   A-8
Section 4.11   Product Liability; Airworthiness............................   A-9
Section 4.12   Environment.................................................   A-9
Section 4.13   Accounting; Tax Matters.....................................  A-10
Section 4.14   Parent Action...............................................  A-10
Section 4.15   Lack of Ownership of Company Common Stock...................  A-10
Section 4.16   Financial Advisor...........................................  A-10
Section 4.17   Fairness Opinion............................................  A-10

                                 ARTICLE IV -- A
                  REPRESENTATIONS AND WARRANTIES REGARDING SUB
Section 4A.1   Organization................................................  A-10
Section 4A.2   Capitalization..............................................  A-10
Section 4A.3   Authority Relative to this Merger Agreement.................  A-11

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 5.1    Organization and Qualification..............................  A-11
Section 5.2    Capitalization..............................................  A-11
Section 5.3    Subsidiaries................................................  A-12
Section 5.4    Authority Relative to this Merger Agreement and the Cross     A-12
               Stock Option Agreements.....................................
Section 5.5    Reports and Financial Statements............................  A-13
Section 5.6    Absence of Certain Changes or Events........................  A-13
Section 5.7    Litigation..................................................  A-13
Section 5.8    Employee Benefit Plans......................................  A-13
Section 5.9    Plan Compliance.............................................  A-14
Section 5.10   Takeover Provisions Inapplicable............................  A-14
Section 5.11   Compliance with Applicable Laws.............................  A-14
Section 5.12   Taxes.......................................................  A-15
Section 5.13   Certain Contracts...........................................  A-16
Section 5.14   Patents, Trademark, Etc.....................................  A-16
Section 5.15   Product Liability; Airworthiness............................  A-16
Section 5.16   Environment.................................................  A-17
Section 5.17   Accounting; Tax Matters.....................................  A-17
Section 5.18   Company Action..............................................  A-17
Section 5.19   Lack of Ownership of Parent Common Stock....................  A-17
Section 5.20   Insurance Coverage..........................................  A-17
Section 5.21   Year 2000...................................................  A-17
Section 5.22   Financial Advisor...........................................  A-17
Section 5.23   Fairness Opinion............................................  A-17

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1    Conduct of Business by the Company Pending the Merger.......  A-17
Section 6.2    Conduct of Business by Parent and Sub Pending the Merger....  A-19
Section 6.3    Notice of Breach............................................  A-20

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS
Section 7.1    Access and Information......................................  A-20
Section 7.2    Registration Statement/Proxy Statement......................  A-20
Section 7.3    Affiliates, Publication of Combined Financial Results.......  A-21
Section 7.4    Stock Exchange Listing......................................  A-21

Section 7.5     Employment Arrangements...................................................................       A-22
Section 7.6     Indemnification...........................................................................       A-22
Section 7.7     Consents..................................................................................       A-22
Section 7.8     Additional Agreements.....................................................................       A-23
Section 7.9     No Solicitation...........................................................................       A-23
Section 7.10    Accountants' Letters......................................................................       A-24
Section 7.11    Pooling of Interests......................................................................       A-24
Section 7.12    Trust Preferred Securities................................................................       A-25
Section 7.13    Parent Board of Directors.................................................................       A-25
Section 7.14    Post-Merger Operations....................................................................       A-25
Section 7.15    Tax Representation Letters................................................................       A-25
Section 7.16    Transfer Taxes............................................................................       A-25

                                                    ARTICLE VIII
                                                CONDITIONS PRECEDENT
Section 8.1     Conditions to Each Party's Obligation to Effect the Merger................................       A-25
Section 8.2     Conditions to Obligation of the Company to Effect the Merger..............................       A-26
Section 8.3     Conditions to Obligations of Parent and Sub to Effect the Merger..........................       A-26
Section 8.4     Frustration of Closing Conditions.........................................................       A-26

                                                     ARTICLE IX
                                          TERMINATION, AMENDMENT AND WAIVER
Section 9.1     Termination...............................................................................       A-27
Section 9.2     Effect of Termination.....................................................................       A-28
Section 9.3     Amendment.................................................................................       A-29
Section 9.4     Waiver....................................................................................       A-29

                                                      ARTICLE X
                                                 GENERAL PROVISIONS
Section 10.1    Notices...................................................................................       A-29
Section 10.2    Fees and Expenses.........................................................................       A-30
Section 10.3    Publicity.................................................................................       A-30
Section 10.4    Specific Performance......................................................................       A-30
Section 10.5    Interpretation............................................................................       A-31
Section 10.6    Parties in Interest; No Assignment; Third Party Beneficiaries.............................       A-31
Section 10.7    Miscellaneous.............................................................................       A-31
Section 10.8    Cure Period...............................................................................       A-32
Section 10.9    Non-Survival of Representations and Warranties............................................       A-32
Section 10.10   Validity..................................................................................       A-32

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of November 22, 1998, is among The B.F.Goodrich Company, a New York corporation ("Parent"), Runway Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of Parent ("Sub"), and Coltec Industries Inc, a Pennsylvania corporation (the "Company").

                                   RECITALS:

     The Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent, to be accomplished by the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth below and in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania ("PBCL"). It is intended for federal income tax purposes that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Merger Agreement shall be a plan of reorganization for purposes of
Section 368 of the Code and, for accounting purposes, the Merger shall be a "pooling of interests".

     As a condition and inducement to entering into this Merger Agreement, Parent and the Company have entered into a stock option agreement dated as of the date hereof pursuant to which Parent has granted the Company an option with respect to certain shares of Parent Common Stock (as defined in Section 3.1(b) below) (the "Parent Stock Option Agreement") and a stock option agreement dated as of the date hereof pursuant to which the Company has granted Parent an option with respect to certain shares of Company Common Stock (as defined in Section 3.1(b) below) (the "Company Stock Option Agreement" and, collectively with the Parent Stock Option Agreement, the "Cross Stock Option Agreements") on the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined below in Section 1.2), Sub shall be merged into the Company, the separate corporate existence of Sub shall thereupon cease, and the Company shall continue its corporate existence as the surviving corporation in the Merger (the "Surviving Corporation").

     Section 1.2 Effective Date of the Merger. The Merger shall become effective when properly executed Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania, which filing shall be made on the date on which the closing of the transactions contemplated by this Merger Agreement takes place in accordance with Section 3.10. When used in this Merger Agreement, the term "Effective Date" shall mean the date and time at which such filing shall have been made.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

          Section 2.1 Articles of Incorporation and By-Laws. The Articles of Incorporation and the By-Laws of Sub in effect immediately prior to the Effective Date shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation until amended in accordance with their terms and as provided by law.

          Section 2.2 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of Sub immediately prior to the

     Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

          Section 2.3 Effects of Merger. The Merger shall have the effects set forth in Section 1929 of the PBCL.

                                  ARTICLE III

                              CONVERSION OF SHARES

          Section 3.1 Exchange Ratio. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Parent or Sub:

          (a) All shares of capital stock of the Company which are held by the Company, and any shares of capital stock of the Company owned by Parent, Sub or any other subsidiary of Parent, shall be canceled.

          (b) Subject to Section 3.5, each remaining outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Date shall be converted into .56 of a share (the "Exchange Ratio") of common stock, par value $5 per share, of Parent ("Parent Common Stock"). One preferred share purchase right issuable pursuant to the Rights Agreement dated as of June 2, 1997 between Parent and The Bank of New York or any other purchase right issued in substitution thereof (the "Parent Rights") shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to this Section 3.1(b).

          (c) In the event of any change in Parent Common Stock by reason of stock dividends, splitups, mergers, recapitalizations, combinations, exchange of shares or the like after the date of this Merger Agreement and prior to the Effective Date, the Exchange Ratio shall be adjusted appropriately.

          (d) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 3.2 Stock Options. (a) As soon as practicable following the date of this Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Common Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following in accordance with the terms of the Company Common Stock Plans:

          (i) adjust the terms of all outstanding options to purchase shares of Company Common Stock (the "Company Stock Options") granted under any plan or arrangement providing for the grant of options to purchase shares of Company Common Stock to current or former directors, officers, employees or consultants of the Company or its subsidiaries (the "Company Common Stock Plans"), whether vested or unvested, as necessary to provide that, as of the Effective Date, each Company Stock Option outstanding immediately prior to the Effective Date shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, at a price per share of Parent Common Stock equal to (A) the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; and

          (ii) make such other changes to the Company Common Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

     (b) The duration and other terms of each Adjusted Option shall be the same as the original Company Stock Option from which it was converted except that all references to the Company in such original Company Stock Option shall be deemed to be references to Parent.

     (c) The adjustments provided herein with respect to any Company Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code.

     (d) No later than the Effective Date, Parent shall prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 (or another appropriate form), which shall include a re-offer prospectus, registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options remain outstanding.

     (e) As soon as practicable after the Effective Date, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Common Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.2 after giving effect to the Merger).

     (f) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and any required federal withholding tax information and payment.

     (g) Except as otherwise contemplated by this Section 3.2 and except to the extent required under the respective terms of the Company Stock Options or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Common Stock Plans or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

     (h) Parent shall use all reasonable best efforts to implement the provisions of this Section 3.2.

     Section 3.3 Parent to Make Certificates Available. Prior to the Effective Date, Parent shall select The Bank of New York or such other person or persons reasonably satisfactory to the Company to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Date, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates representing shares of Company Common Stock (each, a "Certificate"), and each holder of Company Common Stock to be converted pursuant to Section 3.1 (each, a "Company Holder") will be entitled to receive, upon surrender to the Exchange Agent of one or more Certificates for cancellation, certificates representing the number of shares of Parent Common Stock and cash in lieu of fractional shares into which such Company Holder's shares of Company Common Stock have been converted in the Merger, and any dividends or other distributions with respect to such shares of Parent Common Stock with a record date after the Effective Date. Such shares of Parent Common Stock issued in the Merger shall each be deemed to have been issued at the Effective Date.

     Section 3.4 Dividends; Transfer Taxes. No dividends or other distributions that are declared or made on Parent Common Stock with a record date after the Effective Date shall be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Merger Agreement until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Common Stock with a record date after the Effective Date, and, at the appropriate payment date, there shall be paid to such person the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Date and a payment date occurring after such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. In the event that any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to have been lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares and any dividends or other distributions deliverable in respect thereof pursuant to this
Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a Company Holder for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

     Section 3.5 No Fractional Shares. No certificates or scrip representing less than one whole share of Parent Common Stock shall be issued pursuant to this Merger Agreement. In lieu of any such fractional share, each Company Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock shall be paid cash (without interest) in an amount equal to such Company Holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such Company Holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to this
Section 3.5. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the Company Holders (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the Company Holders, shall sell the Excess Shares at the then-prevailing prices on the New York Stock Exchange (the "NYSE"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use its best efforts to complete the sale of the Excess Shares as promptly following the Effective Date as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the net proceeds of such sale have been distributed to the Company Holders, the Exchange Agent shall hold such proceeds in trust for the Company Holders. As soon as practicable after the determination of the amount of cash to be paid to the Company Holders in lieu of any fractional share interests, the Exchange Agent shall make available in accordance with this Merger Agreement such amounts to such Company Holders. The fractional Parent Common Stock interests of each Company Holder will be aggregated, and no Company Holder will receive cash in an amount equal to or greater than the value of one whole share of Parent Common Stock.

     Section 3.6 Exchange Agent. Parent shall use all reasonable best efforts to cause the Exchange Agent to take all steps and perform all actions necessary to fulfill the Exchange Agent's responsibilities as set forth in this Article III.

     Section 3.7 Shareholders' Meetings. (a) Subject to Sections 7.9(b), 7.9(c) and 9.1(j), the Company shall take all action necessary, in accordance with applicable law and its Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, to convene a meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Merger Agreement. Subject to Sections 7.9(b), 7.9(c) and 9.1(j), the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of this Merger Agreement at the Company Meeting.

     (b) Subject to Sections 7.9(b), 7.9(c) and 9.1(k), Parent shall take all action necessary, in accordance with applicable law and its Restated Certificate of Incorporation and By-Laws, to convene a meeting of the holders of Parent Common Stock (the "Parent Meeting") as promptly as practicable for the purpose of considering and acting upon a proposal (the "Stock Issuance Proposal") to approve the issuance of shares of Parent Common Stock as provided by this Merger Agreement. Subject to Sections 7.9(b), 7.9(c) and 9.1(k), the Board of Directors of Parent will recommend that holders of Parent Common Stock vote in favor of and approve the Stock Issuance Proposal at the Parent Meeting.

     Section 3.8 Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of any shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the securities of Parent and/or cash as provided in Sections 3.1(b) and 3.5.

     Section 3.9 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement.

     Section 3.10 Closing. The closing of the transactions contemplated by this Merger Agreement shall take place (i) at the offices of Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, at 9:00 A.M. local time on the second business day after the day on which the last of the conditions set forth in Article VIII is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company, except as set forth in a disclosure schedule delivered by Parent concurrently herewith (the "Parent Disclosure Schedule"), as follows:

     Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 10.5(b) below) on Parent. Complete and correct copies of the Restated Certificate of Incorporation and By-Laws of Parent as in effect on the date hereof are included in the Parent SEC Reports (as defined in Section 4.5 below).

     Section 4.2 Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of Series Preferred Stock, par value $1 per share ("Parent Preferred Stock"). As of November 18, 1998, 74,334,732 shares of Parent Common Stock were validly issued and outstanding, fully paid and nonassessable and 1,845,919 shares of Parent Common Stock were held in treasury. As of November 18, 1998, no shares of Parent Preferred Stock were issued and outstanding. As of November 18, 1998, except for employee stock options to acquire 4,098,764 shares of Parent Common Stock at a weighted average exercise price of $33.68 per share and the Parent Rights, there were no options, warrants, calls or other rights, agreements or commitments outstanding obligating Parent to issue, deliver or sell shares of its capital stock or debt securities, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. Except for the issuance of shares of Parent Common Stock pursuant to employee stock options to acquire Parent Common Stock and as provided in the Parent Stock Option Agreement, during the period from November 18, 1998 through the date hereof, no shares of Parent Common Stock or Parent Preferred Stock have been issued and Parent has not entered into any options, warrants, calls or other rights, agreements or commitments obligating Parent to issue, deliver or sell shares of its capital stock or debt securities, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. All of the shares of Parent Common Stock issuable in accordance with this Merger Agreement in exchange for Company Common Stock as of the Effective Date are duly authorized and will be, when so issued, validly issued, fully paid and nonassessable.

     Section 4.3 Subsidiaries. Each "significant subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the Commission) ("Significant Subsidiary") of Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Significant Subsidiary of Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect on Parent. All the outstanding shares of capital stock of each Significant Subsidiary of Parent are validly issued, fully paid and nonassessable and those owned by Parent or by a subsidiary of Parent are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Significant Subsidiaries of Parent. Except as set forth in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Parent does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity which is material to Parent and its subsidiaries taken as a whole.

     Section 4.4 Authority Relative to this Merger Agreement and the Cross Stock Option Agreements. Parent has the corporate power to enter into this Merger Agreement and the Cross Stock Option Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Merger Agreement and the Cross Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Parent's Board of Directors. This Merger Agreement and the Cross Stock Option Agreements each constitute a valid and binding obligation of Parent enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. No other corporate proceedings on the part of Parent are necessary to authorize this Merger Agreement or the Cross Stock Option Agreements and the transactions contemplated hereby or thereby, other than the approval of the Stock Issuance Proposal by the holders of Parent Common Stock, which, under applicable rules and regulations of the NYSE currently in effect, will require the Stock Issuance Proposal to receive the approval of a majority of the votes cast thereon (provided that the total vote cast thereon represents greater than 50% in interest of all Parent securities entitled to vote thereon). Parent is not subject to or obligated under (i) any charter or by-law provision or (ii) any provision of any indenture or other loan document or other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement or the Cross Stock Option Agreements other than, in the case of clause (ii) only, (x) the laws and regulations referred to in the next sentence and (y) such breaches, violations, defaults, rights of termination, cancellations, accelerations or losses of a material benefit which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Competition Act (Canada), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other governmental approvals required under the applicable laws of any foreign jurisdiction and the applicable environmental, corporation, securities or blue sky laws or regulations of the various states ("Applicable State Laws") (collectively, the "Parent Required Consents"), no filing by Parent or registration by Parent with any Governmental Entity (as defined in Section 4.9 below) is necessary for, nor is any authorization, consent or approval of any Governmental Entity required to be obtained by Parent for, the consummation of the Merger or the other transactions contemplated by this Merger Agreement or by the Cross Stock Option Agreements except for such filings, registrations, authorizations, consents or approvals, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; provided that Parent makes no representation or warranty with respect to such of the foregoing as are required by rea son of the regulatory status of the Company or any of its subsidiaries or facts specifically pertaining to them.

     Section 4.5 Reports and Financial Statements. Since December 31, 1996, Parent has timely filed all registration statements, prospectuses, forms, reports and documents that Parent was required to file with the Commission (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Parent SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange
Act) and fairly present the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Merger Agreement ("Previously Filed Parent SEC Reports"), since September 30, 1998, there has not been (i) any event, condition, transaction, commitment, dispute or other circumstance (financial or otherwise) of any character (whether or not in the ordinary course of business), which, individually or in the aggregate, has had a Material Adverse Effect on Parent; (ii) any damage, destruction or loss, whether or not covered by insurance, which, individually or in the aggregate, has had a Material Adverse Effect on Parent; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Parent (except for regularly scheduled cash dividends out of current earnings at a rate not greater than the rate in effect on September 30, 1998); or (iv) any entry into any legally binding commitment or transaction material to Parent and its subsidiaries taken as a whole (including any material borrowing or material sale of assets), other than this Merger Agreement, the Cross Stock Option Agreements and the transactions contemplated hereby and thereby.

     Section 4.7 Litigation. Except as disclosed in the Previously Filed Parent SEC Reports, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on Parent.

     Section 4.8 Takeover Provisions Inapplicable. As of the date hereof and at all times thereafter, until and including the Effective Date, Section 912 of the New York Business Corporation Law (the "NYBCL") and the Parent Rights are, and shall be, inapplicable to the Merger and the transactions contemplated by this Merger Agreement.

     Section 4.9 Compliance with Applicable Laws. (i) Parent and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals (the "Parent Permits") of all applicable courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), necessary in all material respects for the operation of the businesses of Parent and its subsidiaries;
(ii) Parent and its subsidiaries are in compliance with the terms of the Parent Permits in all material respects; (iii) except as disclosed in the Previously Filed Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for such violations that would not, individually or in the

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aggregate, have a Material Adverse Effect on Parent; and (iv) no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending, or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same except for such investigations or reviews that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent. No representation or warranty is made in this Section 4.9 with respect to Taxes (as defined in Section 4.10 below), product liability and airworthiness or Environmental Laws (as defined in Section 4.12 below), which matters are the subject of Sections 4.10, 4.11 and 4.12, respectively.

     Section 4.10 Taxes. (a) Parent and its subsidiaries have (i) filed or caused to be filed all Tax Returns (as defined below) required to be filed by any jurisdiction to which any of them is subject, (ii) paid in full on a timely basis all Taxes due and claimed to be due by each such jurisdiction, and (iii) duly collected or withheld and timely paid all Taxes required to be collected from others or deducted and withheld from any amounts paid to employees or others, except to the extent any failure to file, pay or withhold would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Such Tax Returns are accurate and complete in all material respects and accurately reflect the Tax liabilities for such periods, except to the extent any inaccuracies in any such Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No Tax deficiency or penalty has been asserted or threatened by any such jurisdiction against Parent or any of its subsidiaries, except to the extent any such deficiencies or penalties, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Parent.

     (b) To the knowledge of Parent, there is no audit of any material Tax Return of Parent or any of its subsidiaries in progress, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to material Taxes, there are no matters under discussion with any Governmental Entities with respect to material Taxes that could result in an additional amount of material Taxes being payable by Parent or any of its subsidiaries, and no Governmental Entity has indicated that it intends to audit any material Tax Return of Parent or any of its subsidiaries.

     (c) Neither Parent nor any of its subsidiaries (i) has waived any statute of limitations with respect to Tax obligations or agreed to any extension of time with respect to a Tax assessment or deficiency, except to the extent any such Tax obligation, assessment or deficiency would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (ii) is a party to any Tax allocation or sharing agreement, (iii) has been a member of an affiliated group (other than the affiliated group of which Parent is the common parent) filing a consolidated federal income tax return, nor is liable for material Taxes of an affiliated group (other than the affiliated group of which Parent is the common parent) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract or otherwise, or (iv) is currently the beneficiary of any extensions of time within which to file any Tax Return.

     (d) The earliest taxable period of Parent and its subsidiaries for which the statute of limitations for federal, state, local and foreign Tax Returns filed by Parent is still open is the calendar year 1986.

     (e) Neither Parent nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (f) Neither Parent nor any of its subsidiaries (i) has agreed or consented at any time under Section 341(f) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any assets, (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Company or its subsidiaries for Taxes, (iii) has made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code, (iv) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision, or (v) owns any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under Section 103(a) of the Code.

     (g) The transaction contemplated herein, either by itself or in conjunction with any other transactions that Parent may have entered into or agreed to, will not give rise to any federal income tax liability under section 355(e) of the Code for which Parent may in any way be held liable.

     (h) Parent is not a party to any "Gain Recognition Agreements" as such term is used in the Treasury Regulations promulgated under Section 367 of the Code.

     (i) Neither Parent nor any of its subsidiaries has made or become obligated to make, nor will the Company, Parent, Sub, or any of Parent's other subsidiaries, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to any such transaction, make or become obligated to make (with respect to any employee of Parent or any of its subsidiaries), any "excess parachute payment", as defined in Section 280G of the Code, to any employee of Parent or any of its subsidiaries.

     (j) There are no material liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of Parent or any of its subsidiaries.

     (k) Parent has no excess loss account, as such term is used in Section 1.1502-19 of the Treasury Regulations, with respect to the stock of any subsidiary.

     (l) The unpaid Taxes of Parent and its subsidiaries did not, as of the most recent fiscal month end prior to the date hereof, exceed the reserve for Tax liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) that has been made available to the Company.

     (m) For purposes of this Merger Agreement, the term "Tax" shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

     (n) For purposes of this Merger Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment, and including any amendment thereof.

     Section 4.11 Product Liability; Airworthiness. (a) Parent has no knowledge of any claim, or the basis for any claim, against Parent or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Parent or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which claim would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent.

     (b) To the knowledge of Parent, all goods and services designed, manufactured or sold by Parent or any of its subsidiaries comply with all laws, requirements, specifications, rules and regulations related to airworthiness of all applicable Governmental Entities and none of such products or services contain any defects in manufacturing, design or performance or other defect which renders such products or services or any component thereof defective, deficient, nonconforming or unsuitable for their intended use except to the extent that such failures to comply or defects would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no publicly and formally announced rule or regulation by any Governmental Entity of the United States or any state thereof that could reasonably be expected to affect the various airworthiness approvals, licenses, permits or certifications applicable to the goods, services, assets, facilities or operations of Parent and its subsidiaries except to the extent that such rules or regulations would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     Section 4.12 Environment. (a) As used herein, the term "Environmental Laws" means all applicable federal, state, local or foreign laws and common law relating to pollution or protection of health, safety, or the environment (including pollution or protection of ambient air, surface water, groundwater, land surface, subsurface strata, natural resources, humans and other life and ecosystems), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or

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

hazardous substances or wastes into the environment, or otherwise relating to the manufacture, import, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), 42 U.S.C. Sec. 9601 et seq., the Resource Conservation and Recovery Act, as amended
(RCRA), 42 U.S.C. Sec. 6901 et seq., the Clean Air Act, as amended, 42 U.S.C. Sec. 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1251 et seq., and the Toxic Substances Control Act, as amended
(TSCA), 15 U.S.C. Sec. 2601 et seq.), as well as all regulations, requirements, authorizations, codes, standards, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, decrees, permits, or plans issued, entered, promulgated or approved thereunder.

     (b) To the knowledge of Parent, except as disclosed in the Previously Filed Parent SEC Reports, there are, with respect to Parent or any of its subsidiaries, no past or present violations of Environmental Laws, releases or threatened releases of any material into the environment or contractual obligations which may reasonably be expected to give rise to any liability under any Environmental Laws and which would, individually or in the aggregate, have a Material Adverse Effect on Parent.

     Section 4.13 Accounting; Tax Matters. Neither Parent nor, to its knowledge, any of its affiliates, has, through the date hereof, taken or agreed to take any action nor do they have any knowledge of any fact or circumstance that is reasonably likely to prevent (i) Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests" or (ii) the Merger from qualifying for federal income tax purposes as a "reorganization" within the meaning of Section 368 (a) of the Code.

     Section 4.14 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of directors determined to recommend the approval of the Stock Issuance Proposal by the holders of Parent Common Stock and directed that the Stock Issuance Proposal be submitted for consideration by Parent's shareholders entitled to vote thereon at the Parent Meeting.

     Section 4.15 Lack of Ownership of Company Common Stock. Neither Parent nor any of its subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by any Parent Benefit Plan).

     Section 4.16 Financial Advisor. Except for Morgan Stanley & Co. Incorporated, financial advisor to Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent, and the fees and other amounts payable to Morgan Stanley & Co. Incorporated as contemplated by this Section 4.16 will be as provided in that certain letter agreement, dated October 22, 1998, from Morgan Stanley & Co. Incorporated to Parent.

     Section 4.17 Fairness Opinion. Parent has received the opinion of Morgan Stanley & Co. Incorporated, financial advisor to Parent, dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Parent.

                                  ARTICLE IV-A

                 REPRESENTATIONS AND WARRANTIES RELATING TO SUB

     Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

     Section 4A.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sub has not engaged in any business (other than certain organizational matters) since it was incorporated.

     Section 4A.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

     Section 4A.3 Authority Relative to this Merger Agreement. Sub has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Sub's Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Sub is not subject to or obligated under (i) any charter or by-law provision or (ii) any provision of any indenture or other loan document or other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Sub or its properties or assets, which would be breached or violated, or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement other than, in the case of clause (ii) only, (x) the Parent Required Consents and (y) such breaches, violations, defaults, rights of termination, cancellations, accelerations or losses of a material benefit which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except for the Parent Required Consents, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for, nor is any authorization, consent, or approval of any Governmental Entity required to be obtained by Sub for, the consummation by Sub of the Merger or the transactions contemplated by this Merger Agreement, except for such filings, registrations, authorizations, consents or approvals, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; provided that neither Parent nor Sub make any representation or warranty with respect to such of the foregoing as are required by reason of the regulatory status of the Company or any of its subsidiaries or facts specifically pertaining to them. This Merger Agreement constitutes a valid and binding obligation of Sub enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, except as set forth in a disclosure schedule delivered by the Company concurrently herewith (the "Company Disclosure Schedule"), as follows:

     Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect on the Company. Complete and correct copies of the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company as in effect on the date hereof are included in the Company SEC Reports (as defined in Section 5.5 below).

     Section 5.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,500,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). As of November 20, 1998, 63,068,535 shares of Company Common Stock (excluding 25,000,000 shares of Company Common Stock held by a subsidiary of the Company) were validly issued and outstanding, fully paid and nonassessable, 7,526,960 shares of Company Common Stock were held in treasury, no shares of Company Preferred Stock have been issued, and there have been no material changes in such numbers of shares through the date hereof. As of November 20, 1998, except for (x) Company Stock Options granted under the Company Common Stock Plans to acquire 5,502,000 shares of Company Common Stock, (y) pursuant to the conversion terms of the 5 1/4% Convertible Preferred Securities, liquidation amount $50 per security, Term Income Deferrable Equity Securities (TIDES)(SM) of Coltec Capital Trust (the "Trust

Preferred Securities") and of the Company's 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures due 2028, there were no options, warrants, calls or other rights, agreements or commitments outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. Except for the issuance of shares of Company Common Stock pursuant to Company Stock Options and as provided in the Company Stock Option Agreement, during the period from November 20, 1998 through the date hereof, no shares of Company Common Stock or Company Preferred Stock have been issued and the Company has not entered into any options, warrants, calls or other rights, agreements or commitments obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

     Section 5.3 Subsidiaries. Each Significant Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Significant Subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of each Significant Subsidiary of the Company are validly issued, fully paid and nonassessable and those owned by the Company or by a subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Significant Subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity which is material to the Company and its subsidiaries taken as a whole.

     Section 5.4 Authority Relative to this Merger Agreement and the Cross Stock Option Agreements. The Company has the corporate power to enter into this Merger Agreement and the Cross Stock Option Agreements and, subject to the requisite approval of this Merger Agreement by the holders of Company Common Stock, to carry out its obligations hereunder and thereunder. The execution and delivery of this Merger Agreement and the Cross Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors. This Merger Agreement and the Cross Stock Option Agreements each constitute a valid and binding obligation of the Company enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Except for the receipt of the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon in the case of this Merger Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement or the Cross Stock Option Agreements and the transactions contemplated hereby or thereby. The Company is not subject to or obligated under
(i) any charter or by-law provision or (ii) any provision of any indenture or other loan document or other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement or the Cross Stock Option Agreements, other than, in the case of clause (ii) only, (x) the laws and regulations referred to in the next sentence and (y) such breaches, violations, defaults, rights of termination, cancellations, accelerations or losses of a material benefit which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as referred to herein or in connection, or in compliance,with the provisions of the HSR Act, the Competition Act (Canada), the Securities Act, the Exchange Act, and other governmental approvals required under the applicable laws of any foreign jurisdiction and Applicable State Laws (collectively, the "Company Required Consents"), no filing by the Company or registration by the Company with any Governmental Entity is necessary for, nor is any authorization, consent or approval of any Governmental Entity required to be obtained by the Company for, the consummation of the Merger or the other transactions contemplated by this Merger Agreement or by the Cross Stock Option Agreements except for such filings, registrations, authorizations, consents or approvals, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company; provided that the Company makes no representation or warranty with respect to such of the foregoing as are required by reason of the regulatory status of Parent or any of its subsidiaries or facts specifically pertaining to them.

     Section 5.5 Reports and Financial Statements. Since December 31, 1996, the Company has timely filed all registration statements, prospectuses, forms, reports and documents that the Company was required to file with the Commission (collectively, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly present the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Merger Agreement ("Previously Filed Company SEC Reports"), since September 30, 1998, there has not been (i) any event, condition, transaction, commitment, dispute or other circumstance (financial or otherwise) of any character (whether or not in the ordinary course of business), which, individually or in the aggregate, has had a Material Adverse Effect on the Company; (ii) any damage, destruction or loss, whether or not covered by insurance, which, individually or in the aggregate, has had a Material Adverse Effect on the Company; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; or (iv) any entry into any legally binding commitment or transaction material to the Company and its subsidiaries taken as a whole (including any material borrowing or material sale of assets), other than this Merger Agreement, the Cross Stock Option Agreements and the transactions contemplated hereby and thereby.

     Section 5.7 Litigation. Except as disclosed in the Previously Filed Company SEC Reports, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 5.8 Employee Benefit Plans. Section 5.8 of the Company Disclosure Schedule lists (i) each employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Company Pension Plan"); (ii) each material employee welfare benefit plan as defined in Section 3(1) of ERISA (a "Company Welfare Plan"); (iii) each material employment agreement and each material supplemental executive compensation plan (a "Company Executive Benefit Arrangement"); and (iv) each multiemployer plan as defined in Section 3(37) of ERISA which is maintained by the Company or any subsidiary, or trade or business that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Company within the meaning of Sections 414(b), (c), (m), or (o) of the Code (a "Company ERISA Affiliate") for directors, former directors, employees or former employees, or to which the Company or any Company ERISA Affiliate makes contributions with respect to directors, former directors, employees, or former employees. The Company has made available to Parent correct and complete copies of the plan documents and material employment agreements (or in the case of any unwritten Company Executive Benefit Arrangement, a description thereof), summary plan descriptions, participant informational material, the most recent determination letter received from the Internal Revenue Service, the two most recent Form 5500 annual reports (including all schedules and attachments thereto), the two most recent audited financial statements for any plan for which audited financial statements are required, the two most recent actuarial reports for any plan for which actuarial reports have been prepared, and all related trust agreements, insurance contracts and other funding agreements relating to such Company Pension Plans, Company Welfare Plans and Company Executive Benefit Arrangements (together, "Company Benefit Plans").

     Section 5.9 Plan Compliance. Each Company Benefit Plan has been administered in compliance with its terms and any applicable provision of ERISA, the Code and any other applicable law except for any instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each Company Pension Plan which is intended to meet the requirements of Section 401(a) of the Code has been determined within the remedial amendment period under Section 401(b) of the Code by the Internal Revenue Service to be qualified under said Section 401(a) and each trust maintained in conjunction with any such Company Pension Plan has been determined by the Internal Revenue Service to be exempt from taxation under Section 501(a) of the Code and the Company has not amended any such Company Pension Plan or related trust in a manner that would result in the disqualification thereof. No Company Pension Plan which is subject to the provisions of Section 412 of the Code has incurred an accumulated funding deficiency. Neither the Company nor any Company ERISA Affiliate has any unsatisfied liability under Title IV of ERISA, or knows of any fact which would give rise to liability under Title IV of ERISA, in an amount that would, individually or in the aggregate, have a Material Adverse Effect on the Company. No reportable event, within the meaning of
Section 4043(c) of ERISA for which the 30-day notice requirement of ERISA has not been waived, has occurred with respect to any Company Pension Plan. Except as set forth in the Previously Filed Company SEC Reports, there are no pending, filed, or threatened disputes, lawsuits, claims (other than routine benefit claims), investigations, or audits by any person or Governmental Entity with respect to any Company Benefit Plan that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and no condition exists which could reasonably be expected to subject the Company or any Company ERISA Affiliate to any liability (other than for routine benefit claims and other than pursuant to the current terms of any Company Benefit Plan) with respect to any Company Benefit Plan in an amount that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 5.10 Takeover Provisions Inapplicable. As of the date hereof and at all times thereafter, until and including the Effective Date, Subchapters D (Section 2538), E, F, G, H, I and J of Chapter 25 of the PBCL, are, and shall be, inapplicable to the Merger and the transactions contemplated by this Merger Agreement.

     Section 5.11 Compliance with Applicable Laws. (i) The Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals (the "Company Permits") of all Governmental Entities necessary in all material respects for the operation of the businesses of the Company and its subsidiaries; (ii) the Company and its subsidiaries are in compliance with the terms of the Company Permits in all material respects; (iii) except as disclosed in the Previously Filed Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and (iv) no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same except for such investigations or reviews that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. No representation or warranty is made in this Section 5.11 with respect to employee benefit plans, Taxes, product liability and airworthiness or Environmental Laws, which matters are the subject of Sections 5.8 and 5.9, 5.12,
5.15 and 5.16, respectively.

     Section 5.12  Taxes.

     (a) The Company and its subsidiaries have (i) filed or caused to be filed all Tax Returns required to be filed by any jurisdiction to which any of them is subject, (ii) paid in full on a timely basis all Taxes due and claimed to be due by each such jurisdiction, and (iii) duly collected or withheld and timely paid all Taxes required to be collected from others or deducted and withheld from any amounts paid to employees or others, except to the extent any failure to file, pay or withhold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Such Tax Returns are accurate and complete in all material respects and accurately reflect the Tax liabilities for such periods, except to the extent any inaccuracies in any such Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No Tax deficiency or penalty has been asserted or threatened by any such jurisdiction against the Company or any of its subsidiaries, except to the extent any such deficiencies or penalties, individually or in the aggregate, have not had and would not have a Material Adverse Effect on the Company.

     (b) To the knowledge of the Company, there is no audit of any material Tax Return of the Company or any of its subsidiaries in progress, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to material Taxes, there are no matters under discussion with any Governmental Entities with respect to material Taxes that could result in an additional amount of material Taxes being payable by the Company or any of its subsidiaries, and no Governmental Entity has indicated that it intends to audit any material Tax Return of the Company or any of its subsidiaries.

     (c) Neither the Company nor any of its subsidiaries (i) has waived any statute of limitations with respect to Tax obligations or agreed to any extension of time with respect to a Tax assessment or deficiency, except to the extent any such Tax obligation, assessment or deficiency would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) is a party to any Tax allocation or sharing agreement, (iii) has been a member of an affiliated group (other than the affiliated group of which the Company is the common parent) filing a consolidated federal income tax return, nor is liable for material Taxes of an affiliated group (other than the affiliated group of which the Company is the common parent) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), including as a transferee or successor, by contract, or otherwise, or (iv) is currently the beneficiary of any extensions of time within which to file any Tax Return.

     (d) The earliest taxable period of the Company and its subsidiaries for which the statute of limitations for federal, state, local and foreign Tax Returns filed by the Company is still open is the calendar year 1987.

     (e) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (f) Neither the Company nor any of its subsidiaries (i) has agreed or consented at any time under Section 341(f) of the Code to have the provisions of
Section 341(f)(2) of the Code apply to any disposition of any assets, (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Company or its subsidiaries for Taxes, (iii) has made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, (iv) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision, or (v) owns any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under
Section 103(a) of the Code.

     (g) The transaction contemplated herein, either by itself or in conjunction with any other transaction that the Company may have entered into or agreed to, will not give rise to any federal income tax liability under section 355(e) of the Code for which the Company may in any way be held liable.

     (h) The Company is not a party to any "Gain Recognition Agreements" as such term is used in the Treasury Regulations promulgated under Section 367 of the Code.

     (i) Neither the Company nor any of its subsidiaries has made or become obligated to make, nor will Parent, Sub, the Company, or any of its subsidiaries, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to any such transaction, make or become obligated to make (with respect to any employee of the Company or any of its subsidiaries), any "excess parachute payment", as defined in Section 280G of the Code to any employee of the Company or any of its subsidiaries.

     (j) There are no material liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of the Company or any of the subsidiaries.

     (k) The Company has no excess loss account, as such term is used in Section 1.1502-19 of the Treasury Regulations, with respect to the stock of any subsidiary.

     (l) The unpaid Taxes of the Company and its subsidiaries did not, as of the most recent fiscal month end prior to the date hereof, exceed the reserve for Tax Liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) that has been made available to Parent.

     Section 5.13 Certain Contracts. Except as filed as an exhibit to the Company SEC Reports, neither the Company nor any of its subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which, as of the date hereof, is a "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the Commission) or has been filed with the Commission to be performed after the date of this Merger Agreement or (ii) which materially restricts the conduct of any line of business of the Company.

     Section 5.14 Patents, Trademarks, Etc. The Company and its subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses and other proprietary intellectual property rights and licenses ("Company Intellectual Property") as are necessary in connection with the businesses of the Company and its subsidiaries, and the Company does not have any knowledge of any conflict between the rights of the Company and its subsidiaries and the rights of others therein, except to the extent that the failure of the Company to have, or any conflicts with respect to, the Company Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 5.15 Product Liability; Airworthiness. (a) The Company has no knowledge of any claim, or the basis for any claim, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which claim would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

     (b) To the knowledge of the Company, all goods and services designed, manufactured or sold by the Company or any of its subsidiaries comply with all laws, requirements, specifications, rules and regulations related to airworthiness of all applicable Governmental Entities and none of such products or services contain any defects in manufacturing, design or performance or other defect which renders such products or services or any component thereof defective, deficient, nonconforming or unsuitable for their intended use, except to the extent that such failure to comply or defects would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no publicly and formally announced rule or regulation by any Governmental Entity of the United States or any state thereof that could reasonably be expected to affect the various airworthiness approvals, licenses, permits or certifications applicable to the goods, services, assets, facilities or operations of the Company and its subsidiaries, except to the extent that such rules or regulations would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 5.16 Environment. To the knowledge of the Company, except as disclosed in the Previously Filed Company SEC Reports, there are, with respect to the Company or any of its subsidiaries, no past or present violations of Environmental Laws, releases or threatened releases of any material into the environment or contractual obligations which may reasonably be expected to give rise to any liability under any Environmental Laws and which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 5.17 Accounting; Tax Matters. Neither the Company nor, to its knowledge, any of its affiliates, has, through the date hereof, taken or agreed to take any action nor do they have knowledge of any fact or circumstance that is reasonably likely to prevent (i) Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests," or (ii) the Merger qualifying for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

     Section 5.18 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of directors (a) determined that the Merger is in the best interests of the Company and its shareholders, (b) approved this Merger Agreement in accordance with the provisions of Section 1922 of the PBCL, and (c) determined to recommend the approval of this Merger Agreement and the Merger by the holders of the Company Common Stock.

     Section 5.19 Lack of Ownership of Parent Common Stock. Neither the Company nor any of its subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by any Company Benefit Plan).

     Section 5.20 Insurance Coverage. The Company believes that as of the date hereof it has adequate insurance coverage from solvent, viable insurance carriers in accordance with current industry practices except where the failure to have such insurance coverage would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 5.21 Year 2000. Except as disclosed in the Previously Filed Company SEC Reports, the Company's products and information systems are Year 2000 Compliant except to the extent that their failure to be Year 2000 Compliant would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Merger Agreement, Year 2000 Compliant shall mean that the Company's products and information systems accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations.

     Section 5.22 Financial Advisor. Except for Credit Suisse First Boston Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company, and the fees and commissions payable to Credit Suisse First Boston Corporation as contemplated by this Section 5.22 will be the amount set forth in that certain letter, dated November 11, 1998, from Credit Suisse First Boston Corporation to the Company.

     Section 5.23 Fairness Opinion. The Company has received the opinion of Credit Suisse First Boston Corporation, financial advisor to the Company, dated the date hereof, to the effect that the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1  Conduct of Business by the Company Pending the
Merger. (a) Prior to the Effective Date, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) and except as specifically provided herein (including Section 6.1(b)) or as set forth in the

Company Disclosure Schedule, from and after the date hereof, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date. The Company shall, and shall cause its subsidiaries to, in the ordinary course of business (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices;
(B) comply with all material laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound.

     (b) Without limiting the generality of Section 6.1(a), prior to the Effective Date, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) and except as set forth in the Company Disclosure Schedule, from and after the date hereof:

          (i) the Company shall not and shall not propose to (A) except as required pursuant to any indenture, loan documents or contract in effect as of the date hereof, sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Significant Subsidiaries (unless already pledged as of the date hereof), (B) amend its Amended and Restated Articles of Incorporation or Amended and Restated By-Laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (D) except as required pursuant to any Company Benefit Plan, directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

          (ii) the Company shall not, nor shall it permit any of its subsidiaries to, (A) other than pursuant to the exercise of Company Stock Options outstanding on the date hereof or otherwise in accordance with the present terms of any Company Benefit Plan and except as permitted by
     Section 6.1(b)(iii) or by the Cross Stock Option Agreements, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock (other than, in each case, to the Company or direct or indirect wholly-owned subsidiaries of the Company);
     (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business, (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing which is binding;

          (iii) the Company shall not, nor shall it permit any of its subsidiaries to, except as required to comply with applicable law, and except for (w) compensation payments and changes or benefit adjustments made in the ordinary course of business (which shall include (1) normal periodic performance reviews and related compensation and benefit increases and (2) the provision of individual Company Benefit Plans consistent with past practice for promoted or newly hired officers and employees) and which do not involve the grant of any actual or phantom equity interests in the Company, (x) awards under the Company's 1994 Long-Term Incentive Plan and CAP Plus Plan, in each case in the ordinary course of business, (y) grants of options with respect to Company Common Stock in the ordinary course of business to newly-hired or promoted officers and employees and (z) (following notice to Parent) grants of options with respect to no more than 200,000 shares of Company Common Stock in the aggregate in the ordinary course of business, (A)(1) adopt, enter into, terminate or (2) in any way that would materially increase the cost thereof to the Company or expand the applicability of, or amend, any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefit of any director, officer or employee, (C) pay any benefit not provided under any existing plan or arrangement, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan other than in the ordinary course of business consistent with past practice or as required under the present terms of any Company Benefit Plan, or (F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing which is binding;

          (iv) except as required by or in connection with the Trust Preferred Securities, the Company shall not, nor shall it permit any of its subsidiaries to, make any investments in non-investment grade debt securities (other than non-investment grade debt securities issued by the Company or any of its subsidiaries);

          (v) the Company shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368 (a) of the Code; and

          (vi) neither the Company, nor any subsidiary of the Company, shall make or amend any material Tax election, agree to waive or extend any statute of limitations, or resolve or agree to resolve any audit or proceeding relating to any material Tax liability other than in the ordinary course of business consistent with past practice; provided, however, that the Company and its subsidiaries shall be permitted to make any Tax election and take any action in connection with the settling of its and their federal tax liabilities for the 1992, 1993, 1994, 1995 and 1996 tax years so long as such elections or actions do not result in aggregate additional Tax liabilities to the Company and its subsidiaries in excess of the reserve established therefor on the most recent audited consolidated financial statements of the Company, and provided that any settling of such audit and liabilities shall require the consent of Parent, which consent shall not unreasonably be withheld. The Company and its subsidiaries shall, prior to the Closing Date, terminate all tax allocation agreements and tax sharing agreements (if any) with respect to the Company and its subsidiaries (other than the Tax Sharing Agreement dated September 13, 1996, by and between the Company, Garrison Litigation Management Group, Ltd., and The Anchor Packing Company) and shall ensure that such agreements are of no further force or effect as to the Company and its subsidiaries on and after the Closing Date and there shall be no further liability of the Company or its subsidiaries under any such agreements.

     Section 6.2.  Conduct of Business by Parent and Sub Pending the
Merger. (a) Parent. Prior to the Effective Date, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) and except as specifically provided herein including as set forth in the Parent Disclosure Schedule, from and after the date hereof Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date. Subject to Section 6.2(b), the foregoing shall not prevent Parent from acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any assets, business or any corporation, partnership, association or other business organization or division thereof, for such aggregate consideration in cash, Parent Common Stock or a combination thereof, as Parent may deem appropriate from time to time.

     (b) Prior to the Effective Date, neither Parent nor its subsidiaries shall, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), acquire, merge or agree to acquire or be acquired, by merging or consolidating with, or by purchasing a substantial equity interest in or by selling 50% or more of the outstanding Parent Common Stock (or securities convertible into Parent Common Stock) to, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, in each case participating in a line of business or related business of the Company or any of its subsidiaries, which transaction, either alone or in conjunction with the transactions contemplated by this Merger Agreement, is reasonably likely to raise antitrust, competition law or trade regulatory issues that are reasonably likely to materially delay, impede or prohibit the consummation of the Merger.

     (c) Without limiting the generality of Section 6.2(a), prior to the Effective Date, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) and except as set forth in the Parent Disclosure Schedule, from after the date hereof: (i) Parent shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify or would be reasonably likely to disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Parent shall not enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing which is binding.

     (d) Sub. During the period from the date of this Merger Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Merger Agreement.

     Section 6.3 Notice of Breach. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its covenants contained in this Merger Agreement, or would cause any of its representations or warranties contained in this Merger Agreement to be inaccurate, and shall use its best efforts to prevent or promptly remedy the same. No such notification shall be deemed an amendment of the Company Disclosure Schedule or the Parent Disclosure Schedule.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) subject to applicable law, all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated as of October 21, 1998 between Parent and the Company (the "Confidentiality Agreement").

     Section 7.2 Registration Statement/Proxy Statement. (a) As promptly as practicable after the execution of this Merger Agreement, the Company and Parent shall prepare and file with the Commission a joint proxy statement (the "Proxy Statement") in preliminary form for use at the Company Meeting and the Parent Meeting. As promptly as practicable after comments are received from the Commission with respect to the preliminary form of the Proxy Statement and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the Commission the Proxy Statement in definitive form for use at their respective shareholder meetings and Parent shall file with the Commission a registration statement on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"). Parent and the Company shall use all reasonable best efforts to cause the Registration Statement to become effective as soon thereafter as practicable. None of the information furnished by the Company or its subsidiaries (in the case of the Company) or by Parent or its subsidiaries (in the case of Parent) for inclusion or incorporation by reference in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting and Parent Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement or the Registration Statement. No filing of, or amendment or supplement to, the Proxy Statement or Registration Statement shall be made by Parent or the Company without providing the other with the opportunity to review and comment thereon. If at any time prior to the Effective Date any information relating to Parent or the Company, or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement or Registration Statement so that the Proxy Statement or Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by law, disseminated to the shareholders of Parent and the Company.

     (b) The Company and Parent shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, and under applicable blue sky or similar securities laws and shall each use its reasonable best efforts to obtain required approvals and clearances with respect thereto.

     Section 7.3 Affiliates, Publication of Combined Financial Results. (a) Not less than 45 days prior to the Effective Date, each of Parent and the Company shall deliver to the other a list of names or addresses of each person who, in its reasonable judgment, is an affiliate of Parent or the Company, respectively, within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable Commission accounting releases with respect to "pooling of interests" accounting treatment (each such person, a "Pooling Affiliate") of Parent or the Company, respectively. Each such party shall provide the other with such information and documents as the other shall reasonably request for purposes of reviewing such list.

     (b) Each of the Company and Parent shall use its reasonable best efforts to cause each of its respective Pooling Affiliates, as soon as practicable after the date of this Merger Agreement, and no less than 30 days prior to the date of the Company Meeting and the Parent Meeting, respectively, to deliver to the other party an affiliate letter in customary form. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Pooling Affiliates pursuant to the terms of this Merger Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

     (c) Parent shall publish combined sales and net income figures reflecting at least 30 days of post-Merger combined operations as contemplated by and in accordance with the terms of Commission Accounting Series Release No. 135, no later than 20 days after the end of the first fiscal quarter of Parent ending after the Effective Date in which there are at least 30 days of such post-Merger combined operations.

     Section 7.4 Stock Exchange Listing. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the Merger.

     Section 7.5 Employment Arrangements. (a) After the Effective Date, Parent shall, or shall cause the Surviving Corporation to, honor in accordance with their terms, all Company Benefit Plans, including all employment, severance, consulting and other compensation contracts between the Company or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested or unvested benefits or other vested or unvested amounts earned or accrued through the Effective Date and all provisions under any Company Benefit Plan (as amended in compliance herewith or as modified by Section 7.5 of the Company Disclosure Schedule) except for changes thereto which are (i) set forth on Section 7.5 of the Company Disclosure Schedule, (ii) required under the present terms of any Company Benefit Plan, or (iii) otherwise agreed to by the parties hereto and, if applicable, the affected individual.

     (b) From and after the Effective Date and for a period of one year thereafter, employees of the Company and its subsidiaries shall receive compensation and benefits from the Surviving Corporation (or any successor thereto) that, in the aggregate, are no less favorable than either (i) the compensation and benefits provided to similarly situated employees of Parent or its subsidiaries or (ii) the compensation and benefits provided to such employees as of the Effective Date by the Company and its subsidiaries.

     (c) The Company and, if applicable, Parent agree (i) to take all actions set forth on Section 7.5 of the Company Disclosure Schedule and (ii) that any such action shall not be deemed to violate any other provision of this Merger Agreement.

     Section 7.6 Indemnification. (a) From and after the Effective Date, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries (the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising prior to the Effective Date to the fullest extent permitted or required under (A) applicable law, (B) any indemnification agreements between the Company and any such person or (C) the Company's Amended and Restated Articles of Incorporation and Amended and Restated By-Laws.

     (b) Parent shall use its best efforts to cause the Indemnified Parties to be covered for a period of six (6) years from the Effective Date (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the Indemnified Parties than such policy) with respect to acts or omissions occurring prior to the Effective Date which were committed by such Indemnified Parties in their capacity as such; provided, however, that in no event shall Parent be required to expend on an annual basis more than $730,000 (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and provided further that if Parent is unable to maintain or obtain the insurance called for by this Section 7.6(b), Parent shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount.

     (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Merger Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable best efforts to vigorously defend against and respond thereto.

     Section 7.7 Consents. (a) Each of the parties shall use its reasonable best efforts to obtain as promptly as practicable all consents of any Governmental Entity or any other person required in connection with, and waivers of any violations or rights of termination that may be caused by, the consummation of the transactions contemplated by this Merger Agreement.

     (b) In furtherance and not in limitation of the foregoing, each of the parties shall use its reasonable best efforts to resolve as promptly as practicable such objections, if any, as may be asserted with respect to the transactions contemplated by this Merger Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity; provided however, that nothing in this Merger Agreement shall require Parent to agree to hold separate or to divest any of the business, product lines or assets of Parent or the Company or any of their respective subsidiaries or take any other action, if such holding separate, divestiture or other action would have a Material Adverse Effect on Parent or the Company.

     (c) Each of the parties shall promptly inform the others of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Merger Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Merger Agreement, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent and the Company shall consult and cooperate with one another with respect to (and prior to) any understandings, undertakings or agreements (oral or written) which are proposed to be made or entered into with any Governmental Entity in connection with the transactions contemplated by this Merger Agreement and the Cross Stock Option Agreements.

     Section 7.8 Additional Agreements. (a) Subject to the terms and conditions herein provided (including Section 7.7), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement as promptly as practicable, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Merger Agreement or the Merger, including seeking to lift any injunction, temporary restraining order or, subject to any required vote of the shareholders of the Company, other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) and the transactions contemplated hereby. Notwithstanding the foregoing, but subject to Section 7.7, there shall be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by this Merger Agreement if such action would, individually or in the aggregate, have a Material Adverse Effect on Parent or the Company.

     (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

     Section 7.9 No Solicitation. (a) Neither the Company nor Parent shall, directly or indirectly, take (nor shall the Company or Parent instruct its subsidiaries, directors, officers, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, (collectively, "Representatives")) to take any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below) with respect to such party, (ii) enter into any agreement with respect to any Acquisition Proposal with respect to such party or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to such party. Each of the Company and Parent will promptly communicate to the other that such a solicitation has been received by it, or that any such information has been requested from it or that such negotiations or discussions have been sought to be initiated with it or that it has received a written communication with respect to an Acquisition Proposal with respect to it. For purposes of this Merger Agreement, the term "Acquisition Proposal" means, with respect to each of the Company and Parent, any proposed (A) merger, consolidation or similar transaction involving the Company (in the case of the Company) or merger, consolidation or similar transaction involving Parent upon consummation of which the holders of Parent Common Stock will not own at least 50% of the common stock of Parent or, if Parent is not the surviving entity, the combined entity (in the case of Parent),
(B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company (in the case of the Company) or Parent (in the case of Parent) or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries (in the case of the Company) or 50% or more of the consolidated assets of Parent and its subsidiaries (in the case of Parent), (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction), or acquisition of, securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of the Company (in the case of the Company) or 50% or more of the voting power of Parent (in the case of Parent).

     (b) Notwithstanding anything in this Merger Agreement to the contrary (including clause (a) of this Section 7.9), to the extent the Company or Parent or its respective Representatives receive a communication with respect to an Acquisition Proposal with respect to it, which its Board of Directors determines, after consultation with its financial advisors, may be reasonably likely to result in a Superior Proposal (as defined below) or, in the case of Parent, a transaction that would not otherwise conflict with this Merger Agreement, including Section 6.2(b), such party and its Representatives may engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement such Acquisition Proposal; provided, however, that upon engaging in such negotiations or discussions, providing such information or otherwise facilitating any effort or attempt to make or implement such Acquisition Proposal, the Company or Parent (as the case may be) shall give notice to the other of its engagement in such activities. For purposes of this Merger Agreement, the term "Superior Proposal" means, with respect to each of Parent and the Company, any Acquisition Proposal with respect to it (and for purposes of this definition of the term "Superior Proposal", the term "Acquisition Proposal" with respect to the Company shall have the meaning set forth in
Section 7.9(a) except that the references to "15%" in such Section 7.9(a) shall be deemed references to "50%") that is more favorable to its shareholders than the Merger (taking into account the nature of the Acquisition Proposal, the nature and amount of the consideration, the likelihood of completion and any other factors deemed appropriate by the Board of Directors). Prior to furnishing nonpublic information to, or entering into discussions or negotiations with, any other persons or entities, the Company or Parent (as the case may be) shall enter into a customary confidentiality agreement with such person or entity, it being understood that such confidentiality agreement (x) shall not include any provision calling for an exclusive right to negotiate with such party, (y) need not contain "standstill" or similar provisions and such party shall advise the other of the nature of such nonpublic information delivered to such person reasonably promptly following its delivery to the requesting party.

     (c) Nothing contained herein, including this Section 7.9, shall prohibit Parent or the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if in the good faith judgment of its Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither Parent nor the Company, as the case may be, nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Merger Agreement, or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal with respect to it. This Section 7.9(c) does not prohibit the termination of this Merger Agreement as specified in Section 9.1(j) in the case of the Company or Section 9.1(k) in the case of Parent.

     Section 7.10 Accountants' Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter from Arthur Andersen LLP, dated within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter from Ernst & Young LLP, dated within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     Section 7.11 Pooling of Interests. Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to be accounted for as a "pooling of interests", and such accounting treatment to be accepted by each of the Company's and Parent's independent certified public accountants, and by the Commission, respectively, and each of Parent and the Company agrees that it shall voluntarily take no action that would cause such accounting treatment not to be obtained.

     Section 7.12 Trust Preferred Securities. Parent shall take all actions required in connection with the transactions contemplated by this Merger Agreement to provide for the compliance by the Company with Section 13.04 of the Indenture, dated as of April 14, 1998, between the Company and The Bank of New York, as Trustee, governing the Trust Preferred Securities.

     Section 7.13 Parent Board of Directors. The Board of Directors of Parent shall take such action as may be necessary (including increasing the size of the Board of Directors of Parent) to appoint to the Board of Directors of Parent as of the Effective Date John W. Guffey, Jr. and two other directors of the Company selected by the Board of Directors of Parent.

     Section 7.14 Post-Merger Operations. Following the Effective Date, Parent and the Surviving Corporation's principal executive offices shall be located in Charlotte, North Carolina.

     Section 7.15 Tax Representation Letters. For purposes of the tax opinions described in Sections 8.2(b) and 8.3(b) of this Merger Agreement, each of Parent and the Company shall provide representation letters, substantially in the form of Exhibits E and F, each dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the shareholders of the Company and reissued as of the Effective Date.

     Section 7.16 Transfer Taxes. All state, local, foreign or provincial sales, use, real property transfer, stock transfer or similar taxes, including any interest or penalties with respect thereto, attributable to the Merger shall be paid by the Company.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     Section 8.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by each party at or prior to the Effective Date of the following conditions:

          (a) This Merger Agreement shall have been adopted by the requisite vote of the holders of the Company Common Stock.

          (b) The Stock Issuance Proposal shall have been approved by the requisite vote of the holders of Parent Common Stock.

          (c) The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (d) The waiting periods applicable to the consummation of the Merger under the HSR Act and the Competition Act (Canada) shall have expired or been terminated and all other Company Required Consents and Parent Required Consents in each case required to be obtained prior to consummation of the Merger shall have been obtained, except where the failure to obtain such other Company Required Consents or Parent Required Consents would not have a Material Adverse Effect on the Company or Parent, as the case may be.

          (e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

          (f) No preliminary or permanent injunction or other order by any court or other Governmental Entity of competent jurisdiction (collectively, "Restraints") (i) prohibiting or preventing the consummation of the Merger or (ii) requiring Parent or the Company to hold separate or to divest any of the business, product lines or assets of Parent or the Company or any of their respective subsidiaries or take any other action, if such holding separate, divestiture or other action would have a Material Adverse Effect on Parent or the Company, shall have been issued and remain in effect; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (g) Parent and the Company shall have received letters from Ernst & Young LLP and Arthur Andersen LLP, respectively, dated as of the Effective Date to the effect that such firm concurs with management's conclusion that, as of the Effective Date, no conditions exist that would preclude such party from being a party to a business combination for which "pooling of interests" accounting treatment would be available if consummated in accordance with this Merger Agreement.

     Section 8.2  Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

          (a)(i) Parent and Sub shall have performed in all material respects their agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and (ii) the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true in all respects when made and on and as of the Effective Date as if made on and as of such date, except for representations and warranties which are by their express provisions made as of a specific date or dates, which were or will be true in all respects at such time or times as stated therein (provided that, in each case, the condition set forth in this Section 8.2(a)(ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not have a Material Adverse Effect on Parent), and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent and Sub, respectively, to that effect.

          (b) The Company shall have received an opinion substantially in the form of Exhibit C of Cravath, Swaine & Moore, counsel to the Company, dated the Effective Date, to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of
     Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations provided by the parties hereto substantially in the form of Exhibits E and F.

     Section 8.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

          (a)(i) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and (ii) the representations and warranties of the Company contained in this Merger Agreement shall be true in all respects when made and on and as of the Effective Date as if made on and as of such date, except for representations and warranties which are by their express provisions made as of a specific date or dates which were or will be true in all respects at such date or dates (provided that, in each case, the condition set forth in this Section 8.3(a)(ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not have a Material Adverse Effect on the Company), and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

          (b) The Parent shall have received an opinion substantially in the form of Exhibit D of Squire, Sanders & Dempsey L.L.P., counsel to Parent, dated the Effective Date, to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of
     Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations provided by the parties hereto substantially in the form of Exhibits E and F.

     8.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure results from such party's breach of any provision of this Merger Agreement or the failure of such party to use its reasonable best efforts to cause the Merger to be consummated.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

          (a) by mutual consent of Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 2000; provided, that the terminating party is not otherwise in material breach of its covenants hereunder and none of such terminating party's representations and warranties contained herein, which are qualified as to materiality, shall be inaccurate in any respect, and none of such terminating party's representations and warranties contained herein, which are not so qualified, shall be inaccurate in any material respect, in each case, as if made as of the date of such purported termination (except for representations and warranties that by their express provisions are or shall have been made as of a specific date or dates, which shall only be deemed inaccurate to the extent that they were inaccurate at such times as stated therein);

          (c) by either Parent or the Company if the adoption by the shareholders of the Company of this Merger Agreement shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof;

          (d) by either Parent or the Company if the approval by the shareholders of Parent of the Stock Issuance Proposal shall not have been obtained at the Parent Meeting or at any adjournment or postponement thereof;

          (e) by the Company if any of the conditions specified in Sections 8.1 and 8.2 have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction;

          (f) by Parent if any of the conditions specified in Sections 8.1 and
     8.3 have not been met or waived by Parent at such time as such condition is no longer capable of satisfaction;

          (g) by Parent if the Company's Board of Directors shall have (i) accepted or resolved to accept a Superior Proposal (provided that the Company shall not accept or resolve to accept a Superior Proposal unless
     (x) it provides Parent with notice of the material terms of such proposal at least two days prior to such acceptance and (y) at the time of such acceptance the Board of Directors of the Company determines in good faith that such proposal continues to be a Superior Proposal after taking into account any amendments Parent and Sub may have offered to make to this Merger Agreement) or (ii) refused to affirm its recommendation concerning the Merger referred to in Section 3.7(a) hereof within 10 business days after receipt of any written request from Parent to do so at any time when an Acquisition Proposal with respect to the Company shall have been made and not rejected by the Company's Board of Directors;

          (h) by Parent or the Company if any Restraint having any of the effects set forth in Section 8.1(f) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Merger Agreement pursuant to this Section 9.1(h) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;

          (i) by the Company if Parent's Board of Directors shall have (i) accepted or resolved to accept a Superior Proposal contemplating the termination of this Merger Agreement (provided that Parent shall not accept or resolve to accept a Superior Proposal unless (x) it provides the Company with notice of the material terms of such proposal at least two days prior to such acceptance and (y) at the time of such acceptance the Board of Directors of Parent determines in good faith that such proposal continues to be a Superior Proposal after taking into account any amendments the Company may have offered to make to this Merger Agreement) or (ii) refused to affirm its recommendation concerning the Stock Issuance Proposal referred to in Section 3.7(b) hereof within 10 business days after receipt of any written request from the Company to do so at any time when an Acquisition Proposal with respect to Parent shall have been made and not rejected by Parent's Board of Directors;

          (j) by the Company if the Board of Directors of the Company has accepted or resolved to accept a Superior Proposal; provided that the Company shall not accept or resolve to accept a Superior Proposal unless
     (i) it provides Parent with notice of the material terms of such proposal at least two days prior to such acceptance and (ii) at the time of such acceptance the Board of Directors of the Company determines in good faith that such proposal continues to be a Superior Proposal after taking into account any amendments Parent and Sub may have offered to make to this Merger Agreement; or

          (k) by Parent if the Board of Directors of Parent has accepted or resolved to accept a Superior Proposal; provided that Parent shall not accept or resolve to accept a Superior Proposal unless (i) it provides the Company with notice of the material terms of such proposal at least two days prior to such acceptance and (ii) at the time of such acceptance the Board of Directors of Parent determines in good faith that such proposal continues to be a Superior Proposal after taking into account any amendments the Company may have offered to make to this Merger Agreement.

     Section 9.2 Effect of Termination. (a) In the event of termination of this Merger Agreement by either Parent or the Company, as provided above, this Merger Agreement shall forthwith become void and (except (x) for the willful breach of this Merger Agreement by, or fraud of, any party hereto and (y) as provided in the proviso to Section 9.2(c) or 9.2(e), respectively) there shall be no liability on the part of either the Company, Parent or Sub or their respective directors or officers; provided that the last sentence of Section 7.1, and Sections 9.2 and 10.2 shall survive the termination.

     (b) Unless (x) any of the representations and warranties of Parent contained herein, which are qualified as to materiality, were or shall be inaccurate in any respect, or any of the representations and warranties of Parent contained herein, which are not so qualified, were or shall be inaccurate in any material respect, in each case, when made and as of the date of any termination of this Merger Agreement, as if made as of the date of such termination (except for representations and warranties that by their express provisions are made as of a specific date or dates, which shall only be deemed inaccurate to the extent that they were or shall have been inaccurate at such times as stated therein), respectively, or (y) at the time of such termination, Parent is in material breach of any covenant contained herein, the Company shall make a payment to Parent (by wire transfer or cashiers check) of a breakup fee in the amount of $45 million (the "Termination Fee") (i) in the event this Merger Agreement is terminated pursuant to Section 9.1(g) or Section 9.1(j) or
(ii) in the event this Merger Agreement is terminated following the Company Meeting pursuant to Section 9.1(c) and an Acquisition Proposal with respect to the Company shall have been publicly disclosed to the shareholders of the Company (and not withdrawn or terminated) prior to the Company Meeting and, within 12 months after such termination of this Merger Agreement, the Company shall have entered into an agreement providing for the consummation of an Acquisition Proposal with respect to the Company (it being understood that no confidentiality agreement with respect to an Acquisition Proposal shall constitute such an agreement) or an Acquisition Proposal with respect to the Company shall have been consummated. For purposes of this Section 9.2(b), the term Acquisition Proposal shall have the meaning set forth in Section 7.9(a) except that the references to "15%" in such Section 7.9(a) shall be deemed references to "50%".

     (c) The Company shall make a payment to Parent (by wire transfer or cashiers check) of an expense reimbursement fee in the amount of $5 million (i) in the event the Termination Fee becomes due and payable pursuant to Section 9.2(b) or (ii) in the event this Merger Agreement is terminated pursuant to
Section 9.1(f) and at the time of such termination the Company is in material breach of any representation, warranty or material covenant of the Company contained herein; provided, that, in the event the expense reimbursement fee is payable pursuant to the foregoing clause (ii) of this Section 9.2(c), notwithstanding Section 9.2(a) or the termination of this Merger Agreement, the Company shall remain liable for, and no payment pursuant to the foregoing clause
(ii) of this Section 9.2(c) shall release the Company from, any liability or damage suffered or incurred by Parent to the extent any such liability or damage exceeds the amount of such expense reimbursement fee.

     (d) Unless (x) any of the representations and warranties of the Company contained herein, which are qualified as to materiality, were or shall be inaccurate in any respect, or any of the representations and warranties of the Company contained herein, which are not so qualified, were or shall be inaccurate in any material respect, in each case, when made and as of the date of any termination of this Merger Agreement, as if made as of the date of such termination (except for representations and warranties that by their express provisions are made as of a specific date or dates, which shall only be deemed inaccurate to the extent that they were or shall have been inaccurate at such times as stated therein), respectively, or (y) at the time of such termination, the Company is in material breach of any covenant contained herein, Parent shall make a payment to Company (by wire transfer or cashiers check) of the Termination Fee (i) in the event this Merger Agreement is terminated pursuant to
Section 9.1(i) or Section 9.1(k) or (ii) in the event this Merger Agreement is terminated following the Parent Meeting pursuant to Section 9.1(d) and an Acquisition Proposal with respect to Parent shall have been publicly disclosed to the shareholders of Parent (and not withdrawn or terminated) prior to the Parent Meeting and, within 12 months after such termination of this Merger Agreement, Parent shall have entered into an agreement providing for the consummation of an Acquisition Proposal with respect to Parent (it being understood that no confidentiality agreement with respect to an Acquisition Proposal shall constitute such an agreement) or an Acquisition Proposal with respect to Parent shall have been consummated.

     (e) Parent shall make a payment to Company (by wire transfer or cashiers check) of an expense reimbursement fee in the amount of $5 million (i) in the event the Termination Fee becomes due and payable pursuant to Section 9.2(d) or
(ii) in the event this Merger Agreement is terminated pursuant to Section 9.1(e) and at the time of such termination Parent is in material breach of any representation, warranty or material covenant contained herein; provided, that, in the event the expense reimbursement fee is payable pursuant to the foregoing clause (ii) of this Section 9.2(e), notwithstanding Section 9.2(a) or the termination of this Merger Agreement, Parent shall remain liable for, and no payment pursuant to the foregoing clause (ii) of this Section 9.2(e) shall release Parent from, any liability or damage suffered or incurred by the Company to the extent any such liability or damage exceeds the amount of such expense reimbursement fee.

     Section 9.3 Amendment. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of the Company or Parent, but, after such approval, no amendment shall be made which by law requires further approval by the shareholders of the Company or Parent without such further approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 Waiver. At any time prior to the Effective Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that no such waiver shall be given that by law requires further approval by the shareholders of the Company or Parent without such further approval having been obtained. No agreement on the part of a party hereto to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Notices. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

        If to the Company:

        Coltec Industries Inc
        3 Coliseum Centre
        2550 West Tyvola Road
        Charlotte, NC 28217

        Attention: Corporate Secretary
                   Fax: (704) 423-7011

        With copies to:

        Cravath, Swaine & Moore
        825 Eighth Avenue
        New York, NY 10019

        Attention: George W. Bilicic, Jr., Esq. and Allen Finkelson, Esq.
                   Fax: (212) 474-3700

        If to Parent or Sub:

        The B.F.Goodrich Company
        4020 Kinross Lakes Pkwy.
        Richfield, OH 44286-9368

        Attention: Terrence G. Linnert
                   Sr. Vice President and General Counsel
                   Fax: (330) 659-7737

        With a copy to:

        Squire, Sanders & Dempsey L.L.P.
        4900 Key Tower
        127 Public Square
        Cleveland, Ohio 44114-1304

        Attention: Gordon S. Kaiser, Esq.
                   Fax: (216) 479-8780

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     Section 10.2 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, except that Parent and Company agree to each pay 50% of all printing, mailing and delivery expenses incurred by the parties hereto in connection with the Proxy Statement.

     Section 10.3 Publicity. So long as this Merger Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law.

     Section 10.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.5 Interpretation. (a) When a reference is made in this Merger Agreement to subsidiaries of Parent or the Company, the word "subsidiaries" means corporations more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be. The table of contents and headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. When reference is made in this Merger Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit of this Merger Agreement, as the case may be, unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Merger Agreement and are not followed by the words "without limitation", they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Merger Agreement shall refer to this Merger Agreement as a whole and not to any particular provision of this Merger Agreement. Whenever "or" is used in this Merger Agreement it shall be construed in the nonexclusive sense. The phrases "transactions contemplated by this Merger Agreement" and "transactions contemplated hereby" shall include transactions contemplated by the Cross Stock Option Agreements.

     (b) As used in this Merger Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to any party, as the case may be, shall mean such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, financial condition, or results of operations of such party and its subsidiaries taken as a whole (excluding any state of facts, event, change or effect relating to (i) the economy or securities markets in general, (ii) this Merger Agreement or the transactions contemplated hereby or the announcement thereof or (iii) the aerospace industry in general).

     (c) As used in this Merger Agreement, "knowledge" shall mean, with respect to the matter in question, the actual knowledge of such matter by any executive officer of Parent or the Company, as applicable.

     (d) The inclusion of an item on any schedule to this Merger Agreement shall not be deemed to be indicative of the materiality of such item.

     Section 10.6 Parties in Interest; No Assignment; Third Party Beneficiaries. (a) This Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns. Except as expressly provided for in this Merger Agreement, neither this Merger Agreement nor the rights or obligations of any party hereto are assignable, except by operation of law or with the written consent of the other party. Except as expressly provided in Section 10.6(b), nothing in this Merger Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies hereunder.

     (b) The provisions of Sections 3.2, 7.5(a), 7.5(c) and 7.6 hereof and
Section 7.5 of the Company Disclosure Schedule (i) are intended to be for the benefit of, and will be enforceable by, each individual benefitted thereunder, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution, that any such person may have by contract or otherwise.

     Section 10.7 Miscellaneous. This Merger Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than the Confidentiality Agreement, as the same may be amended); and (b) shall be governed in all respects, including validity, interpretation and effect, by the laws of the Commonwealth of Pennsylvania (without giving effect to the provisions thereof relating to conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement and each of which shall only become effective when one or more counterparts have been signed by each party and delivered to the other parties.

     Section 10.8 Cure Period. No party shall have any rights under this Merger Agreement for any actual or threatened breach of a representation, warranty, covenant or agreement contained herein, if such breach is capable of being cured, until (i) the non-breaching party has notified the breaching party of its determination of the existence (or threatened existence) of a basis for termination, and (ii) the breaching party shall have a reasonable time (considering the nature of the breach and the actions required for cure, but in no event longer than 60 days) to cure such breach.

     Section 10.9 Non-Survival of Representations and Warranties. No representations or warranties in this Merger Agreement shall survive the Effective Date.

     Section 10.10 Validity. (a) The invalidity or unenforceability of any provision of this Merger Agreement shall not affect the validity or enforceability of the other provisions of this Merger Agreement, which shall remain in full force and effect.

     (b) In the event any court of competent jurisdiction holds any provision of this Merger Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Merger Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

     (c) Each party agrees that, should any court of competent jurisdiction hold any provision of this Merger Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach thereof or of any other provision of this Merger Agreement or part hereof as the result of such holding or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          THE B.F. GOODRICH COMPANY

                                          By:       /s/ DAVID L. BURNER

                                            ------------------------------------
                                              Name: David L. Burner
                                              Title: Chairman and Chief
                                              Executive Officer

                                          RUNWAY ACQUISITION CORPORATION

                                          By:     /s/ TERRENCE G. LINNERT

                                            ------------------------------------
                                              Name: Terrence G. Linnert
                                              Title: Vice President

                                          COLTEC INDUSTRIES INC

                                          By:     /s/ JOHN W. GUFFEY, JR.

                                            ------------------------------------
                                              Name: John W. Guffey, Jr.
                                              Title: Chairman and Chief
                                              Executive Officer

                                                                         ANNEX B

                         PARENT STOCK OPTION AGREEMENT

     This PARENT STOCK OPTION AGREEMENT, dated as of November 22, 1998 (the "PARENT STOCK OPTION AGREEMENT") is between THE B.F.GOODRICH COMPANY, a corporation formed under the laws of the State of New York ("PARENT") and COLTEC INDUSTRIES INC, a corporation formed under the laws of the Commonwealth of Pennsylvania (the "COMPANY").

                                    RECITALS

     Parent and the Company are entering into an Agreement and Plan of Merger (the "MERGER Agreement"). As a condition and inducement to entering into the Merger Agreement, the Company and Parent are entering into certain stock option agreements dated as of the date hereof (of which this Parent Stock Option Agreement is one) pursuant to which the parties grant each other an option with respect to certain shares of each other's common stock on the terms and subject to the conditions set forth therein (referred to collectively as the "CROSS STOCK OPTION AGREEMENTS").

     NOW, THEREFORE, to induce the Company to enter into the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in the Merger Agreement and the Cross Stock Option Agreements, the parties agree as follows:

          1.  Grant of Option.

          (a) Subject to the terms and conditions set forth herein, Parent hereby grants to the Company an irrevocable option (the "OPTION") to purchase up to 14,792,612 shares, subject to adjustment as provided in
     Section 11 (the "PARENT SHARES"), of common stock, $5 par value per share, of Parent (the "PARENT COMMON STOCK") (being 19.9% of the number of shares of Parent Common Stock outstanding as of November 18, 1998) in the manner set forth below, at a price per Parent Share of $35.9375, subject to adjustment as provided in Section 11 (the "EXERCISE PRICE"). The Exercise Price shall be payable in cash in accordance with Section 4.

          (b) Notwithstanding the foregoing, in no event shall the number of the Parent Shares for which the Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Parent Common Stock.

          (c) Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

          2.  Exercise of Option.

          (a) The Option may be exercised by the Company, in whole, but not in part, at any time after the Merger Agreement is terminated and Parent has become obligated to pay the Termination Fee ("TRIGGER EVENT").

          (b)(i) Parent shall notify the Company promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by Parent shall not be a condition to the right of the Company to exercise the Option.

          (ii) In the event the Company wishes to exercise the Option, the Company shall deliver to Parent written notice thereof (the "EXERCISE NOTICE").

          (iii) Upon the giving by the Company to Parent of \ the Exercise Notice and the tender of the aggregate Exercise Price, the Company, provided that the conditions to Parent's obligation to issue the Parent Shares to the Company hereunder set forth in Section 3 have been satisfied or waived, shall be deemed to be the holder of record of the Parent Shares issuable upon such exercise, notwithstanding that the stock transfer books of Parent shall then be closed or that certificates representing the Parent Shares shall not then be actually delivered to the Company.

          (iv) The closing of the purchase of Parent Shares (the "CLOSING") shall occur at a place, on a date, and at a time designated by the Company in the Exercise Notice delivered at least two business days prior to the date of the Closing.

          (c) The Option shall terminate upon the earliest to occur of:

             (i) the Effective Date of the Merger;

             (ii) the termination of the Merger Agreement pursuant to Section
        9.1 thereof other than pursuant to (x) Section 9.1(i) thereof, (y) 9.1(k) thereof or (z) if an Acquisition Proposal with respect to Parent has been publicly disclosed to the shareholders of Parent (and not withdrawn or terminated) prior to the Parent Meeting, Section 9.1(d) thereof;

             (iii) to the extent that (x) an Acquisition Proposal with respect to Parent has been publicly disclosed to the shareholders of Parent (and not withdrawn or terminated) prior to the Parent Meeting, (y) the Merger Agreement is terminated pursuant to Section 9.1(d) thereof and (z) Parent does not enter into any agreement providing for the consummation of an Acquisition Proposal with respect to Parent (it being understood that no confidentiality agreement with respect to an Acquisition Proposal shall constitute such an agreement) and no Acquisition Proposal with respect to Parent shall have been consummated, in each case, during the twelve month period following the termination of the Merger Agreement, twelve months after the date of such termination; and

             (iv) 30 days following a Trigger Event (or if, at the expiration of such 30 day period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iv) later than 180 days following such Trigger Event).

          (d) Notwithstanding the foregoing, the Option may not be exercised and shall terminate if (x) any of the representations and warranties of the Company contained in this Parent Stock Option Agreement or the Merger Agreement, which are qualified as to materiality, were or shall be inaccurate in any respect, or any of the representations and warranties of the Company contained herein or therein, which are not so qualified, were or shall be inaccurate in any material respect, in each case, (1) when made, (2) as of the date of any termination of the Merger Agreement and (3) as of the date of any purported exercise of the Option, in the case of clauses (2) and (3), as if made as of the date of such termination or purported exercise, respectively (except for representations and warranties that by their express provisions are made as of a specific date or dates, which shall only be deemed inaccurate to the extent that they were or shall have been inaccurate at such times as stated therein), or (y) at the time of termination of the Merger Agreement or any purported exercise of the Option, the Company is in material breach of any of its covenants contained in the Merger Agreement or in this Parent Stock Option Agreement.

          3. Conditions to Closing. The obligation of Parent to issue the Parent Shares to the Company hereunder is subject to the conditions that:

             (a) the waiting periods, if any, applicable to the issuance of the Parent Shares under the HSR Act and the Competition Act (Canada) shall have expired or been terminated and all other Company Required Consents and the Parent Required Consents in each case relating to this Parent Stock Option Agreement and required to be obtained prior to issuance of the Parent Shares shall have been obtained, except where the failure to obtain such other Company Required Consents or the Parent Required Consents would not have a Material Adverse Effect on the Company or Parent, as the case may be;

             (b) the Parent Shares shall have been authorized for listing on the NYSE upon official notice of issuance; and

             (c) no preliminary or permanent injunction or other order by any court or other Governmental Entity of competent jurisdiction (i) prohibiting or preventing such issuance or (ii) having any of the effects set forth in Section 8.1(f)(ii) of the Merger Agreement shall have been issued and remain in effect.

        The condition set forth in paragraph (b) above may be waived by the Company in its sole discretion.

          4.  Closing.  At the Closing,

          (a) Parent shall deliver to the Company a single certificate in definitive form representing the Parent Shares, such certificate to be registered in the name of the Company and to bear the legend set forth in
     Section 12; and

          (b) The Company shall deliver to Parent the aggregate Exercise Price for the Parent Shares by wire transfer of immediately available funds to an account to be designated in writing by Parent.

          (c) Parent shall pay all expenses that may be payable in respect of the preparation, issuance and delivery of stock certificates under this
     Section 4.

          5. Representations and Warranties of Parent. Parent represents and warrants to the Company that:

             (a) Parent has taken all necessary corporate action to authorize and reserve for issuance and (subject to the satisfaction of the conditions set forth in Section 3) to permit it to issue, upon exercise of the Option, and, at all times from the date hereof through the expiration of the Option will have reserved, authorized and unissued shares of Parent Common Stock sufficient for the exercise of the Option and the Parent Shares, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable; and

             (b) upon delivery of the Parent Shares to the Company upon the exercise of the Option, the Company will acquire the Parent Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

          6. Representations and Warranties of the Company. The Company represents and warrants to Parent that:

             (a) any Parent Shares acquired by the Company upon exercise of the Option will be acquired for the Company's own account, for investment purposes only and will not be, and the Option is not being, acquired by the Company with a view to the public distribution of the Parent Shares, in violation of any applicable provision of the Securities Act; and

             (b) any Parent Shares acquired by the Company upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act and otherwise in accordance with this Parent Stock Option Agreement.

          7.  Certain Repurchases.

          (a) At the request of the Company by written notice (the "CASH-OUT NOTICE") at any time during which the Option is exercisable pursuant to
     Section 2, Parent (or any successor entity thereof) shall, to the extent permitted by applicable law and subject to the receipt by it of any consent or waiver required by it under the terms of any indenture, loan document or other contract, pay to the Company, in consideration of the redelivery and cancellation without exercise of the Option (in whole and not in part), an amount in cash (the "CASH-OUT AMOUNT") equal to the difference between the "MARKET/OFFER PRICE" (as defined below) for shares of Parent Common Stock as of the date the Company delivers the Cash-Out Notice and the Exercise Price, multiplied by the total number of the Parent Shares, but only if the Market/Offer Price is greater than the Exercise Price. For purposes of this
     Section 7, the "MARKET/OFFER PRICE" shall mean, as of any date, the higher of (x) the price per share offered as of such date pursuant to any tender or exchange offer or other public offer with respect to the highest Acquisition Proposal with respect to Parent which was made prior to such date and not terminated or withdrawn as of such date (the "OFFER PRICE") and (y) Fair Market Value (as defined below) as of such date. As used herein, "FAIR MARKET VALUE" shall be the average of the daily closing sales price for a share of Parent Common Stock on the NYSE during the ten NYSE trading days prior to the fifth NYSE trading day immediately preceding the date such Fair Market Value is to be determined. In the event that the consideration offered pursuant to any Acquisition Proposal includes any consideration other than cash, such consideration shall be valued as follows for purposes of calculating the Offer Price: (i) any securities that are either listed on a national securities exchange (as defined under the Securities Act) or on any designated offshore securities market (as defined in Regulation S under the Securities Act) or included in a national securities quotation system (as defined in the Securities Act) (collectively, "LISTED SECURITIES") shall be valued based on the average of the daily closing sale price of such Listed Securities for the ten trading days on such national securities exchange, designated offshore securities market or national securities quotation system prior to the fifth trading day immediately preceding the date of delivery of the Cash-Out Notice; and (ii) any consideration other than cash or Listed Securities shall be valued based on the written opinion of an investment banking firm of nationally recognized reputation selected by the Company, which firm is reasonably acceptable to Parent. The costs and fees of such investment banking firm in connection with such valuation shall be borne equally by Parent and the Company.

          (b) In the event the Company exercises its right under this Section 7, Parent shall, within ten business days thereafter, pay the required amount to the Company in immediately available funds and the Company shall surrender to Parent the Option, and the Company shall warrant that it owns the Option and that the Option is then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

          8. Voting of Shares. Following the date hereof and prior to the fifth anniversary of the date hereof (the "EXPIRATION DATE"), the Company shall vote any shares of capital stock of Parent acquired by the Company pursuant to this Parent Stock Option Agreement or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), by the Company on each matter submitted to a vote of shareholders of Parent for and against such matter in the same proportion as the vote of all other shareholders of Parent are voted (whether by proxy or otherwise) for and against such matter.

          9.  Restrictions on Transfer.

          (a) The Parent Shares shall not be directly or indirectly, by operation of law or otherwise, sold, assigned, pledged, or otherwise disposed of or transferred, other than in accordance with Section 9(b) or
     Section 10.

          (b) The Company shall be permitted to sell, assign, transfer or dispose of any Parent Shares beneficially owned by it if such sale is made
     (i) pursuant to a transaction that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of Parent, by a majority of the members of the Board of Directors of Parent, which majority shall include a majority of directors who were directors prior to the announcement of such transaction or (ii) to any purchaser or transferee who would not, to the Company's knowledge after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 1% of Parent Common Stock on a fully diluted basis.

          10.  Registration Rights.

          (a) On or prior to the second anniversary of the exercise of the Option, the Company may by written notice (the "REGISTRATION NOTICE") to Parent request Parent to register under the Securities Act all or any part of the Parent Shares beneficially owned by the Company (the "REGISTRABLE SECURITIES") pursuant to a bona fide firm commitment underwritten public offering, in which the Company and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Parent Shares representing more than 1% of the outstanding shares of Parent Common Stock on a fully diluted basis (a "PERMITTED OFFERING").

          (b) The Registration Notice shall include a certificate executed by the Company and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that

             (i) they have a good faith intention to commence promptly a Permitted Offering, and

             (ii) the Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares.

          (c) Parent (and/or any person designated by the Parent) shall thereupon have the option exercisable by written notice delivered to the Company within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "OPTION PRICE") equal to the product of (i) the number of Registrable Securities to be so purchased by Parent and (ii) the then Fair Market Value of such shares.

          (d) Any purchase of Registrable Securities by Parent (or its designee) under Section 10(c) shall take place at a closing to be held at the principal executive offices of Parent or at the offices of its counsel at any reasonable date and time designated by Parent and/or such designee in such notice within twenty business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

          (e) If Parent does not elect to exercise its option pursuant to this
     Section 10 with respect to all Registrable Securities, it shall use its reasonable efforts to effect, as promptly as reasonably practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; PROVIDED, HOWEVER, that

             (i) The Company shall not be entitled to more than an aggregate of two effective registration statements hereunder, and

             (ii) Parent will not be required to file any such registration statement during any period of time (not to exceed 180 days after such request) when:

                (A) Parent is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to Parent, such information would have to be disclosed if a registration statement were filed at that time;

                (B) Parent is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                (C) Parent determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Parent or any of its affiliates.

          (f) Parent shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Company may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; PROVIDED, HOWEVER, that Parent shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

          (g) The registration rights set forth in this Section 10 are subject to the condition that the Company shall provide Parent with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for Parent, is necessary to enable Parent to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

          (h) A registration effected under this Section 10 shall be effected at Parent's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Company, and Parent shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

          (i) In connection with any registration effected under this Section 10, the parties agree

             (i) to indemnify each other and the underwriters in the customary manner,

             (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and

             (iii) to take further reasonable actions which are necessary to effect such registration and sale.

          (j) Parent shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this
     Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

          11. Adjustment upon Changes in Capitalization. Without limitation to any restriction on Parent contained in this Parent Stock Option Agreement or in the Merger Agreement, in the event of any change in Parent Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately and proper provision will be made in the agreements governing such transaction, so that the Company will receive upon exercise of the Option the number and class of shares or other securities or property that the Company would have received in respect of Parent Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Parent Common Stock are issued after the date of this Parent Stock Option Agreement (other than pursuant to an event described in the first sentence of this Section 11(a)), the number of Parent Shares will be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Parent Common Stock then issued and outstanding, without giving effect to any shares subject to the Option.

          12. Restrictive Legends. Each certificate representing shares of Parent Common Stock issued to the Company hereunder shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE PARENT STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 22, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

          It is understood and agreed that:

             (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the above legend shall be removed by delivery of substitute certificate(s) without such reference, if the Company shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act or such laws;

             (ii) the reference to the provisions to this Parent Stock Option Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Parent Stock Option Agreement and under circumstances that do not require the retention of such reference; and

             (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

        In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

          13. Binding Effect: No Assignment: No Third Party Beneficiaries. (a) This Parent Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns.

          (b) Except as expressly provided for in this Parent Stock Option Agreement, neither this Parent Stock Option Agreement nor the rights or obligations of either party hereto are assignable except with the written consent of the other party.

          (c) Nothing contained in this Parent Stock Option Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies hereunder.

          (d) Any Parent Shares sold by the Company in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Parent Stock Option Agreement,.

          14. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Parent Stock Option Agreement were not performed in accordance with their specified terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Parent Stock Option Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          15. Validity. (a) The invalidity or unenforceability of any provision of this Parent Stock Option Agreement shall not affect the validity or enforceability of the other provisions of this Parent Stock Option Agreement, which shall remain in full force and effect.

          (b) In the event any court or other competent authority holds any provision of this Parent Stock Option Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Parent Stock Option Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

          (c) Each party agrees that, should any court or other competent authority hold any provision of this Parent Stock Option Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Parent Stock Option Agreement or part hereof as the result of such holding or order.

          16. Notices. All notices and other communications under this Parent Stock Option Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, if (a) delivered personally, by overnight courier, telecopy or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:

        A.  If to Parent, to:

            The B.F. Goodrich Company
            4020 Kinross Lakes Pkwy.
            Richfield, OH 44286-9368

            Attention: Terrence G. Linnert
                       Sr. Vice President and General Counsel
                       Fax: (330) 659-7737
            with a copy to:

            Squire, Sanders & Dempsey L.L.P.
            4900 Key Tower
            127 Public Square
            Cleveland, Ohio 44114-1304

            Attention: Gordon S. Kaiser, Esq.
                       Fax: (216) 479-8780

        B.  If to the Company, to:

            Coltec Industries Inc
            3 Coliseum Centre
            2550 West Tyvola Road
            Charlotte, NC 28217

            Attention: Corporate Secretary
                       Fax: (704) 423-7011

            with a copy to:

            Cravath, Swaine & Moore
            825 Eighth Avenue
            New York, New York 10019

            Attention: George W. Bilicic, Jr., Esq. and
                       Allen Finkelson, Esq.
                       Fax: (212) 474-3700

     or to such other address as either party may have furnished to the other party in writing in accordance with this Section.

          17. Governing Law: Choice of Forum. This Parent Stock Option Agreement shall be governed in all respects, including validity, interpretation and effect by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

          18.  Interpretation.

          (a) When reference is made in this Parent Stock Option Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit of this Parent Stock Option Agreement, as the case may be, unless otherwise indicated.

          (b) The headings contained in this Parent Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Parent Stock Option Agreement.

          (c) Whenever the words "include," "includes," or "including" are used in this Parent Stock Option Agreement and are not followed by the words "without limitation", they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Parent Stock Option Agreement shall refer to this Parent Stock Option Agreement as a whole and not to any particular provision of this Parent Stock Option Agreement.

          (d) Whenever "or" is used in this Parent Stock Option Agreement it shall be construed in the nonexclusive sense.

          19. Counterparts; Effect. This Parent Stock Option Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and each of which shall only become effective when one or more counterparts have been signed by each party and delivered to the other party.

          20. Amendments; Waiver. This Parent Stock Option Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived but, in the case of an amendment, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

          21. Loss or Mutilation. Upon receipt by Parent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Parent Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Parent Stock Option Agreement, if mutilated, Parent will execute and deliver a new Parent Stock Option Agreement of like tenor and date.

     IN WITNESS WHEREOF, the parties hereto have caused this Parent Stock Option Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        THE B.F.GOODRICH COMPANY

                                        By:         /s/ DAVID L. BURNER
                                           -------------------------------------
                                            Name: David L. Burner
                                            Title: Chairman and Chief Executive
                                                   Officer

                                        COLTEC INDUSTRIES INC

                                        By:       /s/ JOHN W. GUFFEY, JR.
                                           -------------------------------------
                                            Name: John W. Guffey, Jr.
                                            Title: Chairman and Chief Executive
                                                   Officer

                                                                         ANNEX C

                         COMPANY STOCK OPTION AGREEMENT

     This COMPANY STOCK OPTION AGREEMENT, dated as of November 22, 1998 (the "COMPANY STOCK OPTION AGREEMENT") is between THE B.F.GOODRICH COMPANY, a corporation formed under the laws of the State of New York ("PARENT") and COLTEC INDUSTRIES INC, a corporation formed under the laws of the Commonwealth of Pennsylvania (the "COMPANY").

                                    RECITALS

     Parent and the Company are entering into an Agreement and Plan of Merger (the "MERGER Agreement"). As a condition and inducement to entering into the Merger Agreement, the Company and Parent are entering into certain stock option agreements dated as of the date hereof (of which this Company Stock Option Agreement is one) pursuant to which the parties grant each other an option with respect to certain shares of each other's common stock on the terms and subject to the conditions set forth therein (referred to collectively as the "CROSS STOCK OPTION AGREEMENTS").

     NOW, THEREFORE, to induce Parent to enter into the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in the Merger Agreement and the Cross Stock Option Agreements, the parties agree as follows:

          1.  Grant of Option.

          (a) Subject to the terms and conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "OPTION") to purchase up to 12,550,638 shares, subject to adjustment as provided in Section 11 (the "COMPANY SHARES"), of common stock, $.01 par value per share, of the Company (the "COMPANY COMMON STOCK") (being 19.9% of the number of shares of the Company Common Stock (excluding any shares of Company Common Stock held by a subsidiary of the Company) outstanding as of November 20, 1998) in the manner set forth below, at a price per Company Share of $20.125, subject to adjustment as provided in Section 11 (the "EXERCISE PRICE"). The Exercise Price shall be payable in cash in accordance with Section 4.

          (b) Notwithstanding the foregoing, in no event shall the number of the Company Shares for which the Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Company Common Stock (excluding any shares of Company Common Stock held by a subsidiary of the Company).

          (c) Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement. "Acquisition Proposal" shall have the meaning set forth in Section 9.2(b) of the Merger Agreement.

          2.  Exercise of Option.

          (a) The Option may be exercised by Parent, in whole, but not in part, at any time after the Merger Agreement is terminated and the Company has become obligated to pay the Termination Fee ("TRIGGER Event").

          (b) (i) The Company shall notify Parent promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Parent to exercise the Option.

          (ii) In the event Parent wishes to exercise the Option, Parent shall deliver to the Company written notice thereof (the "EXERCISE NOTICE").

          (iii) Upon the giving by Parent to the Company of the Exercise Notice and the tender of the aggregate Exercise Price, Parent, provided that the conditions to the Company's obligation to issue the Company Shares to Parent hereunder set forth in Section 3 have been satisfied or waived, shall be deemed to be the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing the Company Shares shall not then be actually delivered to Parent.

          (iv) The closing of the purchase of Company Shares (the "CLOSING") shall occur at a place, on a date, and at a time designated by Parent in the Exercise Notice delivered at least two business days prior to the date of the Closing.

          (c) The Option shall terminate upon the earliest to occur of:

             (i) the Effective Date of the Merger;

             (ii) the termination of the Merger Agreement pursuant to Section
        9.1 thereof other than pursuant to (x) Section 9.1(g) thereof, (y) 9.1(j) thereof or (z) if an Acquisition Proposal with respect to the Company has been publicly disclosed to the shareholders of the Company (and not withdrawn or terminated) prior to the Company Meeting, Section 9.1(c) thereof;

             (iii) to the extent that (x) an Acquisition Proposal with respect to the Company has been publicly disclosed to the shareholders of the Company (and not withdrawn or terminated) prior to the Company Meeting,
        (y) the Merger Agreement is terminated pursuant to Section 9.1(c) thereof and (z) the Company does not enter into any agreement providing for the consummation of an Acquisition Proposal with respect to the Company (it being understood that no confidentiality agreement with respect to an Acquisition Proposal shall constitute such an agreement) and no Acquisition Proposal with respect to the Company shall have been consummated, in each case, during the twelve month period following the termination of the Merger Agreement, twelve months after the date of such termination; and

             (iv) 30 days following a Trigger Event (or if, at the expiration of such 30 day period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iv) later than 180 days following such Trigger Event).

          (d) Notwithstanding the foregoing, the Option may not be exercised and shall terminate if (x) any of the representations and warranties of Parent contained in this Company Stock Option Agreement or the Merger Agreement, which are qualified as to materiality, were or shall be inaccurate in any respect, or any of the representations and warranties of Parent contained herein or therein, which are not so qualified, were or shall be inaccurate in any material respect, in each case, (1) when made, (2) as of the date of any termination of the Merger Agreement and (3) as of the date of any purported exercise of the Option, in the case of clauses (2) and (3), as if made as of the date of such termination or purported exercise, respectively (except for representations and warranties that by their express provisions are made as of a specific date or dates, which shall only be deemed inaccurate to the extent that they were or shall have been inaccurate at such times as stated therein), or (y) at the time of termination of the Merger Agreement or any purported exercise of the Option, Parent is in material breach of any of its covenants contained in the Merger Agreement or in this Company Stock Option Agreement.

          3. Conditions to Closing. The obligation of the Company to issue the Company Shares to Parent hereunder is subject to the conditions that:

             (a) the waiting periods, if any, applicable to the issuance of the Company Shares under the HSR Act and the Competition Act (Canada) shall have expired or been terminated and all other Company Required Consents and Parent Required Consents in each case relating to this Company Stock Option Agreement and required to be obtained prior to issuance of the Company Shares shall have been obtained, except where the failure to obtain such other Company Required Consents or Parent Required Consents would not have a Material Adverse Effect on the Company or Parent, as the case may be;

             (b) the Company Shares shall have been authorized for listing on the NYSE upon official notice of issuance; and

             (c) no preliminary or permanent injunction or other order by any court or other Governmental Entity of competent jurisdiction (i) prohibiting or preventing such issuance or (ii) having any of the effects set forth in Section 8.1(f)(ii) of the Merger Agreement shall have been issued and remain in effect.

        The condition set forth in paragraph (b) above may be waived by Parent in its sole discretion.

          4.  Closing.  At the Closing,

          (a) The Company shall deliver to Parent a single certificate in definitive form representing the Company Shares, such certificate to be registered in the name of Parent and to bear the legend set forth in
     Section 12; and

          (b) Parent shall deliver to the Company the aggregate Exercise Price for the Company Shares by wire transfer of immediately available funds to an account to be designated in writing by the Company.

          (c) The Company shall pay all expenses that may be payable in respect of the preparation, issuance and delivery of stock certificates under this
     Section 4.

          5. Representations and Warranties of the Company. The Company represents and warrants to Parent that:

             (a) the Company has taken all necessary corporate action to authorize and reserve for issuance and (subject to the satisfaction of the conditions set forth in Section 3) to permit it to issue, upon exercise of the Option, and, at all times from the date hereof through the expiration of the Option will have reserved, authorized and unissued shares of Company Common Stock sufficient for the exercise of the Option and the Company Shares, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable; and

             (b) upon delivery of the Company Shares to Parent upon the exercise of the Option, Parent will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

          6. Representations and Warranties of Parent. Parent represents and warrants to the Company that:

             (a) any Company Shares acquired by Parent upon exercise of the Option will be acquired for Parent's own account, for investment purposes only and will not be, and the Option is not being, acquired by Parent with a view to the public distribution of the Company Shares, in violation of any applicable provision of the Securities Act; and

             (b) any Company Shares acquired by Parent upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act and otherwise in accordance with this Company Stock Option Agreement.

          7.  Certain Repurchases.

          (a) At the request of Parent by written notice (the "CASH-OUT NOTICE") at any time during which the Option is exercisable pursuant to Section 2, the Company (or any successor entity thereof) shall, to the extent permitted by applicable law and subject to the receipt by it of any consent or waiver required by it under the terms of any indenture, loan document or other contract, pay to Parent, in consideration of the redelivery and cancellation without exercise of the Option (in whole and not in part), an amount in cash (the "CASH-OUT AMOUNT") equal to the difference between the "MARKET/OFFER PRICE" (as defined below) for shares of the Company Common Stock as of the date Parent delivers the Cash-Out Notice and the Exercise Price, multiplied by the total number of the Company Shares, but only if the Market/Offer Price is greater than the Exercise Price. For purposes of this Section 7, the "MARKET/OFFER PRICE" shall mean, as of any date, the higher of (x) the price per share offered as of such date pursuant to any tender or exchange offer or other public offer with respect to the highest Acquisition Proposal with respect to the Company which was made prior to such date and not terminated or withdrawn as of such date (the "OFFER PRICE") and (y) Fair Market Value (as defined below) as of such date. As used herein, "FAIR MARKET VALUE" shall be the average of the daily closing sales price for a share of the Company Common Stock on the NYSE during the ten NYSE trading days prior to the fifth NYSE trading day immediately preceding the date such Fair Market Value is to be determined. In the event that the consideration offered pursuant to any Acquisition Proposal includes any consideration other than cash, such consideration shall be valued as follows for purposes of calculating the Offer Price: (i) any securities that are either listed on a national securities exchange (as defined under the Securities Act) or on any designated offshore securities market (as defined in Regulation S under the Securities Act) or included in a national securities quotation system (as defined in the Securities Act) (collectively, "LISTED SECURITIES") shall be valued based on the average of the daily closing sale price of such Listed Securities for the ten trading days on such national securities exchange, designated offshore securities market or national securities quotation system prior to the fifth trading day immediately preceding the date of delivery of the Cash-Out Notice; and (ii) any consideration other than cash or Listed Securities shall be valued based on the written opinion of an investment banking firm of nationally recognized reputation selected by Parent, which firm is reasonably acceptable to the Company. The costs and fees of such investment banking firm in connection with such valuation shall be borne equally by Parent and the Company.

          (b) In the event Parent exercises its right under this Section 7, the Company shall, within ten business days thereafter, pay the required amount to Parent in immediately available funds and Parent shall surrender to the Company the Option, and Parent shall warrant that it owns the Option and that the Option is then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

          8. Voting of Shares. Following the date hereof and prior to the fifth anniversary of the date hereof (the "EXPIRATION DATE"), Parent shall vote any shares of capital stock of the Company acquired by Parent pursuant to this Company Stock Option Agreement or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), by Parent on each matter submitted to a vote of shareholders of the Company for and against such matter in the same proportion as the vote of all other shareholders of the Company are voted (whether by proxy or otherwise) for and against such matter.

          9.  Restrictions on Transfer.

          (a) The Company Shares shall not be directly or indirectly, by operation of law or otherwise, sold, assigned, pledged, or otherwise disposed of or transferred, other than in accordance with Section 9(b) or
     Section 10.

          (b) Parent shall be permitted to sell, assign, transfer or dispose of any Company Shares beneficially owned by it if such sale is made (i) pursuant to a transaction that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the Company, by a majority of the members of the Board of Directors of the Company, which majority shall include a majority of directors who were directors prior to the announcement of such transaction or (ii) to any purchaser or transferee who would not, to Parent's knowledge after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 1% of the Company Common Stock on a fully diluted basis (excluding any shares of Company Common Stock held by a subsidiary of the Company).

          10.  Registration Rights.

          (a) On or prior to the second anniversary of the exercise of the Option, Parent may by written notice (the "REGISTRATION NOTICE") to the Company request the Company to register under the Securities Act all or any part of the Company Shares beneficially owned by Parent (the ("REGISTRABLE SECURITIES") pursuant to a bona fide firm commitment underwritten public offering, in which Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Company Shares representing more than 1% of the outstanding shares of Company Common Stock on a fully diluted basis (excluding any shares of Company Common Stock held by a subsidiary of the Company) (a "PERMITTED OFFERING").

          (b) The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that

             (i) they have a good faith intention to commence promptly a Permitted Offering, and

             (ii) the Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares.

          (c) The Company (and/or any person designated by the Company) shall thereupon have the option exercisable by written notice delivered to the Parent within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "OPTION PRICE") equal to the product of (i) the number of Registrable Securities to be so purchased by the Company and (ii) the then Fair Market Value of such shares.

          (d) Any purchase of Registrable Securities by the Company (or its designee) under Section 10(c) shall take place at a closing to be held at the principal executive offices of the Company or at the offices of its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within twenty business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

          (e) If the Company does not elect to exercise its option pursuant to this Section 10 with respect to all Registrable Securities, it shall use its reasonable efforts to effect, as promptly as reasonably practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; PROVIDED, HOWEVER, that

             (i) Parent shall not be entitled to more than an aggregate of two effective registration statements hereunder, and

             (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 180 days after such request) when:

                (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time;

                (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates.

          (f) The Company shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; PROVIDED, HOWEVER, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

          (g) The registration rights set forth in this Section 10 are subject to the condition that Parent shall provide the Company with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

          (h) A registration effected under this Section 10 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent, and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

          (i) In connection with any registration effected under this Section 10, the parties agree

             (i) to indemnify each other and the underwriters in the customary manner,

             (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and

             (iii) to take further reasonable actions which are necessary to effect such registration and sale.

          (j) The Company shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

          11. Adjustment upon Changes in Capitalization. Without limitation to any restriction on the Company contained in this Company Stock Option Agreement or in the Merger Agreement, in the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately and proper provision will be made in the agreements governing such transaction, so that Parent will receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Company Common Stock are issued after the date of this Company Stock Option Agreement (other than pursuant to an event described in the first sentence of this Section 11(a)), the number of Company Shares will be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Company Common Stock (excluding any shares of Company Common Stock held by a subsidiary of the Company) then issued and outstanding, without giving effect to any shares subject to the Option.

          12. Restrictive Legends. Each certificate representing shares of the Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE COMPANY STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 22, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

          It is understood and agreed that:

             (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the above legend shall be removed by delivery of substitute certificate(s) without such reference, if Parent shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act or such laws;

             (ii) the reference to the provisions to this Company Stock Option Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Company Stock Option Agreement and under circumstances that do not require the retention of such reference; and

             (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

        In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

          13. Binding Effect: No Assignment: No Third Party Beneficiaries. (a) This Company Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns.

          (b) Except as expressly provided for in this Company Stock Option Agreement, neither this Company Stock Option Agreement nor the rights or obligations of either party hereto are assignable except with the written consent of the other party.

          (c) Nothing contained in this Company Stock Option Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies hereunder.

          (d) Any Company Shares sold by Parent in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Company Stock Option Agreement,.

          14. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Company Stock Option Agreement were not performed in accordance with their specified terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Company Stock Option Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          15. Validity. (a) The invalidity or unenforceability of any provision of this Company Stock Option Agreement shall not affect the validity or enforceability of the other provisions of this Company Stock Option Agreement, which shall remain in full force and effect.

          (b) In the event any court or other competent authority holds any provision of this Company Stock Option Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Company Stock Option Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

          (c) Each party agrees that, should any court or other competent authority hold any provision of this Company Stock Option Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Company Stock Option Agreement or part hereof as the result of such holding or order.

          16. Notices. All notices and other communications under this Company Stock Option Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, if (a) delivered personally, by overnight courier, telecopy or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:

        A.  If to Parent, to:

            The B.F. Goodrich Company
          4020 Kinross Lakes Pkwy.
          Richfield, OH 44286-9368
          Attention: Terrence G. Linnert
                     Sr. Vice President and General Counsel
                     Fax: (330) 659-7737

            with a copy to:

            Squire, Sanders & Dempsey L.L.P.
          4900 Key Tower
          127 Public Square
          Cleveland, Ohio 44114-1304
          Attention: Gordon S. Kaiser, Esq.
                     Fax: (216) 479-8780

        B.  If to the Company, to:

            Coltec Industries Inc
          3 Coliseum Centre
          2550 West Tyvola Road
          Charlotte, NC 28217
          Attention: Corporate Secretary
                     Fax: (704) 423-7011

            with a copy to:

            Cravath, Swaine & Moore
          825 Eighth Avenue
          New York, New York 10019
          Attention: George W. Bilicic, Jr., Esq. and
                     Allen Finkelson, Esq.
                     Fax: (212) 474-3700

     or to such other address as either party may have furnished to the other party in writing in accordance with this Section.

          17. Governing Law: Choice of Forum. This Company Stock Option Agreement shall be governed in all respects, including validity, interpretation and effect by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

          18.  Interpretation.

          (a) When reference is made in this Company Stock Option Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit of this Company Stock Option Agreement, as the case may be, unless otherwise indicated.

          (b) The headings contained in this Company Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Company Stock Option Agreement.

          (c) Whenever the words "include," "includes," or "including" are used in this Company Stock Option Agreement and are not followed by the words "without limitation", they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Company Stock Option Agreement shall refer to this Company Stock Option Agreement as a whole and not to any particular provision of this Company Stock Option Agreement.

          (d) Whenever "or" is used in this Company Stock Option Agreement it shall be construed in the nonexclusive sense.

          19. Counterparts; Effect. This Company Stock Option Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and each of which shall only become effective when one or more counterparts have been signed by each party and delivered to the other party.

          20. Amendments; Waiver. This Company Stock Option Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived but, in the case of an amendment, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

          21. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Company Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Company Stock Option Agreement, if mutilated, the Company will execute and deliver a new Company Stock Option Agreement of like tenor and date.

     IN WITNESS WHEREOF, the parties hereto have caused this Company Stock Option Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          THE B.F. GOODRICH COMPANY

                                          By:       /s/ DAVID L. BURNER
                                            ------------------------------------
                                              Name: David L. Burner
                                              Title: Chairman and Chief
                                              Executive Officer

                                          COLTEC INDUSTRIES INC

                                          By:     /s/ JOHN W. GUFFEY, JR.
                                            ------------------------------------
                                              Name: John W. Guffey, Jr.
                                              Title: Chairman and Chief
                                              Executive Officer

                                                                         ANNEX D

                                                    November 22, 1998

Board of Directors
The B.F.Goodrich Company
4020 Kinross Lakes Parkway
Richfield, OH 44286-9368

Members of the Board:

We understand that Coltec Industries Inc ("Coltec"), The B.F.Goodrich Company ("BFGoodrich" or the "Company") and Runway Acquisition Corporation ("Acquisition Sub"), a wholly-owned subsidiary of BFGoodrich, propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated November 19, 1998 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Coltec. Pursuant to the Merger, Coltec will become a wholly-owned subsidiary of BFGoodrich, and each outstanding share of common stock, par value $.01 per share (the "Coltec Common Stock"), of Coltec other than shares held in treasury or held by BFGoodrich or any affiliate of BFGoodrich, will be converted into the right to receive 0.56 shares (the "Exchange Ratio") of common stock, par value $5 per share, of BFGoodrich (the "BFGoodrich Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to BFGoodrich.

For purposes of the opinion set forth herein, we have:

       (i) reviewed certain publicly available financial statements and other information of Coltec and BFGoodrich, respectively;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning Coltec and BFGoodrich, respectively;

      (iii) analyzed certain projections prepared by the managements of Coltec and BFGoodrich, respectively;

      (iv) discussed the past and current operations and financial condition and the prospects of BFGoodrich with senior executives of BFGoodrich;

       (v) discussed the past and current operations and financial condition and the prospects of Coltec with senior executives of Coltec;

      (vi) discussed with the senior managements of BFGoodrich and Coltec their estimates of the synergies and costs savings expected to be derived from the Merger;

      (vii) reviewed the pro forma impact of the Merger on BFGoodrich's earnings per share, consolidated capitalization and financial ratios;

     (viii) reviewed the reported prices and trading activity for the Coltec Common Stock and the BFGoodrich Common Stock;

      (ix) compared the financial performance of Coltec and BFGoodrich and the prices and trading activity of the Coltec Common Stock and the BFGoodrich Common Stock with that of certain other comparable publicly-traded companies and their securities;

       (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

      (xi) participated in discussions and negotiations among representatives of Coltec and BFGoodrich and their financial and legal advisors;

      (xii) reviewed the draft Merger Agreement and certain related documents;
            and

     (xiii) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the estimates of the synergies and cost savings expected to be derived from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Coltec.

In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Coltec, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of BFGoodrich in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for BFGoodrich and Coltec and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of BFGoodrich and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the BFGoodrich Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of BFGoodrich should vote at the shareholders meeting to be held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to BFGoodrich.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                                                         ANNEX E

[LOGO]
                                          CREDIT SUISSE FIRST BOSTON CORPORATION
                                    Eleven Madison Avenue Telephone 212 325 2000
                                                         New York, NY 10010-3629


November 21, 1998

Board of Directors
Coltec Industries Inc
3 Coliseum Centre
2550 West Tyvola Road
Charlotte, NC 28217

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the shareholders of Coltec Industries Inc (the "Company"), of the Exchange Ratio (as defined below) contemplated by the Agreement and Plan of Merger (the "Merger Agreement") proposed to be entered into among The B.F.Goodrich Company ("Parent"), Runway Acquisition Corporation, a wholly owned subsidiary of Parent ("Merger Sub") and the Company. The Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of Parent and each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive 0.56 shares ( the "Exchange Ratio") of common stock, par value $5.00 per share, of Parent (the "Parent Common Stock").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Parent, as well as a draft, dated November 20, 1998, of the Merger Agreement. We have also reviewed certain other information, including financial forecasts and estimates of the cost savings and related expenses and other potential synergies anticipated to result from the Merger, provided to us by the Company and Parent, and have met with the managements of the Company and Parent to discuss the business and prospects of the Company and Parent.

We have also considered certain financial and stock market data of the Company and Parent, and we have compared that data with similar data for other publicly held companies in businesses similar to the Company and Parent and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of the Company and Parent and as to the cost savings and related expenses and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. Furthermore, we assumed the Merger will qualify (i) for pooling of interests accounting treatment and
(ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued to the Company's shareholders pursuant to the Merger or the prices at which the Parent Common Stock will trade subsequent to the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

In the past, we have performed certain investment banking services for the Company and have received customary fees for such services.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and Parent for our accounts and that of such affiliates and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger, does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of the Company.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the BFGoodrich certificate of incorporation no member of the BFGoodrich Board shall have any personal liability to BFGoodrich or its shareholders for damages for any breach of duty in such capacity, provided that such liability shall not be limited if a judgment or other final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated section 719 of the New York Business Corporation Law ("NYBCL") (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making any improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of the BFGoodrich certificate of incorporation filed as Exhibit 3(A) to BFGoodrich's Annual Report on Form 10-K for the year ended December 31, 1998.

     Under the BFGoodrich bylaws, any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of BFGoodrich or served any other corporation in any capacity at the request of BFGoodrich shall be indemnified by BFGoodrich to the extent and in a manner permissible under the laws of the State of New York.

     In addition, the BFGoodrich bylaws provide indemnification for directors and officers where they are acting on behalf of BFGoodrich where the final judgment does not establish that the director or officer acted in bad faith or was actively and deliberately dishonest, were material to the cause of action so adjudicated, or gained a financial profit or other advantage to which he was not legally entitled. The BFGoodrich bylaws provide that the indemnification rights shall be deemed to be "contract rights" and continue after a person ceases to be a director or officer, or after rescission or modification of the BFGoodrich bylaws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification which may be permitted by later amendment to the NYBCL. The BFGoodrich bylaws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. The BFGoodrich bylaws permit it to maintain insurance, at its own expense, to indemnify its directors and officers. Reference is made to
Article VI of the BFGoodrich bylaws filed as Exhibit 3(B) to BFGoodrich's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     BFGoodrich has insurance to indemnify its directors and officers, within the limits of BFGoodrich's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

     Reference is made to Sections 721-726 of the NYBCL, which are summarized below.

     Section 721 of the NYBCL provides that indemnification pursuant to NYBCL shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, where material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the NYBCL provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

     Section 723 of the NYBCL specifies the manner in which payment of such indemnification may be authorized by a corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. If the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the NYBCL).

     Section 724 of the NYBCL provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including a provision for the return of amounts paid as indemnification if any such person is ultimately found not be entitled thereto.

     Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     The Registrant has purchased liability insurance for its officers and directors as permitted by the NYBCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of Exhibits included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request. Items marked with an asterisk are filed herewith.

 *2.1 Agreement and Plan of Merger dated as of November 22, 1998 among The B.F.Goodrich Company, Runway Acquisition
       Corporation and Coltec Industries Inc (included as Annex A to the Joint Proxy Statement/Prospectus).
 *2.2 Parent Stock Option Agreement dated as of November 22, 1998 between The B.F.Goodrich Company and Coltec Industries Inc
       (included as Annex B to the Joint Proxy
       Statement/Prospectus).
 *2.3 Company Stock Option Agreement dated as of November 22, 1998 between The B.F.Goodrich Company and Coltec Industries Inc
       (included as Annex C to the Joint Proxy
       Statement/Prospectus).
  3.1  The Certificate of Incorporation, as amended, of The
       B.F.Goodrich Company is incorporated by reference to Exhibit
       3(A) to BFGoodrich's Form 10-K for the year ended December
       31, 1998.
  3.2 The Bylaws, as amended, of The B.F.Goodrich Company are incorporated by reference to Exhibit 3(B) to BFGoodrich's
       Form 10-Q for the quarter ended March 31, 1998.
  4.1 See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws of The B.F.Goodrich Company defining the rights of holders of common stock of The
       B.F.Goodrich Company.
 *5.1  Opinion of Nicholas J. Calise, Vice President, Associate
       General Counsel and Secretary for The B.F.Goodrich Company, as to the legality of the securities being registered.

 *8.1 Opinion of Cravath, Swaine & Moore as to the United States federal income tax consequences of the Merger.
 *8.2  Opinion of Squire, Sanders & Dempsey L.L.P. as to the United
       States federal income tax consequences of the Merger.
*23.1  Consent of Ernst & Young LLP.
*23.2  Consent of Deloitte & Touche LLP.
*23.3  Consent of Arthur Andersen LLP.
 23.4 Consent of Nicholas J. Calise (included in Exhibit 5.1 to this Registration Statement).
 23.5 Consent of Cravath, Swaine & Moore (included in Exhibit 8.1 to this Registration Statement).
 23.6  Consent of Squire, Sanders & Dempsey L.L.P. (included in
       Exhibit 8.2 to this Registration Statement).
*23.7  Consent of Morgan Stanley & Co. Incorporated.
*23.8  Consent of Credit Suisse First Boston Corporation.
*24.1  Powers of Attorney.
*99.1  The B.F.Goodrich Company Proxy card.
*99.2  Coltec Industries Inc Proxy card.
*99.3  Consent of John W. Guffey, Jr.
*99.4  Consent of William R. Holland.
*99.5  Consent of David I. Margolis.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the Joint Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
        Statement:

     provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows:

     (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

     (2) that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the requests.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richfield, State of Ohio, on this 8th day of March, 1999.

                                          THE B.F.GOODRICH COMPANY

                                          By: /s/ N. J. Calise
                                            ------------------------------------
                                              Nicholas J. Calise
                                              Vice President, Associate General
                                              Counsel
                                              and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 8th day of March, 1999.

                   SIGNATURE                                                TITLE
                   ---------                                                -----
/s/ DAVID L. BURNER*                                    Chairman, Chief Executive Officer,
------------------------------------------------        President and Director
David L. Burner                                         (Principal Executive Officer)

/s/ LES C. VINNEY*                                      Senior Vice President,
------------------------------------------------        Chief Financial Officer
Les C. Vinney                                           (Principal Financial Officer)

/s/ ROBERT D. KONEY, JR.*                               Vice President and Controller
------------------------------------------------        (Principal Accounting Officer)
Robert D. Koney, Jr.

/s/ JEANETTE GRASSELLI BROWN*                           Director
------------------------------------------------
Jeanette Grasselli Brown

/s/ DIANE C. CREEL*                                     Director
------------------------------------------------
Diane C. Creel

/s/ GEORGE A. DAVIDSON, JR.*                            Director
------------------------------------------------
George A. Davidson, Jr.

/s/ JAMES J. GLASSER*                                   Director
------------------------------------------------
James J. Glasser

/s/ JODIE K. GLORE*                                     Director
------------------------------------------------
Jodie K. Glore

/s/ DOUGLAS E. OLESEN*                                  Director
------------------------------------------------
Douglas E. Olesen

/s/ RICHARD DE J. OSBORNE*                              Director
------------------------------------------------
Richard de J. Osborne

/s/ ALFRED M. RANKIN, JR.*                              Director
------------------------------------------------
Alfred M. Rankin, Jr.

                   SIGNATURE                                                TITLE
                   ---------                                                -----
/s/ ROBERT H. RAU*                                      Director
------------------------------------------------
Robert H. Rau

/s/ JAMES R. WILSON*                                    Director
------------------------------------------------
James R. Wilson

/s/ A. THOMAS YOUNG*                                    Director
------------------------------------------------
A. Thomas Young

* The undersigned, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each of the officers and directors indicated above.

  By: /s/ N. J. CALISE
                                             -----------------------------------
      Nicholas J. Calise